As filed with the Securities and Exchange Commission on April 21, 1999
                                                Registration No. 333-_________
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            -----------------------

                                   Form S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            -----------------------

                              Formica Corporation
            (Exact name of registrant as specified in its charter)

               Delaware                                        34-1046753
    (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                        Identification No.)

                          15 Independence Boulevard
                               Warren, NJ 07059
                                (908) 647-8700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              David T. Schneider
             Vice President, Chief Financial Officer and Secretary
                           15 Independence Boulevard
                               Warren, NJ 07059
                                (908) 647-8700
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                            -----------------------

                                  Copies to:
                         Richard Truesdell, Jr., Esq.
                             Davis Polk & Wardwell
                             450 Lexington Avenue
                           New York, New York 10017
                                (212) 450-4000

                            -----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.
|_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                          CALCULATION OF REGISTRATION FEE

===================================================================================================================

                                                       Proposed Maximum     Proposed Maximum
        Title of Each Class           Amount to be         Offering        Aggregate Offering       Amount of
   of Securities to be Registered      Registered          Price(1)             Price(1)       Registration Fee(2)
-------------------------------------------------------------------------------------------------------------------
10 7/8% Series B Senior
   Subordinated Notes due 2009...      $215,000,000          100%             $215,000,000           $59,770
===================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee.

(2)  Calculated pursuant to Rule 457(f).

                           -----------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

     This Registration Statement covers the registration of an aggregate principal amount of $215,000,000 of 10 7/8% Series B Senior Subordinated Notes due 2009 (the "new notes") of Formica Corporation ("Formica") that may be exchanged for equal principal amounts of Formica's outstanding 10 7/8% Series A Senior Subordinated Notes due 2009 (the "old notes") (the "exchange offer"). This Registration Statement also covers the registration of the new notes for resale by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. The complete prospectus relating to the exchange offer (the "prospectus") follows immediately after this Explanatory Note. Following the prospectus are certain pages of the prospectus relating solely to such market-making transactions (the "Market-Making Prospectus"), including alternate front and back cover pages, a section entitled "Risk
Factors--Trading Market for the New Notes" to be used in lieu of the section entitled "Risk Factors--Lack of Public Market," an alternate "Use of Proceeds" section and an alternate "Plan of Distribution" section. In addition, the Market-Making prospectus will not include the following captions (or the information set forth under such captions) in the exchange offer prospectus:
"Summary--The Exchange Offer," "Summary--Consequences of Exchanging Old Notes pursuant to the Exchange Offer," "Risk Factors--Lack of Public Market," "The Exchange Offer" and "Certain United States Tax Consequences of the Exchange Offer." All other sections of the exchange offer prospectus will be included in the Market-Making prospectus.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL o, 1999


PROSPECTUS


                              Formica Corporation

                               Offer to Exchange
            10 7/8% Series A Senior Subordinated Notes Due 2009 for
              10 7/8% Series B Senior Subordinated Notes Due 2009
    which have been registered under the Securities Act of 1933, as amended


     We are offering to exchange an aggregate principal amount of up to $215,000,000 of our 10 7/8% Series B Senior Subordinated Notes due 2009 (the "new notes"), which have been registered under the Securities Act of 1933 for our existing 10 7/8% Series A Senior Subordinated Notes due 2009 (the "old notes"). We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions pursuant to Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC.


     The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and certain transfer restrictions and registration rights relating to the old notes do not apply to the new notes.


     To exchange your old notes for new notes:


     o You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 p.m., New York time,
         on                 , 1999.

     o If your old notes are held in book-entry form at The Depository Trust Company ("DTC"), you must instruct DTC through your signed letter of transmittal that you wish to exchange your old notes for new notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of old notes for new notes.

     o You should read the section called "The Exchange Offer" for additional information on how to exchange your old notes for new notes.

     See "Risk Factors" beginning in page for a discussion of certain risk factors that should be considered by you prior to tendering your old notes in the exchange offer.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a
                               criminal offense.

The date of this prospectus is                 , 1999.

                     WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-1 under the Act with respect to our offering of the new notes. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the new notes in the registration statement. The registration statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including Formica, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

     If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

                                    SUMMARY

     This section summarizes the more detailed information in this prospectus and you should read all of such information carefully and in its entirety. We refer to ourselves as "Formica", "we," "us", "ourselves" or "our company."

Overview

     We believe that our company, Formica Corporation, is one of the leading brand names in the decorative surfacing products market. "Decorative surfaces" are products that are used to finish a surface, which may be a wall, a countertop or a floor, and include everything from inexpensive vinyl floor to marble countertops. We produce:

     o    high-pressure decorative laminates (our primary product):

          o we take sheets of attractively designed paper and then seal them with laminate using a high-pressure press

          o because high-pressure laminate is durable, attractively designed, easy to maintain and very versatile, it is used in a wide range of commercial and residential surfaces, including kitchen cabinets, countertops and floors

          o we believe that we are one of the largest producers of high pressure decorative laminates, which we market under the Formica name, in the world

          o we estimate that the total size of the world-wide market was approximately $3 billion in 1998, evenly distributed between North America, Europe and the rest of the world

     o    solid-surfacing:

          o unlike high -pressure laminates, which consists of a thin cover applied to the top of a surface, solid surfacing is quite thick, which makes it more durable and permits easier repair in the event of a scratch, since the surface can be sanded down to look like new

          o we market our solid-surfacing product under the names "Surell" and "Fountainhead"

     o    laminate flooring

          o we take laminate and apply it over any dry, clean and level floor surface

          o the flooring is water-resistant and is ideally suited to kitchens and bathrooms

          o    we introduced our flooring line under the Formica name in 1996

     We believe that our Formica brand name, which is recognized by many consumers without prompting, contributes significantly to the sales of our products. For the year ended December 31, 1998, our net sales and Adjusted EBITDA (as defined on page ) were $549.7 million and $50.2 million, respectively.

     o    We market our products:

          o through over 7,500 domestic and international independent distributors and dealers as well as our own sales force

          o to major distributors, manufacturers of finished products, and to architects and designers who specify products for commercial and residential interiors.

     Our company was founded in 1913 and created the world's first decorative laminate in 1927. After several sales and an initial public offering, we were sold to FM Acquisition Corporation in a buyout led by Vincent Langone, David Schneider and Dillon Read & Co. in 1989. In January 1995, we were acquired by BTR Nylex Ltd. an Australian company and a subsidiary of BTR plc. In May 1998, we were bought by Laminates Acquisition Co., which was organized by DLJ Merchant Banking Partners II, L.P., certain affiliated funds and entities, certain institutional investors, including CVC European Equity Partners, L.P. and CVC European Equity Partners (Jersey) L.P. and MMI Products L.L.C., and Messrs. Langone and Schneider. You should read the section called "The Acquisition" for additional information about our recent acquisition by Laminates.

Competitive Strengths

     We possess a number of competitive strengths, including:

   Global Market Position

     We have extensive global manufacturing capabilities and are one of the largest producers of HPL on a worldwide basis. We are the largest or the second largest seller of HPL in major national markets including the United States, Canada, the United Kingdom, France, Spain, Taiwan and China, where our principal manufacturing facilities are located. The location of our manufacturing facilities and design centers and our worldwide distribution network enable us to respond effectively to our customers' delivery and design needs.

   Worldwide Brand Awareness

     We have an extremely high level of unprompted brand awareness and are one of the most specified brands of HPL. The Formica brand name, which represents superior design, quality and value, significantly contributes to our ability to attract the business of designers, architects, distributors and direct accounts.

   Established, Effective Distribution Channels

     We believe that we have one of the most extensive global distribution capabilities in the industry. We have approximately:

     o    250 sales representatives

     o    1,500 distributor sales representatives in 300 locations

     o    sub-distributors and dealers in another 7,500 locations worldwide.

The efforts of our domestic and international and architectural specification representatives, when combined with the sales force of our distributor network, provides us with sales and marketing coverage in over 100 countries throughout the world.

   Acclaimed Design Leadership

     We have a history of technological leadership and innovation in product design. We maintain extensive design facilities and have consistently won design and new product development awards, such as the 1996 Kitchen & Bath Product Innovator Award, the 1997 Visual Marketing & Store Design Reader's Choice Poll and the 1997 Green Product Award. In addition, our flooring product was awarded the 1997 Dealer's Choice Award-Best Laminate Flooring Introduction and the 1997 Kitchen & Bath Business Product of the Year Award. We design many of our own proprietary decorative papers and own exclusive rights to these designs. The strength of our reputation for innovative design is an important factor in our success in the commercial segment of the market.

   Diverse and Stable Customer Base

     We benefit from a diversified sales base:

     o Geographically, we sell our products in over 100 countries and maintain a strong market position in the major markets of North America and Europe and are positioned for continued growth in Asia. In 1998, approximately 63% of our net sales were made in North America, with the balance principally in Europe and Asia.

     o We estimate that our net sales in 1998 were balanced between the markets for new construction (33%) and remodeling (67%).

     o We also estimate that our 1998 sales were also balanced between sales to commercial and residential locations, each of which represented approximately 50% of total net sales in 1997.

We believe that this diversification helps to mitigate the effect of regional economic cycles and the changes in market conditions within the commercial and residential new construction and remodeling markets.

Recent Developments

     In connection with the acquisition, Vincent Langone, our chief executive officer from 1988 to 1994, and David Schneider, our chief financial officer from 1989 to 1994, have returned to assume senior management roles at Formica. Messrs. Langone and Schneider, who have a combined 23 years of tenure at Formica, have a successful record of managing two previous leveraged buyouts of Formica. During their tenure at Formica, they consistently ran the business at significantly lower selling, general and administrative expenses levels than those incurred from 1995 to 1997 and successfully managed us through a building products recession in North America from 1990 to 1992 with no material deterioration in sales or EBITDA. Since 1994, although our net sales increased from $489.2 million in 1994 to $533.4 million in 1997, our EBITDA declined from $71.4 million to $38.6 million. With the assistance of Messrs. Langone and Schneider, we have begun to implement a business strategy that is intended to address declines in the financial results of the business since 1994.

     We believe that our decline in profitability and cash flows from 1994 through 1997 was largely attributable to the following factors:

     o a large increase in selling, general and administrative expenses, which increased from 21.0% of net sales in 1994 to 31.5% of net sales in 1997 (in each case excluding amortization), and which was largely the result of increased advertising and promotion

     o a significant increase in capital expenditures, which averaged approximately $39.5 million per year from 1995 to 1997 as compared to $12.4 million per year from 1985 to 1994, the majority of the productivity and efficiency benefits of which management believes have yet to be realized

     o the autonomous operation of our North American, European and Asian divisions, which prevented cost savings from integration and hampered our ability to share improved manufacturing techniques, purchasing, design and technology on a global basis

     o significant management turnover, particularly in North America, which led to a loss of strategic direction and to operational difficulties

     o prior management's emphasis on gross margins and the resulting elimination of certain lower-margin accounts which had provided positive variable contributions, and

     o a change in the emphasis of our design program, which began to focus on consumers rather than product specifiers such as architects and designers

Business Strategy

     We have begun to implement a strategy that we believe will return us to pre-1995 levels of profitability and cash flows. We expect our operating performance to benefit from the following factors:

     o    the return of Vincent Langone and David Schneider

     o a targeted reduction in selling, general and administrative expense spending

     o an expected increase in unit volume shipments as customer service is improved through better management of the inventory and distribution systems

     o the realization of substantial savings due to manufacturing efficiencies resulting from the significant capital investments made since 1994 and

     o    a reduction in capital spending to historical (pre-1995) levels.

     For more complete information on our business strategies, you should read the section called "Business--Business Strategies."

Cost Savings

     We have begun to implement a cost savings program intended to reduce operating expenses. We devised this program after a detailed review of our financial and operating results from 1995 to 1997, based on our management's expertise in successfully operating the business at significantly lower selling, general and administrative spending levels than were incurred between 1995 and 1997, yet with stronger EBITDA results.

     The majority of the savings relate to reductions in advertising and sales promotion spending as well as other selling and administrative spending. Implementation of the cost savings began early in 1998, but we do not expect the full savings to be realized until 1999.

     The following is a summary of the estimated annual cost savings and management's estimate of

     o the amount of such cost savings reflected in our results of operations for the year ended December 31, 1998 and

     o the annual cost savings expected to be reflected in our results of operations for 1999 and thereafter (based on our 1999 budget compared to management's estimate of total spending on such categories in 1997):


                                                      Year ended    Estimated
                                                     December 31,  Annual Cost
                                                         1998        Savings
                                                     ------------  -----------
                                                          ($ in millions)
Excess Advertising & Sales Promotion/Other Selling
  & Administrative Expenses..........................    $10.5        $18.0
Flooring.............................................      5.5          6.0
Operating Expenses...................................      2.0          4.0
Staff Reductions.....................................      3.0          5.0

Consultants/Legal/Other................................    4.0          4.0
                                                         -----        -----
   Total Estimated Net Cost Savings....................  $25.0        $37.0
     Additional Standalone Costs.......................   (3.0)        (7.0)
                                                         -----        -----
   Total Estimated Net Costs Savings...................  $22.0        $30.0
                                                         =====        =====

     Management expects to achieve reductions of:

     o approximately $18.0 million in advertising and sales promotion spending and other selling and administrative expenses as management believes that much of our 1997 advertising and promotion spending was ineffective;

     o approximately $6.0 million in flooring spending as the launch of the laminate flooring product line in 1997 required higher than normal advertising and promotion spending;

     o approximately $4.0 million in operating expenses due to reductions in claims expenses, packaging and scrap and warehouse and transportation costs;

     o    approximately $5.0 million in staff reductions; and

     o approximately $4.0 million in fees paid to consulting, legal and other outside service providers.

     The $37.0 million in estimated cost savings is expected to be partly offset by approximately $7.0 million in incremental costs associated with us being independent from BTR. See "Business--Cost Savings."

     While we believe that the advertising and promotional spending that constituted a large part of the increased SG&A expenses was unnecessary, we cannot assure you that a reduction in advertising and promotional spending will not reduce net sales. See "Risk Factors--Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors--Cost Cutting Strategy."

     You should read the section called "Risk Factors" for a discussion of certain risks that you should consider before you tender your old notes in exchange for new notes.

                            -----------------------

     Our principal executive offices are located at 15 Independence Boulevard, Warren, New Jersey 07059, and our telephone number is 908-647-8700.

                              THE EXCHANGE OFFER

     Securities Offered..............................We are offering up to $215,000,000 aggregate principal amount of 10 7/8% Senior Subordinated Series B Notes due 2009, which has been registered under the Securities Act.

The Exchange Offer...................................We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions pursuant to Rule 144A under the Securities Act and therefore not registered with the
                                                     SEC. For procedures for tendering, see "The Exchange
                                                     Offer."

Tenders, Expiration Date, Withdrawal.................The exchange offer will expire at 5:00 p.m. New York City
                                                     time on                   , 1999 unless it is extended. If you
                                                     decide to exchange your old notes for new notes, you must
                                                     acknowledge that you are not engaging in, and do not
                                                     intend to engage in, a distribution of the new notes. If you decide to tender your old notes pursuant to the exchange
                                                     offer, you may withdraw them at any time prior to        ,
                                                     1999. If we decide for any reason not to accept any old
                                                     notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer
                                                     expires.

Federal Income Tax Consequences......................Your exchange of old notes for new notes pursuant to the exchange offer will not result in any income, gain or loss to you for Federal income tax purposes. See  "Certain United
                                                     States Federal Income Tax Consequences of the Exchange
                                                     Offer."

Use of Proceeds......................................We will not receive any proceeds from the issuance of the new notes  pursuant to the  exchange offer.

Exchange Agent.......................................Summit Bank is the exchange agent for the  exchange offer.

                     CONSEQUENCES OF EXCHANGING OLD NOTES
                        PURSUANT TO THE EXCHANGE OFFER

     Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus so long as:

     o you are not one of our "affiliates", which is defined in Rule 405 of the Securities Act;

     o    you acquire the new notes in the ordinary course of your business;
          and

     o unless you are a broker dealer, you do not have any arrangement with any person to participate in the distribution of such new notes.

     Unless you are a broker-dealer, you must acknowledge that:

     o you are not engaged in, and do not intend to engage in, a distribution of the new notes; and

     o you have no arrangement or understanding to participate in a distribution of the new notes.

     If you are an affiliate of Formica, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive new notes for your own account pursuant to the exchange offer:

     o you must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act;

     o if you are a broker-dealer, you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

     For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

     In addition, you may offer or sell the new notes in certain jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreement, we will register or qualify the new notes for offer or sale under the securities laws of any jurisdictions that you reasonably request in writing. Unless you request that the sale of the new notes be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the new notes in any jurisdiction. If you do not comply with such requirement, you could incur liability under the Securities Act, and we will not indemnify you in such circumstances.

                       SUMMARY DESCRIPTION OF THE NOTES

     The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and certain transfer restrictions and registration rights relating to old notes do not apply to the new notes.


Maturity Date...........March 1, 2009

Interest Payment Dates..Every March 1 and September 1, beginning September 1,
                        1999.

Optional Redemption.....We may redeem any of the notes at our option on or after March 1, 2004 at the redemption prices set
                        forth on page  , plus accrued interest. In
                        addition, we may redeem up to 35% of the notes on
                        or prior to March 1, 2002 at a redemption price of
                        110.875% of the principal amount, plus accrued
                        interest, with the net cash proceeds of one or
                        more public equity offerings provided that
                        at least 65% of the aggregate principal
                        amount of the notes remain outstanding after
                        such redemption.

Change of Control.......Upon the occurrence of certain change of control events, you may require us to repurchase your notes at 101% of
                        their principal amount, plus accrued interest. We cannot
                        assure you that we will have sufficient resources to
                        satisfy our repurchase obligation in such circumstances.
                        See "Risk Factors--We May be Unable to Repurchase Your
                        Notes upon a Change of Control" and "Description of
                        Notes."

Ranking.................The notes:

                        o rank junior to all of our senior indebtedness and secured indebtedness, including our credit facility

                        o will rank equally with any of our future senior subordinated indebtedness

                        o will effectively rank junior to all liabilities of subsidiaries.

                        As of December 31, 1998, after giving effect to our sale of the old notes, Formica would have had outstanding approximately $332.7 million of senior indebtedness.

Certain Covenants.......The indenture governing the notes contains certain covenants limiting or prohibiting our ability and our
                        subsidiaries' ability to:

                        o incur additional indebtedness or issue preferred stock;

                                       10




                        o pay dividends or make distributions on, and to redeem or repurchase, capital stock or to repurchase subordinated indebtedness;

                        o   engage in transactions with affiliates;

                        o   engage in sale and leaseback transactions;

                        o   create liens securing indebtedness;

                        o   make investments and  sell assets; and

                        o   consolidate with or merge into, or sell
                            substantially all of our assets to, another person.

                        See "Description of Notes--Certain Covenants."

Use of Proceeds.........We will not receive any proceeds from the exchange of new notes for old notes.

                  SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                         FINANCIAL AND OPERATING DATA

     The following table includes:

     o summary historical financial data for our company before we were acquired from BTR (what we call "Predecessor I"), for the year ended December 31, 1994.

     o summary historical financial data for our company after we were acquired by BTR (what we call Predecessor II"), for the eleven months ended December 31, 1995 (beginning January 25, 1995, when we were acquired by BTR), the years ended December 31, 1996 and 1997 and the four months ended April 30, 1998.

     o summary historical financial data for our company for the eight months ended December 31, 1998.

     o summary pro forma financial data for the years ended December 31, 1997 and 1998.

The historical data for Predecessor I for the year ended December 31, 1994 has been derived from the audited consolidated financial statements of Predecessor
I. The historical financial data for Predecessor II as of and for the eleven months ended December 31, 1995 and as of and for the years ended December 31, 1996 and 1997 has been derived from the audited consolidated financial statements of Predecessor II. The unaudited pro forma financial data is not designed to represent and does not represent what our financial position or results of operations actually would have been had the transactions described under "Unaudited Pro Forma Condensed Consolidated Financial Statements" been completed as of the date or at the beginning of the period indicated, or to project our financial position or results of operations at any future date or for any future period. You should read the following table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and our consolidated financial statements and notes thereto included elsewhere herein.


                                Predecessor I                   Predecessor II                   Formica          Pro Forma
                                -------------   ---------------------------------------------    -------     --------------------
                                                Eleven                                             Eight
                                                Months                                 Four       Months
                                                Ended                                 Months       Ended
                                 Year Ended     December        Years Ended       Ended April    December        Years Ended
                                December 31       31,           December 31,           30,           31,         December 31,
                                -----------     --------   -------------------     ----------    --------    ---------------------
                                    1994          1995        1996       1997        1998         1998         1997        1998
                                -----------     --------   ---------   --------    ----------    --------    --------    ---------
                                                           (dollars in millions)                              (dollars in millions)
Statement of Operations
Data:
     Net sales...............      $489.2        $468.2      $521.6     $533.4         $178.3      $371.4       $533.4     $549.7
     Cost of products sold...       341.8         324.0       348.3      350.1          131.1       266.2        350.1      397.3
                                   ------        ------      ------     ------         ------      ------       ------     ------
     Gross profit............       147.4         144.2       173.3      183.3           47.2       105.2        183.3      152.4
     Selling, general and
       administrative
       expenses..............       108.5         145.2       186.7      202.2           60.9       100.5        187.6      164.6
     Cost of terminated
       acquisition...........        --            --          --         --             --           3.0         --          3.0
     Goodwill impairment
       charge(1).............        --            --          --        484.4           --          --           --         --
                                   ------        ------      ------     ------         ------      -----        ------     ------
     Operating income (loss).        38.9          (1.0)      (13.4)    (503.3)         (13.7)        1.7         (4.3)     (15.2)
     Interest expense(2).....       (46.4)        (31.7)      (10.6)      (3.1)          (1.7)      (25.7)       (32.3)     (35.5)
     Other income............        16.2           0.4         1.1        1.8            0.8         4.5          1.8        5.3
                                   ------        ------      ------     ------         ------      ------       ------     ------
     Income (loss) before
       income taxes..........         8.7         (32.3)      (22.9)    (504.6)         (14.6)      (19.5)       (34.8)     (45.4)
     Income tax (provision)
       benefit...............         7.0           5.8        (5.0)      (0.2)          --          (2.8)        (0.2)      (2.8)
                                   ------        ------      ------     ------         ------      ------       ------     ------
     Net income (loss)(3)....        15.7         (26.5)      (27.9)    (504.8)         (14.6)      (22.3)       (35.0)     (48.2)
                                   ======        ======      ======     ======         ======      ======       ======     ======

                                    12


Other Data:
     Adjusted EBITDA(4)......      $ 71.4        $ 36.7      $ 39.8     $ 38.6         $  3.9      $ 46.3       $ 38.6     $ 50.2
     Adjusted EBITDA
       Margin................        14.6%          7.8%        7.6%       7.2%           2.2%       12.5%         7.2%       9.1%
     Depreciation and
       amortization..........      $ 23.9        $ 37.3      $ 52.1     $ 55.7         $ 11.1      $ 29.3       $ 41.1     $ 43.6
     Capital expenditures....        17.5          27.5        44.5       46.5            8.3        35.5         46.5       43.8
Ratio of earnings to fixed
  charges(5).................         1.20           --          --         --             --          --           --         --



                                                            As of
                                                      December 31, 1998
                                                -----------------------------
                                                 Historical       As Adjusted
                                                -----------       -----------
                                                        (in millions)
Balance Sheet Data (End of Period):
      Working capital.......................         $114.5           $122.5
      Total assets..........................          696.8            709.8
      Net debt, net of cash and cash
        equivalents.........................          286.1            293.1
      Stockholder's equity..................          119.8            117.8

-------------------

(1) During 1997, we recorded a goodwill impairment charge of $484.4 which was determined utilizing the fair value of our assets considering, among other things, the purchase price for the sale of our company. The impairment charge did not result in the reduction of property, plant and equipment.

(2) Interest expense is not net of interest income. For the year ended December 31, 1994, the eleven months ended December 31, 1995, the years ended December 31, 1996, 1997, the four months ended April 30, 1998, the eight months ended December 31, 1998, and pro forma 1997 and 1998 interest income was $0.4, $0.5, $1.0, $1.1, $0.3, $1.1, $1.1 and $1.4,
     respectively, and is included in other income.

(3) Net income for the year ended December 31, 1994 is exclusive of an extraordinary loss of $9.2.

(4) "EBITDA" is defined as income before extraordinary item and change in accounting principles plus interest expense (not net of interest income), income tax expense, depreciation and amortization expenses and goodwill impairment charge. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). EBITDA for 1994 excludes a non-recurring gain of $7.5 on a sale of a license. "Adjusted EBITDA" for the four months ended April 30, 1998 and the eight months ended December 31, 1998 represents EBITDA excluding $5.7 and $10.8 of non-cash charges reflecting adjustment of (i) certain reserves for inventory obsolescence, doubtful accounts and customer incentive rebate programs and (ii) certain accruals for customs, property tax expenses and other items and cost of terminated acquisition (the "1998 Charges"-- See Notes 12 and 14 to the consolidated financial statements). We believe that EBITDA is a useful supplement to net income(loss) and other consolidated income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the Company's method of computation may or may not be comparable to other similarly titled measures of other companies.

(5) For purposes of these computations, earnings consist of income (loss) before income taxes, plus fixed charges. Fixed charges consist of interest on indebtedness (including amortization of debt issuance costs) plus that portion of lease rental expense representative of interest (deemed to be one-third of lease rental expense). For the eleven months ended December 31, 1995, the years ended December 31, 1996, 1997, the four months ended April 30, 1998 and the eight months ended December 31, 1998, earnings were insufficient to cover fixed charges by $32.3, $23.1, $509.9, $14.6 and $19.5, respectively.

                                 RISK FACTORS

     In addition to the other matters described in this prospectus you should carefully consider the following risk factors before accepting the exchange offer.

Cautionary Statement Concerning Forward-Looking Statements

     The information herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

     These factors include, but are not limited to:

     O the competitive environment in the general decorative surfacing product market and in our specific market areas;

     O changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business;

     O    inflation;

     O changes in costs of goods and services; economic conditions in general and in our specific market areas;

     O changes in or failure to comply with federal, state and/or local government regulations;

     O    liability and other claims asserted against us;

     O changes in operating strategy or development plans; the ability to attract and retain qualified personnel;

     O    our significant indebtedness;

     O    labor disturbances;

     O    changes in our acquisition and capital expenditure plans;

     O    and other factors referenced herein.

     In addition, such forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus is not a prediction of future events or circumstances and may not occur. Given these uncertainties, prospective investors are warned not to rely on such forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or by discussions of strategy or intentions. We are not undertaking any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements due to future events or developments.

We have substantial debt

     In connection with our acquisition by Laminates, we incurred significant indebtedness. On a pro forma basis giving effect to our acquisition and the offering of the old notes, for the year ended December 31, 1998, earnings would have been insufficient to cover fixed charges by approximately $45.4 million. On a pro forma basis, as of December

31, 1998 we had (1) total consolidated indebtedness of approximately $332.7 million and (2) approximately $91.0 million of additional borrowings available under the new credit facility. In addition, subject to the restrictions in the new credit facility and the indenture, we may incur significant additional indebtedness, which may be secured, from time to time.

     The level of our indebtedness could have important consequences to us, including:

     O limiting cash flow available for general corporate purposes, including acquisitions, because a substantial portion of our cash flow from operations must be dedicated to debt service;

     O limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

     O limiting our flexibility in reacting to competitive and other changes in the industry and economic conditions generally; and

     O exposing us to risks inherent in interest rate fluctuations because certain of our borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

Conditions that may impact our ability to repay our debt

     Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

     We anticipate that our operating cash flow, together with money we can borrow under our new credit facility, will be sufficient to meet anticipated future operating expenses, capital expenditures and to service debt as it becomes due. However, if our future operating cash flows are less than currently anticipated we may be forced, in order to meet our debt service obligations, to reduce or delay acquisitions or capital expenditures, sell assets or reduce operating expenses. If we were still unable to meet our debt service obligations, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish that on satisfactory terms, if at all.

     In addition, subject to the restrictions and limitations contained in our debt agreements, we may incur significant additional indebtedness to finance future acquisitions, which could adversely affect our operating cash flows and our ability to service indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

The agreements governing our debt contain covenants that restrict our ability to engage in certain transactions

     The indenture governing the notes contains various covenants that limit our ability to engage in certain transactions. These covenants limit our and certain of our subsidiaries' ability to:

     O    borrow and to place liens on assets

     O    pay dividends or make certain other restricted payments

     O    enter into certain transactions with affiliates; or

     O merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

     In addition, our new credit facility contains other and more restrictive covenants and prohibits us from prepaying our other indebtedness (including the notes). Our new credit facility also requires us to maintain specified financial ratios and satisfy certain other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those tests. A breach of any of these covenants could result in a default under our new credit facility and/or the notes. Upon the occurrence of an event of default under our new credit facility, the lenders could elect to declare all amounts outstanding under our new credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our new credit facility. We cannot assure you that, if the lenders under our new credit facility accelerate the repayment of borrowings thereunder, we will have sufficient assets to repay our new credit facility and our other indebtedness, including your notes. See "Description of Certain Indebtedness--New Credit Facility."

Your notes rank junior to our senior debt

     The notes rank junior to all of our existing and future senior indebtedness, including all indebtedness under our new credit facility. As of December 31, 1998, on a pro forma basis, we had approximately $85.0 million of senior indebtedness.

     As a result of such subordination, if:

     (1)   we are insolvent or enter into a bankruptcy or similar proceeding;

     (2)   we fail to make a payment when due on senior indebtedness; or

     (3)   any senior indebtedness is accelerated

then the holders of such senior indebtedness and any other creditors of subsidiaries, if any, must be paid in full before the holders of the notes may be paid. If we incur any additional debt that ranks equally with the notes, the holders of such debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of such proceeds paid to you.

     In addition, we cannot make any cash payments to you if we have failed to make payments to holders of senior indebtedness. Under certain circumstances, we cannot make any payments to you for a period of up to 179 days if we have defaulted (other than failures to make payments) on our senior indebtedness covenants. Also, holders of indebtedness and other liabilities of our subsidiaries ($113.0 million as of December 31, 1998 excluding intercompany obligations and guarantees of the new credit facility) will have claims that are effectively senior to yours. On the date of the Indenture, none of our subsidiaries will guarantee the notes. See "Description of Notes--Subordination."

We may not be able to repurchase your notes upon a change of control

     Upon the occurrence of certain change of control events, you may require us to purchase your notes at 101% of their principal amount, plus accrued interest. Please note that the terms of our new credit facility limit our ability to purchase your notes in such circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers with respect to our existing bank credit facility and certain other indebtedness. We cannot assure you that we will have the financial resources to purchase your notes, particularly if such change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our new credit facility currently provides that certain change of control events will constitute a default and could result in the acceleration of our indebtedness under the new credit facility.

Cost-cutting strategy

     Our business strategy includes the reduction of operating costs, primarily advertising and marketing costs, and a shift in marketing focus away from consumer-targeted marketing that we believe is ineffective. However, we cannot assure you that we will be successful in reducing such costs. Additionally, reductions in advertising and marketing expenditures could have an adverse impact on our sales.

Acquisition Growth Strategy

     Our business strategy also includes the pursuit of an acquisition strategy to promote our growth. Our failure to manage our future growth effectively could have a material adverse effect on us. We cannot assure you that we will be able to find suitable acquisition candidates or that we can complete acquisitions on reasonable terms. Additionally, our ability to finance acquisitions will be dependent on our ability to generate sufficient cash flow or obtain sufficient capital for such purposes. We cannot assure you that we will be able to generate sufficient cash flow or that financing will be available on acceptable terms (or permitted to be incurred under the terms of the Indenture, the new credit facility and any future indebtedness) to fund acquisitions.

     We acquired the solid surfacing division of International Paper which is marketed under the name Fountainhead, in February 1999. The acquisition, which was funded out of available cash, will not have a material effect on our results of operations or financial condition.

The decorative surfacing products market is mature and cyclical

     In the United States, high-pressure decorative laminate sales have historically correlated closely with residential and commercial construction activity. Spending on new construction and renovation in both the residential and commercial markets depends, in large part, upon the overall strength of consumer and business spending, which in turn is linked to the overall health of the economy. A decrease in overall spending for new construction or renovation in any geographic region in which we do a substantial amount of business could have a material adverse effect on our financial conditions and results of operations.

Reliance on Brands; Intellectual Property Concerns

     Substantially all of our net sales are from sales of products bearing proprietary trademarks, including Formica, the Anvil F mark, Colorcore, Surell and Fountainhead. Accordingly, our future success may depend in part upon the goodwill associated with our trademarks. Our principal trademarks are registered in the United States and more than 100 foreign countries. However, we cannot assure you that the steps taken by us to protect our proprietary rights in such intellectual property will be adequate to prevent the misappropriation thereof in the United States or abroad. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States. The loss of our intellectual property rights could have a material adverse effect on our financial condition and results of operations.

Control by Principal Shareholders

     Approximately 47.7% of the outstanding shares of Laminates common stock is held by DLJ Merchant Banking funds, 23.9% is held by CVC and 23.9% is held by MMI (without giving effect to 120,484 outstanding shares of Restricted Stock issued to our management). Circumstances may occur in which the interests of such principal shareholders could be in conflict with the interests of the holders of the notes. In addition, such shareholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in us, even though such transactions may involve risks to the holders of the notes.

      The DLJ Merchant Banking funds, CVC, MMI and certain members of our management who chose to purchase shares of Laminate's common stock entered into a stockholders' agreement which contains provisions that, among other things, entitle the DLJ Merchant Banking funds to select two of the seven members of Laminates and our respective Board of Directors, each of CVC and MMI to select one member of each board, and the DLJ Merchant Banking funds, CVC and MMI to collectively select two other members. As a result, these shareholders control Laminates and, through Laminates, us, and have the power to elect a majority of the directors of Laminates and us, appoint new management and approve any action requiring the approval of the holders of common stock of Laminates or us, including adopting amendments to the certificate of incorporation of Laminates and us and approving acquisitions or sales of all or substantially all of the assets of Laminates and us. The directors elected by the DLJ Merchant Banking funds and the Institutional Investors have the ability to control decisions affecting the capital structure of Laminates and us, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

     The general partners of each of the DLJ Merchant Banking funds are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc. DLJ Capital Funding, which is one of the lenders under the new credit facility, Laminates Funding, Inc. which purchased bridge notes, and Donaldson, Lufkin & Jenrette Securities Corporation, which was one of the initial purchasers of the old notes, are also affiliates of Donaldson, Lufkin & Jenrette.

Our international operations expose us to additional risks

     In 1998, approximately 37% of our net sales were made to purchasers located, and all of our operating income was earned, outside of North America. Because of our foreign operations, our business is subject to the currency risks of doing business abroad, including exchange rate fluctuations and limits on repatriation of funds. As a result of the current downturn in the Asian economy, there may be a decrease in new construction and renovation in the Asian region or an overall worldwide economic contraction, which could have a material adverse effect on our business, financial condition and results of operations. Further, many developing economies have a significant degree of political and economic uncertainty. Social unrest, the absence of trained labor pools and the uncertainty of entering into joint ventures or other partnership arrangements with local organizations have slowed business activities in some large developing economies. The political and economic uncertainties present in these promising growth markets may adversely impact our ability to implement and achieve our foreign growth objectives.

Competition

     The decorative surfacing product market is highly competitive. Our products compete around the world with high pressure decorative laminates manufactured by other producers, as well as with wood, veneers, marble, granite, solid surfacing, tile, plastics, foils, papers, vinyls, acrylics, paint, wallpaper, wall and floor coverings, low pressure laminates and other surfacing materials. Competition is based principally on breadth of product line, product quality, marketing, technology, price and service. We compete in a number of geographic markets and our success in each of these markets is influenced by those factors. Many of our competitors are owned by larger enterprises and may have greater assets or resources than us. See "Business--Competition."

Dependence on Key Personnel

     Our success depends, to a large extent, upon the efforts and abilities of key managerial employees, particularly our executive officers. Competition for qualified management personnel in the industry is intense. The loss of the services of certain of these key employees or the failure to retain qualified employees when needed could have a material adverse effect on our business, financial condition or results of operations. We have taken certain steps to minimize these risks by executing employment agreements with Messrs. Langone and Schneider. See "Management --Employment Agreements." We do not currently maintain key man life insurance.

Environmental Considerations

     Our operations are subject to various foreign and United States environmental laws and regulations. We have conducted environmental assessments on a limited number of properties. Based on such limited assessments, the estimated range of costs and liabilities associated with potential on-site soil and groundwater contamination and compliance with existing and potential environmental regulations (exclusive of costs and liabilities associated with off-site contamination at Superfund sites described below) is approximately $1.6 million to $7.1 million in the aggregate over the next several years. In addition, we estimate that we will have additional capital expenditures of approximately $0.8 million relating to air emissions equipment upgrades at our Rocklin, California facility. We cannot assure you, however, that we will be required to incur these estimated costs and liabilities or that the actual costs and liabilities will not be significantly higher. Unforseen expenditures or liabilities relating to contamination or compliance with environmental laws could have a material adverse effect on our financial condition or results of operation.

     We have been, from time to time, the subject of administrative proceedings, litigation and investigations relating to environmental matters. Currently, we have been named as a potentially responsible party at several Superfund sites and have reserved approximately $4.0 million for liabilities at December 31, 1998 with respect to two of such sites. Although we believe, based on various factors, including, without limitation, certain indemnification rights that we have with respect to some of the Superfund sites, that the liabilities associated with such Superfund sites should not have a material adverse effect on our financial condition or results of operations, there can be no assurances that we will not become involved in future proceedings, litigation or investigations, that such Superfund or other environmental liabilities will not be material or that indemnification pursuant to such indemnification rights will otherwise be available.
See "Business--Environmental Matters."

Year 2000

     Until recently, computer programs were written to store only two digits of date-related information in order to more efficiently handle and store data. Thus, the programs were unable to properly distinguish between the year 1900 and the year 2000. This is frequently referred to as the "Year 2000 Problem." In 1996 we commenced a systems implementation project to address the Year 2000 Problem and other operational issues. Utilizing both internal and external resources, we have defined and assessed the requirements of the project, and are in the process of converting and replacing various programs, hardware and instrumentation systems to make them Year 2000 compatible. We are approximately 75% complete with the implementation phase of the project. As of December 31, 1998, project costs totalled approximately $20.3 million. We currently expect the project to be substantially completed by mid 1999 and to cost approximately $25.0 million.

     Our plans to complete the Year 2000 modifications are based on our best estimates, which are based on numerous assumptions about future events, including the continued availability of certain resources and other factors. Estimates on the status of completion and the expected completion dates are based on the level of effort expected to date to total expected staff effort. However, there could be no guarantee that these estimates will be achieved and actual results could differ from those plans.

Net Losses

     On a pro forma basis, we had a net loss of $48.2 million for the year ended December 31, 1998. We cannot assure you that our future operations will generate sufficient earnings to pay our obligations or comply with loan covenants. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We are a holding company that conducts certain operations through our subsidiaries

     We conduct certain of our operations, including nearly all of our foreign operations, through subsidiaries, and our ability to meet our debt service obligations will be dependent upon the receipt of dividends from our direct and indirect subsidiaries. The notes are structurally junior to all creditors of our subsidiaries, except to the extent that we are recognized as a creditor of any such subsidiary, in which case our claims would still be subordinate to any secured debt of such subsidiary and any debt of such subsidiary senior to that held by us. On a pro forma basis, as of December 31, 1998, our subsidiaries would have had outstanding $113.0 million of Indebtedness and other liabilities, including trade payables.

Fraudulent Transfer Statutes

     Federal or state fraudulent transfer laws permit a court, if it makes certain findings, to

     O    avoid all or a portion of our obligations to you;

     O subordinate our obligations to you to other existing and future indebtedness of Formica, entitling other creditors to be paid in full before any payment is made on the notes; and

     O take other action detrimental to you, including, in certain circumstances, invalidating the notes.

In that event, there would be no assurance that you would ever be repaid.

     Under federal and state fraudulent transfer laws, in order to take any of the actions described above, courts will typically need to find that, at the time the notes were issued, we:

     (i) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

    (ii) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes and

         (1) were insolvent or were rendered insolvent by reason of the issuance of the notes,

         (2) were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

         (3) intended to incur, or believed (or should have believed) we would incur, debts beyond our ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes).

     Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if (1) the fair market value (or fair saleable value) of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (2) we were incurring debts beyond our ability to pay as such debts mature. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground. To the extent that proceeds from the sale of the notes are used to repay the bridge notes, a court may find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the notes.

Lack of Public Market

     The new notes are being offered to holders of the old notes, which were issued on February 22, 1999 to a limited number of investors. There is currently no active trading market for the notes, and it is not possible to predict how the notes will trade in the secondary market or whether such market will be liquid or illiquid. If a trading market does develop, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including economic conditions and the financial condition, and the performance of, and prospects for, Formica. The liquidity of, and trading markets for, the notes may also be adversely affected by declines in the market for high yield securities generally. We do not intend to apply for listing of the notes on any securities exchange.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes offered hereby. New notes will be exchanged for old notes as described in this prospectus on our receipt of old notes in like principal amount. We will cancel all of the old notes surrendered in exchange for the new notes.

     Our net proceeds from the sale of the old notes was approximately $208.0 million, after deduction of the initial purchasers' discounts and commissions and other expenses of the offering. We used such net proceeds to repay in full the $200 million principal amount outstanding under the bridge notes together with accrued interest. The remaining net proceeds were used for general corporate purposes and initially were temporarily invested in short-term securities.

                                CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1998 and as adjusted for the issuance of the old notes. This table should be read in conjunction with our consolidated financial statements, including the notes thereto, the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and notes thereto, included elsewhere herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Acquisition."


                                                   As of December 31, 1998
                                                   -------------------------
                                                    Historical  As Adjusted
                                                   -----------  ----------
                                                        (in millions)
Cash and cash equivalents..........................  $ 31.6        $ 39.6
                                                     ======        ======

Long term debt, including current portion:
   New credit facility revolving loans (1).........    $0.0          $0.0
   New credit facility term loan...................    85.0          85.0
   Bridge notes....................................   200.0            --
   Senior subordinated notes.......................      --         215.0
   Other debt......................................    32.7          32.7
                                                     ------        ------
      Total debt...................................   317.7         332.7
Total stockholder's equity.........................   119.8         117.8
                                                     ------        ------(2)
Total capitalization..............................   $437.5        $450.5
                                                     ======        ======

-------------------

(1) We have a total commitment for borrowings of $120.0 million under our new credit facility (of which approximately $29.0 million has been used as of December 31, 1998, to obtain letters of credit to provide credit enhancement for certain assumed indebtedness). See "Description of New Credit Facility."

(2) The decrease in stockholder's equity represents the elimination of the deferred financing costs related to the bridge notes.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The following table includes historical consolidated financial data for our company:

     o prior to our acquisition by BTR (what we call Predecessor I below) as of and for the year ended December 31, 1994;

     o after our acquisition by BTR (what we call Predecessor II below) as of and for the eleven months beginning January 25, 1995, when we were bought by BTR, and ending December 31, 1995, the years ended
          December 31, 1996 and 1997 and the four month period ended April 30, 1998;

     o after our acquisition by Laminates for the eight month period ended December 31, 1998;

     o unaudited pro forma financial data for our company for the years ended December 31, 1997 and 1998.

     The historical financial data for Predecessor I for the year ended December 31, 1994 has been derived from the audited consolidated financial statements of Predecessor I. The historical financial data for Predecessor II as of and for the eleven months ended December 31, 1995 and as of and for the years ended December 31, 1996 and 1997 has been derived from the audited consolidated financial statements of Predecessor II. The historical financial data for the four months ended April 30, 1998 and for the eight months ended December 31, 1998 has been derived from our audited consolidated financial statements. The unaudited pro forma financial data is not designed to represent and does not represent what our financial position or results of operations actually would have been had the transactions described herein under "Unaudited Pro Forma Condensed Consolidated Financial Statements" been completed as of the date or at the beginning of the period indicated, or to project our financial position or results of operations at any future date or for any future period. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and our consolidated financial statements and notes thereto included elsewhere herein.


                                Predecessor I                   Predecessor II                   Formica          Pro Forma
                                -------------   ---------------------------------------------    -------     --------------------
                                                Eleven                                             Eight
                                                Months                                 Four       Months
                                                Ended                                 Months       Ended
                                 Year Ended     December        Years Ended       Ended April    December        Years Ended
                                December 31       31,           December 31,           30,           31,         December 31,
                                -----------     --------   -------------------     ----------    --------    ---------------------
                                    1994          1995        1996       1997        1998         1998         1997        1998
                                -----------     --------   ---------   --------    ----------    --------    --------    ---------
                                                           (dollars in                                       (dollars in millions)
                                                           millions)
Statement of Operations
Data:
     Net sales...............      $489.2        $468.2      $521.6     $533.4         $178.3      $371.4       $533.4     $549.7
     Cost of products sold...       341.8         324.0       348.3      350.1          131.1       266.2        350.1      397.3
                                   ------        ------      ------     ------         ------      ------       ------     ------
     Gross profit............       147.4         144.2       173.3      183.3           47.2       105.2        183.3      152.4
     Selling, general and
       administrative
       expenses..............       108.5         145.2       186.7      202.2           60.9       100.5        187.6      164.6
     Cost of terminated
       acquisition...........          --            --          --         --             --         3.0           --        3.0
     Goodwill impairment
       charge(1).............          --            --          --        484.4           --          --           --         --
                                   ------        ------      ------     ------         ------      -----        ------     ------
     Operating income (loss).        38.9          (1.0)      (13.4)    (503.3)         (13.7)        1.7         (4.3)     (15.2)
     Interest expense(2).....       (46.4)        (31.7)      (10.6)      (3.1)          (1.7)      (25.7)       (32.3)     (35.5)
     Other income............        16.2           0.4         1.1        1.8            0.8         4.5          1.8        5.3
                                   ------        ------      ------     ------         ------      ------       ------     ------
     Income (loss) before income
       taxes.................         8.7         (32.3)      (22.9)    (504.6)         (14.6)      (19.5)       (34.8)     (45.4)
     Income tax (provision)
       benefit...............         7.0           5.8        (5.0)      (0.2)          --          (2.8)        (0.2)      (2.8)
                                   ------        ------      ------     ------         ------      ------       ------     ------
     Net income (loss)(3)....        15.7         (26.5)      (27.9)    (504.8)         (14.6)      (22.3)       (35.0)     (48.2)
                                   ======        ======      ======     ======         ======      ======       ======     ======
Balance Sheet Data (
  End of Period):
Cash equivalents.............      $ 15.1       $   9.8      $  26.3    $ 27.2         $  6.9      $ 31.6       $ 35.2     $ 39.6
Working capital..............       123.2          57.4         64.3      66.6           48.8       114.5         74.6      122.5
Total assets.................       605.5       1,110.0      1,136.8     647.7          612.0       696.8        659.1      709.8
Total debt...................       371.9         441.1         42.2      90.0           83.9       317.7        105.0      332.7
Stockholder's equity.........        40.3         459.4        870.7     343.4          331.2       119.8        339.8      117.8
Other Financial Data:
Adjusted EBITDA(4)...........        71.4          36.7         39.8      38.6            3.9        46.3         38.6       50.2
Adjusted EBITDA margin.......        14.6%          7.8%         7.6%      7.2%           2.2%       12.5%         7.2%       9.1%
Depreciation and
  amortization...............        23.9          37.3         52.1      55.7           11.1        29.3         41.1       43.6
Capital expenditures.........        17.5          27.5         44.5      46.5            8.3        35.5         46.5       43.8
Ratio of earnings to
  fixed charges(5)...........        1.20            --           --        --             --          --           --         --



                                    13


Other Financial Data:
Adjusted EBITDA(4)...........      $ 71.4        $ 36.7      $ 39.8     $ 38.6         $  3.9      $ 46.3       $ 38.6     $ 50.2
Adjusted EBITDA
   Margin....................        14.6%          7.8%        7.6%       7.2%           2.2%       12.5%         7.2%       9.1%
Depreciation and
   amortization..............      $ 23.9        $ 37.3      $ 52.1     $ 55.7         $ 11.1      $ 29.3       $ 41.1     $ 43.6
Capital expenditures.........        17.5          27.5        44.5       46.5            8.3        35.5         46.5       43.8
Ratio of earnings to fixed
     charges(5)..............         1.20           --          --         --             --          --           --         --

-------------------
(1) During 1997, the Company recorded a goodwill impairment charge of $484.4 which was determined utilizing the fair value of the Company's assets considering, among other things, the purchase price for the sale of the Company. The impairment charge did not result in the reduction of property, plant and equipment.

(2) Interest expense is not net of interest income. For the eleven months ended December 31, 1995, the years ended December 31, 1996 and 1997, the four months ended April 30, 1998 and the eight months ended December 31, 1998, interest income was $0.5, $1.0, $1.1, $0.3 and $1.1, respectively.

(3) Net income for the year ended December 31, 1994 is exclusive of an extraordinary loss of $9.2.

(4) "EBITDA" is defined as income before extraordinary item and change in accounting principles plus interest expense (not net of interest income), income tax expense, depreciation and amortization expenses and goodwill impairment charge. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). EBITDA for 1994 excludes a non-recurring gain of $7.5 on a sale of a license. "Adjusted EBITDA" for the four months ended April 30, 1998 and the eight months ended December 31, 1998 represents EBITDA excluding $5.7 and $10.8 of the 1998 Charges, respectively. We believe that EBITDA is a useful supplement to net income (loss) and other consolidated income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, our method of computation may or may not be comparable to other similarly titled measures of other companies.

(5) For purposes of these computations, earnings consist of income (loss) before income taxes, plus fixed charges. Fixed charges consist of interest on indebtedness (including amortization of debt issuance costs) plus that portion of lease rental expense representative of interest (deemed to be one-third of lease rental expense). For the eleven months ended December 31, 1995, the years ended December 31, 1996, 1997, the four months ended April 30, 1998 and the eight months ended December 31, 1998, earnings were insufficient to cover fixed charges by $32.3, $23.1, $509.9, $14.6 and $19.5, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

     We are engaged in the design, manufacture and distribution of decorative laminates, solid surfacing, laminate flooring and other surfacing products. Formica was founded in 1913 and created the world's first decorative laminate in 1927. In May 1985, a group led by management and Shearson Lehman purchased Formica from American Cyanamid Company. In 1989, Formica was sold to FM Acquisition Corporation in a buyout led by Vincent Langone, David Schneider and Dillon, Read & Company. In January 1995, Formica was acquired by BTR. In May 1998, Laminates, together with Messrs. Langone and Schneider acquired Formica. In connection with the acquisition, Messrs. Langone and Schneider returned to Formica to assume senior management positions: Mr. Langone as Chairman, President and Chief Executive Officer and Mr. Schneider as Chief Financial Officer.

     From 1995 to 1997, our financial results declined. Management believes that the decline is largely attributable to the following factors:

     o a large increase in selling, general and administrative expenses from 21.0% of net sales in 1994 to 31.5% of net sales in 1997 (in each case excluding amortization), which was largely the result of increased advertising and promotion;

     o a significant increase in capital expenditures, which averaged approximately $39.5 million per year from 1995 to 1997 as compared to $12.4 million per year from 1985 to 1994, the majority of the productivity and efficiency benefits of which management believes have yet to be realized;

     o the autonomous operation of Formica's North American, European and Asian divisions, which prevented integration and hampered Formica's ability to share improved manufacturing techniques, purchasing, design and technology on a global basis;

     o significant management turnover, particularly in North America, which led to a loss of strategic direction an to operational difficulties;

     o prior management's emphasis on gross margins and the resulting elimination of certain lower-margin accounts which had provided positive variable contributions; and

     o a change in the emphasis of Formica's design program, which began to focus on consumers rather than on product specifiers, such as architects and designers.

     We have begun to implement a business strategy that we believe will address the decline in the financial results of the business and significantly improve our profitability. The principal elements of this strategy include:

     o a reduction in operating expenses, which management estimates will result in net annualized savings of $30.0 million (net of $7.0 million of incremental standalone costs);

     o the realization of significant manufacturing savings as a result of completion of capital projects initiated under BTR management;

     o the increased integration of and communication between Formica's operating units;

     o    re-emphasis on quality and service in North America; and

     o the pursuit of acquisition opportunities that complement or expand Formica's decorative surfaces business or that enable Formica to enter new markets.

Results of Operations

   Pro forma 1998 compared to pro forma 1997

     The following analysis compares our results of operations for 1998 to 1997 and is presented on a pro forma basis assuming that our acquisition by Laminates and the offering of the old notes each occurred at the beginning of the relevant period. We believe that a pro forma presentation is the most meaningful basis of comparison, but it does not represent what our financial results would have been had we in fact been acquired at the beginning of such period.

     Changes in Accounting Estimates. During the four and eight month periods ended April 30 and December 31, 1998, Formica made certain changes in accounting estimates (the "1998 Charges") totaling $5.7 million and $7.8 million, respectively, due to new management plans with respect to asset carrying and disposition policies and new information becoming available regarding customers, products and competitive conditions in certain markets. These changes in accounting estimates resulted in non-cash charges that impacted Formica's results of operations. The changes in accounting estimates for the four month period ended April 30, 1998 include increasing the provision for customer incentive rebate programs by $2.7 million, increasing the provision for doubtful accounts by $1.4 million and accruals for customs, property tax exposures and other items totaling $1.6 million. The changes in accounting estimates for the eight month period ended December 31, 1998 include increasing the provisions for doubtful accounts and inventory obsolescence by $2.4 million and $5.4 million, respectively.

     Net Sales. Net sales for 1998 were $549.7 million, compared to net sales of $533.4 million for 1997, an increase of $16.3 million, or 3.1%. Net sales in North America increased to $346.6 million in 1998 from $315.0 million in 1997, an increase of $31.6 million, or 10.0%. This increase is primarily due to additional volume contributed by the new flooring product line. Net sales in Europe and Asia decreased to $203.1 million in 1998 from $218.4 million in 1997, a decrease of $15.3 million, or 7.0%. Lower sales in Europe and Asia were primarily the result of a decline in value of foreign currencies and the weaker Asian economy.

     Gross Profit. Gross profit for 1998 was $152.4 million, compared to gross profit of $183.3 million for 1997, a decrease of $30.9 million, or 16.9%. Adjusted for 1998 Charges, amounting to $8.1 million, gross profit was down $25.2 million, or 13.7%. Gross profit as a percentage of net sales, excluding the 1998 nonrecurring charges, decreased in 1998 to 28.8% from 34.4% in 1997.

     Gross Profit in North America decreased to $95.9 million in 1998 from $99.9 million in 1997, or 4.0%. Gross profit in North America, adjusted for 1998 Charges of $5.9 million, was consistent with 1997. Gross profit as a percentage of net sales for North America, excluding the 1998 Charges, decreased to 29.4% in 1998 from 31.7% in 1997, principally as a result of increased raw material prices. Gross profit in Europe and Asia dropped to $56.5 million in 1998 from $83.4 million in 1997, or 32.3%. Gross profit, in Europe and Asia, adjusted for 1998 Charges amounting to $2.2 million, declined 29.6%. As a percentage of net sales, gross profit in Europe and Asia, excluding 1998 Charges, decreased to 28.9% in 1998 from 38.2% in 1997. This decrease is primarily the result of a larger mix of low margin products in Europe and increased raw material prices magnified by a decline in purchasing power of Formica's foreign operations due to currency impact on imported raw materials, the prices of which are often based upon U.S. dollars.

     Selling, General and Administrative Expenses, ("SG&A"). SG&A expenses for 1998 were $164.6 million compared to $187.6 million for 1997, a decrease of 12.3%. SG&A expenses as a percentage of net sales decreased to 29.9% in 1998 from 35.2% in 1997. The decrease in SG&A expenses was primarily due to lower advertising and sales promotion expense and lower compensation expense due to restructuring efforts. SG&A expenses, adjusted for the 1998 Charges amounting to $5.4 million, were $159.2 million in 1998 compared to $187.6 million in 1997, a decrease of 15.1%.

     Operating Loss. Operating loss for 1998 was $15.2 million compared to an operating loss of $4.3 million for 1997. The increase was primarily due to the 1998 Charges of $16.5 million.

     Adjusted EBITDA. Primarily for the reasons stated above, Adjusted EBITDA increased to $50.2 million in 1998 compared to $38.6 in 1997.

     Interest Expense. Interest expense increased to $35.5 million in 1998 from $32.3 million for 1997. The increase in interest expense was the result of the funding of capital expenditures.

     Income Taxes. Income tax expense increased to $2.8 million in 1998 from $0.2 million in 1997. The effective rates were 6.2% and 0.0% for 1998 and 1997, respectively. The effective tax rate was higher in 1998 as compared to 1997 primarily due to income taxes being payable in certain foreign locations in 1998.

     Net Loss. Net loss was $48.2 million in 1998 compared with $35.0 million in 1997. The decrease is principally due to the decline in profit margin partially offset by reduced SG&A expenses.

   1997 compared to 1996

     Net Sales. Net sales for 1997 were $533.4 million, compared to net sales of $521.6 million for 1996, an increase of 2.3%. Net sales in North America increased to $315.0 million in 1997 from $301.2 million in 1996, or 4.6%, primarily due to additional volume contributed by the new flooring product line. Net sales in Europe and Asia for 1997 were $218.4 million, compared to net sales of $220.4 million for 1996, a decrease of 0.9%, primarily as a result of lower selling prices in Europe offset by higher sales volume in Asia.

     Gross Profit. Gross profit for 1997 was $183.3 million, compared to gross profit of $173.3 million for 1996, an increase of 5.8%. Gross profit as a percentage of net sales increased in 1997 to 34.4% from 33.2% in 1996. The increase in gross profit is primarily due to lower raw material prices and a lower cost of sales mix in Asia. Gross profit for North America increased to $99.9 million in 1997 from $98.6 million in 1996, or 1.3%, primarily due to increased flooring volume, partially offset by higher manufacturing costs. For North America, gross profit as a percentage of sales decreased in 1997 to 31.7% from 32.7% in 1996 primarily due to manufacturing inefficiencies and increased sales of laminate flooring, which has a lower gross margin than Formica's other principal products. Gross profit in Europe and Asia increased to $83.4 million in 1997 from $74.7 million in 1996, or 11.6%. For Europe and Asia, gross profit as a percentage of net sales increased to 38.2% in 1997 from 33.9% in 1996. The increase in gross profit in Europe and Asia was primarily due to lower raw material prices in Europe, a lower cost of sales mix in Asia, and lower cost production in China.

     Selling, General and Administrative Expenses ("SG&A"). SG&A expenses for 1997 were $202.2 million, compared to $186.7 million for 1996, an increase of 8.3%. SG&A expenses as a percentage of net sales increased to 37.9% in 1997 from 35.8% in 1996. The increase in SG&A expenses was primarily due to higher spending in North America partially offset by lower spending in Europe and Asia. SG&A expenses for North America increased to $133.7 million in 1997 from $111.9 million in 1996, or 19.5%. For North America, SG&A expenses for North America sales increased to 42.4% in 1997 from 37.2% in 1996. The increase in SG&A expenses for North America was primarily due to higher advertising and sales promotional costs related to the start-up of the flooring product line and HPL brand revitalization efforts. SG&A expense for Europe and Asia declined to $68.5 million 1997 from $74.8 million in 1996, or 8.4%. For Europe and Asia, SG&A expenses percentage of net sales decreased to 31.4% in 1997 from 33.9% in 1996. The decrease in SG&A expenses in Europe and Asia was primarily due to a restructuring in Europe, which included a reduction in headcount accompanied by tight spending controls. In connection with such cost reduction efforts, Formica recognized significant restructuring charges in 1996 as compared to 1997, while the associated cost reductions were realized in 1997.

     Operating Loss. Operating loss for 1997 was $503.3 million compared to $13.4 million for 1996. The increase was primarily due to a one-time adjustment of $484.4 million for goodwill impairment. Excluding the goodwill adjustment, amounting to $484.4 million, operating loss in 1997 increased $5.5 million to $18.9 million. Operating loss for North America increased to $33.8 million in 1997 from $13.4 million in 1996 primarily due to higher selling, general and administrative costs. Operating income for Europe and Asia increased to $14.9 million in 1997 from $0.0 million in 1996 primarily due to the impact of the European restructuring in 1996 and lower cost of sales and selling, general and administrative costs.

     EBITDA. As a result of the factors described above, EBITDA decreased to $38.6 million for 1997 from $39.8 million for 1996, or 3.0%.

     Interest Expense. Interest expense decreased to $3.1 million for 1997 from $10.6 million for 1996. The decrease in interest expense was the result of the capitalization of a loan due to BTR in November 1996 and a change in methodology relating to the interest calculation on certain intercompany indebtedness related to BTR.

     Income Taxes. Income tax expense decreased to $0.2 million in 1997 from $5.0 million in 1996. The effective rates were 0.0% and 21.8% for 1997 and 1996, respectively. The tax rate was higher in 1996 as compared to 1997 because in 1996, due to concerns about realizability, a reserve was established against certain tax assets arising from a net operating loss incurred by a foreign subsidiary.

     Net Loss. Net loss was $504.8 million in 1997 compared with $27.9 million in 1996. The increase is due to a one-time adjustment of $484.4 million for goodwill impairment and the factors discussed above.

Liquidity and Capital Resources

     Post-Acquisition

     Following our acquisition by Laminates, our principal sources of liquidity are cash flows from operations and borrowings under the new credit facility and certain local credit facilities obtained by certain of our foreign subsidiaries. Formica's principal uses of cash will be debt service requirements to service its debt described below, capital expenditures, working capital and acquisitions.

     Formica incurred substantial indebtedness in connection with the acquisition. As of December 31, 1998, Formica had approximately $317.7 million of indebtedness outstanding. Formica's significant debt service obligations following the acquisition could, under certain circumstances, have material consequences to security holders of Formica.

     Formica spent approximately $43.8 million on capital expenditures in 1998 and anticipates that it will spend approximately $30.0 million and $15.0 million in 1999 and 2000, respectively. With such spending, Formica's major capital investment program will be complete. Formica expects to realize significant manufacturing cost savings, to be phased in over the next three years, as a result of such program. The new credit facility contains restrictions on Formica's ability to make capital expenditures. Based on present estimates, management believes that the amount of capital expenditures permitted to be made under the new credit facility will be adequate to complete its investment program and maintain the properties and businesses of Formica's continuing operations.

     Working capital totaled $114.5 million at December 31, 1998. Management believes that Formica will continue to require working capital consistent with past experience and that current levels of working capital, together with borrowings available under the new credit facility, will be sufficient to meet expected liquidity needs in the near term.

     In connection with the acquisition, our parent raised approximately $137.1 million through the issuance of common and preferred stock to the DLJMB Funds, the Institutional Investors and Messrs. Langone and Schneider. The Laminates 8% Preferred Stock pays an 8% cumulative dividend that is paid in cash when, as and if declared by the Laminates board. The Holdings 15% Senior Exchangeable Preferred Stock due 2008 pays a 15% cumulative dividend which is not payable in cash until May 2003 and is exchangeable at Holdings' option for 15% subordinated debentures of Holdings. Dividends from Formica, which are restricted by the provisions of the new credit facility and the Indenture, are the primary source of funding for payments with respect to Holdings and Laminates securities. Formica sold $200.0 million of bridge notes and, together with its subsidiaries, borrowed $80.0 million of term loans under the new credit facility. The bridge notes were refinanced in February 1999 with $215.0 million notes.

     Formica is actively considering acquisitions that complement or expand its decorative surfaces businesses or that will enable it to expand into new markets. We acquired the solid surfacing division of International Paper which is marketed under the name Fountainhead, in February 1999. In connection with any future acquisitions, Formica may require additional funding which may be provided in the form of additional debt, equity financing or a combination thereof. There can be no assurance that any such additional financing will be available to Formica on acceptable terms.

     The new credit facility also includes a $120.0 million revolving credit facility. The revolving credit facility may be increased by up to $25.0 million at the request of Formica, with the consent of the banks providing the increased revolving commitments, and will terminate on May 1, 2004. The term loans under the new credit facility consist of $40.0 million, $35.0 million and $10.0 million loans.

     Borrowings under the new credit facility generally bear interest based on a margin over, at Formica's option, the base rate or the reserve-adjusted LIBOR rate. The applicable margin, until the date of delivery of Formica's December 31, 1998 financial statements (or earlier delivery by Formica of an estimate of the ratio of consolidated debt to EBITDA (as defined)), will be 2.25% over LIBOR and 1.0% over the base rate. Thereafter, the applicable margin will vary based upon Formica's ratio of consolidated debt to EBITDA (as defined). Formica's obligations under the new credit facility are guaranteed by Laminates, Holdings and all existing or future domestic subsidiaries of Formica (the "subsidiary guarantors") and are secured by substantially all of the assets of Formica and the subsidiary guarantors, including a pledge of the capital stock of all existing and future subsidiaries of Formica (provided that, with a single exception, no more than 65% of the voting stock of any foreign subsidiary shall be pledged) and a pledge by Holdings of the stock of Formica and by Laminates of the stock of Holdings. The new credit facility contains customary covenants and events of default.

     The notes mature in 2009. Interest on the notes are payable semiannually in cash. The notes contain customary covenants and events of default, including covenants that limit Formica's ability to incur debt, pay dividends and make certain investments.

     Formica maintains various credit facilities in foreign countries (primarily in Asia) that provide for borrowings in local currencies. As of December 31, 1998, Formica has secured approximately $29.0 million in letters of credit under the new credit facility to provide credit enhancement for certain of such credit facilities. Formica may replace certain of such facilities availability (in such local currencies) under the new credit facility and will maintain certain of such credit facilities to provide financing for Formica's subsidiaries in such countries. Formica expects that such facilities, together with the new credit facility and operating cash flow in such countries, will be sufficient to fund Formica's expected liquidity needs in such countries.

     Formica anticipates that its operating cash flow, together with borrowings under the new credit facility, will be sufficient to meet its anticipated future operating expenses, capital expenditures and debt service obligations as they become due. However, Formica's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control.

     Formica will continue from time to time to explore additional auxiliary financing methods and other means to lower its cost of capital which could include stock issuance or debt financing and the application of the proceeds therefrom to the payment of bank debt or other indebtedness.

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


     Historical

     Cash provided by operating activities was $15.0 million in 1998 and $5.7 million in 1997. Net cash used in investing activities, consisting of capital expenditures, was $43.8 million in 1998 and $46.5 million in 1997. Net cash provided by financing activities was $32.9 million in 1998 compared to $47.1 million in 1997.

     Although Formica has not yet realized the benefits of the capital expenditures program, it expects to realize significant cost savings from such programs to be phased in over the next three years.

Effect of Inflation; Seasonality

     We do not believe that inflation has had a material impact on our financial position or results of operations.

     Our operations are generally not subject to seasonal fluctuations.

Year 2000 Compliance

     Until recently, computer programs were written to store only two digits of date-related information in order to more efficiently handle and store data. Thus, the programs were unable to properly distinguish between the year 1900 and the year 2000. This is frequently referred to as the "Year 2000 Problem." In 1996 we commenced a systems implementation project to address the Year 2000 Problem and other operational issues. Utilizing both internal and external resources, we have defined and assessed the requirements of the project, and are in the process of converting and replacing various programs, hardware and instrumentation systems to make them Year 2000 compatible. We are approximately 75% complete with the implementation phase of the project. As of December 31, 1998, project costs totalled approximately $20.3 million. We currently expect the project to be substantially completed by mid 1999 and to cost approximately $25.0 million.

     Our plans to complete the Year 2000 modifications are based on our best estimates, which are based on numerous assumptions about future events, including the continued availability of certain resources and other factors. Estimates on the status of completion and the expected completion dates are based on the level of effort expected to date to total expected staff effort. However, there could be no guarantee that these estimates will be achieved and actual results could differ from those plans.

Common European Currency

     The Treaty on European Economic and Monetary Union (the "Maastricht Treaty") provides for the introduction of a single European currency, the Euro, in substitution for the national currencies of the member states of the European Union that adopt the Euro. In May 1998 the European Council determined

     o    the 11 member states that met the requirement for the Monetary
          Union; and

     o the currency exchange rates amongst the currencies for the member states joining the Monetary Union.

     The transitory period for the Monetary Union started on January 1, 1999. According to council Resolution of July 7, 1997, the introduction of the Euro will be made in three steps:

     (1) a transitory period from January 1, 1999 to December 31, 2001, in which current accounts may be opened and financial statements may be drawn in Euros, and local currencies and Euros will coexist;

     (2) from January 1, 2002 to June 30, 2002, in which local currencies will be exchanged for Euros; and

     (3)  from July 1, 2002 in which local currencies will disappear.

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


     We cannot assure you as to the effect of the adoption of the Euro on our payment obligations under loan agreements for borrowings in currencies to be replaced by the Euro or on our commercial agreements in such currencies.

                                   BUSINESS

Overview

     We believe that our company, Formica Corporation, is one of the leading brand names in the decorative surfacing products market. "Decorative surfaces" are products that are used to finish a surface, which may be a wall, a countertop or a floor, and include everything from inexpensive vinyl floor to marble countertops. We produce:

     o    high-pressure decorative laminates (our primary product):

          o we take sheets of attractively designed paper and then seal them with laminate using a high-pressure press

          o because high-pressure laminate is durable, attractively designed, easy to maintain and very versatile, it is used in a wide range of commercial and residential surfaces, including kitchen cabinets, countertops and floors

          o we believe that we are one of the largest producers of high pressure decorative laminates, which we market under the Formica name, in the world

          o we estimate that the total size of the world-wide market was approximately $3.0 billion in 1998, evenly distributed between North America, Europe and the rest of the world

     o    solid-surfacing:

          o unlike high-pressure laminates, which are a thin cover applied to the top of a surface, solid surfacing is quite thick, which makes it more durable and permits easier repair in the event of a scratch, since the surface can be sanded down to look like new

          o we market our solid-surfacing product under the names "Surell" and "Fountainhead"

     o    laminate flooring

          o we take laminate and apply it over any dry, clean and level floor surface

          o the flooring is water-resistant and is ideally suited to kitchens and bathrooms

          o   we introduced our flooring line under the Formica name in 1996

     We believe that our Formica brand name, which is recognized by many consumers without prompting, contributes significantly to the sales of our products. For the year ended December 31, 1998, our net sales and adjusted EBITDA (as defined on page 13), were $549.7 million and $50.2 million, respectively.

     We market our products:

     o through over 7,500 domestic and international independent distributors and dealers as well as our own sales force

     o to major distributors, manufacturers of finished products, and to architects and designers who specify products for commercial and residential interiors.

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


     Invented in 1913 in Cincinnati by Herbert Faber and Daniel O'Conor, Formica was originally intended to serve as an electrical insulator. It was created as a replacement for mica which was then used for that purpose; hence the name, "for mica." In 1927, we began lithographing images onto sheets of our product and its decorative potential was discovered. By the 1930s, a resistant melamine layer was added which gave Formica brand laminates their legendary durability and ease of maintenance. World-renowned designers and architects began to recognize the potential uses of decorative laminate and specified it for Modernist and Art Deco interiors. We also have a long-established presence in Europe, having entered the market in 1947. Formica has been manufactured for many years in the United Kingdom (since
1947), Spain (1947) and France (1964). As a result of its long-standing presence in these markets, the Formica brand name has exceptional customer recognition. We installed our first HPL press in Taiwan in 1982. With Taiwan as the manufacturing base, geographical expansion into other markets throughout the years has made us one of the largest producers of HPL in Asia. We began operating in China with a representative office in 1990, and through a joint venture in 1992, and have owned our own manufacturing and distribution there since 1996.

Competitive Strengths

     We possess a number of competitive strengths, including:

   Global Market Position

     We have extensive global manufacturing capabilities and are one of producers of HPL on a worldwide basis. We are the largest or the second largest seller of HPL in major national markets including the United States, Canada, the United Kingdom, France, Spain, Taiwan and China, where our principal manufacturing facilities are located. The location of our manufacturing facilities and design centers and our worldwide distribution network enable us to respond effectively to our customers' delivery and design needs.

   Worldwide Brand Awareness

     We have an extremely high level of unprompted brand awareness and are one of the most specified brands of HPL. The Formica brand name, which represents superior design, quality and value, significantly contributes to our ability to attract the business of designers, architects, distributors and direct accounts.

   Established, Effective Distribution Channels

     We believe that we have one of the most extensive global distribution capabilities in the industry. We have approximately:

     o    250 sales representatives

     o    1,500 distributor sales representatives in 300 locations

     o    sub-distributors and dealers in another 7,500 locations worldwide.

The efforts of our domestic and international and architectural specification representatives, when combined with the sales force of our distributor network, provides us with sales and marketing coverage in over 100 countries throughout the world.

   Acclaimed Design Leadership

     We have a history of technological leadership and innovation in product design. We maintain extensive design facilities and have consistently won design and new product development awards, such as the 1996 Kitchen & Bath Product Innovator Award, the 1997 Visual Marketing & Store Design Reader's Choice Poll and the 1997 Green Product Award. In addition, our floor product was awarded the 1997 Dealer's Choice Award--Best Laminate Flooring

Introduction and the 1997 Kitchen & Bath Business Product of the Year Award. We design many of our own proprietary decorative papers and own exclusive rights to these designs. The strength of our reputation for innovative design is an important factor in our success in the commercial segment of the market.

   Diverse and Stable Customer Base

     We benefit from a diversified sales base:

     o Geographically, we sell our products in over 100 countries and maintain a strong market position in the major markets of North America and Europe and are positioned for continued growth in Asia. In 1998, approximately 63% of our net sales were made in North America, with the balance principally in Europe and Asia.

     o We estimate that our net sales in 1998 were balanced between the markets for new construction (33%) and remodeling (67%).

     o We also estimate that our 1998 sales were also balanced between sales to commercial and residential locations, each of which represented approximately 50% of total net sales in 1997.

We believe that this diversification helps to mitigate the effect of regional economic cycles and the changes in market conditions within the commercial and residential new construction and remodeling markets.

Recent Developments

     In connection with the acquisition, Vincent Langone, our chief executive officer from 1988 to 1994, and David Schneider, our chief financial officer from 1989 to 1994, have returned to assume senior management roles at Formica. Messrs. Langone and Schneider, who combined have 23 years of tenure at Formica, have a successful track record of managing two previous leveraged buyouts of Formica. During their tenure at Formica, they consistently ran the business at significantly lower selling, general and administrative expense spending levels than those incurred from 1995 to 1997 and successfully managed us through a building products recession in North America from 1990 to 1992 with no material deterioration in sales or EBITDA. Since 1994, although our net sales increased from $489.2 million in 1994 to $533.4 million in 1997, our EBITDA declined from $71.4 million to $38.6 million. We, with the assistance of Messrs. Langone and Schneider, have begun to implement a business strategy that is intended to address declines in the business since 1994.

     We believe that our declining profitability and cash flows from 1994 through 1997 is largely attributable to the following factors:

   Increased SG&A Spending

     From 1995 to 1997, we significantly increased spending on selling, general and administrative expenses, particularly with respect to our North America business. In 1994, when we were managed by Messrs. Langone and Schneider, SG&A (excluding amortization) was $102.6 million, or 21.0% of 1994 net sales. By 1997, selling, general and administrative expenses (excluding amortization) had increased to $168.1 million, or 31.5% of 1997 net sales. Management believes that while a portion of the increase in spending reinforced the Formica brand, a significant component was misdirected and unnecessary, particularly with respect to the North American operations. Management believes that previous management undertook advertising and promotion strategies more suitable for a consumer product than a specified product, the sales of which are driven by architects, designers, fabricators, manufacturers and builders. For example, we initiated a system of design centers for consumers and established, primarily in kitchen and bath retail establishments, over 1,600 authorized Formica Design Centers. Since 1996, we have spent over $8.0 million on the Design Center program. In addition, in 1997, we spent $14.9 million in connection with the roll-out of our North

America flooring business. Management believes that the aggressive promotion of the product was premature and unbalanced given that the business generated only $15.0 million in net sales in 1997.

   Significant Capital Investment

     Beginning in 1995, we implemented a capital spending program intended to reduce our cost of production. From 1995 to 1997, we invested a total of approximately $118.5 million in capital expenditures (an average of approximately $39.5 million per year), which is significantly higher than the average annual spending of approximately $12.4 million incurred from 1985 to 1994. Management believes that the majority of the anticipated return on investment from the investment has not yet been realized due to the timing and implementation of the capital expenditure program, and expects to realize substantial annualized manufacturing savings to be phased in over the next three years. In addition, we will add additional HPL manufacturing capacity as a result of these capital investments, allowing us to expand our customer base and serve our existing customers more effectively. See "--Capital Investments."

   Management Decentralization/Turnover

     Our operations in North America, Europe and Asia have been operated as separate and autonomous divisions. Management believes that the lack of integration and communication between our operating units negatively impacted our profitability. Management believes that savings can be achieved by integrating operations between regions and adopting consistent policies, practices and products and by facilitating manufacturing and technology exchange between regions. In addition, from 1995 to 1997, we had four different Chief Executive Officers, three North American Division Presidents and three Directors of Research and Development. The senior management turnover led to a loss of strategic direction and operational difficulties, particularly in North America.

   Elimination of Certain Lower Margin Businesses

     Beginning in 1995, we undertook certain steps intended to increase our return on sales percentage. From 1994 to 1997, our gross margins increased from 30.1% to 34.4%. Despite the increase in gross margins achieved during this period, our EBITDA during this period decreased from $71.4 million (excluding a non-recurring gain in 1994) to $38.6 million in 1997.

     A key aspect of prior management's efforts to increase our gross margins was our decision to focus our marketing efforts on higher margin business (primarily distributors) and to de-emphasize or eliminate sales to certain lower margin accounts (primarily direct customers such as office furniture makers). Management believes that a number of the de-emphasized and eliminated accounts previously provided us with a positive variable contribution and, given our current excess manufacturing capacity, intends to re-establish a significant amount of such sales.

   Changed Emphasis on Design

     We have a history of innovation and leadership in product design. We believe that our reputation for innovative design is an important factor in our success in the commercial segment of the market. Beginning in 1995, however, we changed the emphasis of our design program by focusing on consumers (e.g., the design center program) rather than on specifiers such as architects and designers. Management believes that communication with the architectural and design community is essential to our sales efforts, particularly with respect to new product introductions.

Business Strategy

     We have begun to implement a strategy that we believe will return us to pre-1995 levels of profitability and cash flow. Management expects our operating performance to benefit from the following factors:

     o the return of Vincent Langone and David Schneider, who previously managed us through two successful leveraged buyouts, as senior management,

     o a targeted reduction in selling, general and administrative expenses, which increased significantly since 1994,

     o an expected increase in unit volume shipments as customer service is improved through better management of the inventory and distribution systems,

     o the realization of substantial savings due to the manufacturing efficiencies resulting from the significant capital investments made since 1994 and

     o    a reduction in capital spending to historical (pre-1995) levels.

     Specifically, our business strategy includes the following elements:

   Reduce Operating Expenses

     Management has begun to implement a program of reducing operating costs, enhancing operating efficiencies and improving profitability. Management believes that over the last three years, profitability was depressed by unnecessarily high operating expenses, including spending on consumer-targeted advertising and promotion programs that were either ineffective or related to the launch of our flooring product. Management has identified approximately $30.0 million in estimated net annualized operating cost savings that it believes can be realized without affecting our overall sales or brand franchise. The savings relate primarily to specific areas of advertising and promotion spending and other selling and administrative expenses, and also target other operating expenses, including outside consultant expenses and transportation and warehousing costs. Implementation of the cost savings began in early 1998 and, although management does not expect to fully realize such savings until 1999, management believes that approximately $22.0 million of the total is reflected in our results of operations for year ended December 31, 1998. See "--Cost Savings."

   Improve Manufacturing Efficiency

     We believe that the $134.8 million investment in new property, plant and equipment over the last three years (along with the approximately $45.0 million of capital expenditures planned over the next two years) provides a foundation for us to realize substantial manufacturing savings to be phased in over the next three years. Key investments include:

     o    an expansion of the Taiwan manufacturing and distribution facilities;

     o    a continuous press line in the facility in Spain; and

     o a high efficiency treater and ready-to-use print technology in the United States facilities.

     We expect that these investments will help to more efficiently meet customer service requirements in these markets. See "--Capital Investments."

   Re-establish Strategic Leadership

     Management believes that increased integration of and communication between our operating units will significantly improve our profitability. From 1995-1997, our North American, European and Asian divisions were operated as separate and autonomous divisions. Management believes that significant cost benefits will be realized from its recent implementation of a centrally coordinated global purchasing program. In addition, management has begun to re-emphasize our design leadership by evaluating our product line on a global basis, addressing product line weaknesses and coordinating new product launches. Management believes that worldwide specifications, product line rationalization and global product launches are all opportunities for improved profits.

   Increase North American HPL Sales by Improving Customer Service

     Management believes that product quality and service (i.e., lead time, availability, fill rates, delivery reliability and consistent quality) are key criteria that customers consider in selecting an HPL vendor. Management has begun to re-emphasize our quality and service focus in North America by realigning our inventory stocking strategy to be responsive to regional demand patterns.

   Target Strategic Acquisitions

     Management is pursuing opportunities to make acquisitions that complement or expand our decorative surfaces businesses or that enable us to enter new markets. We intend to focus on surfacing companies whose products can be manufactured using our extensive global manufacturing capabilities or brands whose products may be sold through our distribution channels or that would benefit from the Formica brand name. The expansion opportunities include domestic and international manufacturers of laminates, solid surfacing, flooring, woods, tile, plastics and related surfacing products. We are actively evaluating potential acquisition targets and will make acquisitions that fit our acquisition strategy.

     We acquired the solid surfacing division of International Paper which is marketed under the name Fountainhead, in February 1999 to complement our Surrell products. The acquisition significantly increases our solid surfacing production capability and has increased our sales of solid surfacing products. The acquisition, which was funded out of available cash, will not have a material effect on our results of operations or financial condition.

Industry Overview

     The decorative overlay market consists of high pressure decorative laminates, wood, veneers, marble, granite, solid surfacing, tile, plastics, foils, papers, vinyls, acrylics, paint, wallpaper, wall and floor coverings, low pressure laminates and other surfacing materials. While substitution exists across product categories, HPL remains one of the primary products used in certain horizontal surfacing applications, such as kitchen and bathroom countertops, where durability is a critical consideration. HPL products are used in a wide range of applications, with other decorative surfacing products competing at the high and low end of the market. At the high end are decorative surfaces such as our Surell solid surfacing product, Fountainhead and Corian solid surfacing, granite, marble, tile and natural wood. Low pressure laminates are a low cost surfacing alternative for applications requiring lower durability.

     We estimate that the worldwide market for HPL was approximately $3 billion in 1997, evenly distributed between North America ($1 billion), Europe ($1 billion) and the rest of the world ($1 billion). The end-users of HPL products generally fall into two market segments, residential and commercial, each of which has in recent years accounted for approximately 50% of the market. Demand for HPL products is driven by both the residential and commercial new construction market and the remodeling/renovation market. The residential market is comprised of independent contractors and manufacturers of countertops, kitchen and bathroom cabinets and furniture. The commercial market includes fabricators, contractors and manufacturers whose primary business is the production of interiors (including store fixtures, furniture and wall paneling) in airports, prisons, hospitals, schools, retail stores, hotels and office buildings.

Products

     Decorative laminates are used in a wide range of surfacing applications where durability, design, construction versatility and ease of maintenance are factors. Our principal products are high pressure decorative laminates (which accounted for 90% of 1998 net sales), solid surfacing material, which is marketed under the Surell brand name, and laminate flooring products, which we introduced in late 1996 under the Formica brand name. We also manufacture and sell resins and license our Formica brand name and proprietary technology and know-how to third parties.

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


   High Pressure Decorative Laminates

     HPL is principally used in a wide range of commercial and residential surfacing applications where durability, design, construction versatility and ease of maintenance are important factors. Traditional residential applications include:

     o    kitchen cabinetry,

     o    countertops and bathroom vanities,

     o horizontal and vertical surfaces in living rooms, family rooms and dining rooms.

     The commercial applications include:

     o    work surfaces,

     o    cabinetry,

     o    furniture,

     o    fixtures,

     o    panels,

     o    counter tops and

     o interior walls with end-use applications in offices, computer centers, airports, hospitals, schools, restaurants, hotels, retail stores, ships, buses and railroad cars.

     Our HPL products compete with decorative laminates manufactured by other producers, as well as with other surfacing materials such as wood, veneers, marble, tile, plastics and foils. Competition is based principally on breadth of product line, design and appearance, product quality, functionality, marketing, technology, price and service. Over the past twenty years, less-expensive, less-durable low-pressure laminates have replaced HPL for certain applications. Nevertheless, the more durable HPL still dominates the market for certain surfaces such as countertops and tables.

     Our HPL offerings include both general purpose products and premium products, which generally have higher profit margins.

   General Purpose HPL

     Our standard U.S. decorative line consists of 96 solid colors, 126 abstract patterns, 32 woodgrain patterns and 114 other patterns. Surface textures can range from very high gloss, smooth surfaces to deeply textured surfaces and surfaces with other special design and performance features. These products are generally sold in sheet form in standard sizes that correspond to press sizes and vary from market to market.

     There is substantial overlap of these colors and patterns among our three principal regions (North America, Europe and Asia), and we have an active new product harmonization program to conform regional product lines and reduce costs. There will continue to be regional differences in colors and patterns to meet local style differences.

   Premium HPL Products

     Formica premium decorative laminates products have characteristics which make them particularly suitable for various specialized applications and generate higher profit margins than the standard line products. Premium decorative laminates products include our Decometal (which incorporates real metal foil on a laminate core, giving the solid appearance of a metal plate or sheet) and Ligna (a multi-laminar veneer made with phenolic-backed real wood and which replicates the grains of exotic woods) lines, our Design Concepts and Formations collections and Colorcore surfacing material (a solid "color-through" laminate), each of which are marketed for special end-use applications such as office furniture, store fixtures, restaurant interiors, airports and custom-built kitchens. Premium HPL products also include laminates for uses requiring fire-related materials such as shipbuilding and office interiors; textured laminates which are designed to look and feel like leather or slate; and laminates applied to static-free flooring used in computer centers.

   Solid Surfacing Products

     Our solid surfacing products accounted for about 6% of our total sales in 1998. These products, (similar to E.I. DuPont de Nemour's ("DuPont") Corian product), distributed under the brand name Surell, are available in a selection of colors and granite-like patterns, which run throughout the entire thickness of the product. The products can be fabricated and shaped for use in a variety of residential and commercial applications, such as vanities with dripless edges and integral backsplashes, or produced in sheet form for work surfaces, countertops and other surface applications. One of the advantages of this product is that if it is scratched or gouged, the damaged exterior can be easily repaired by simply sanding down the surface to provide a new smooth exterior. Solid surfacing products are more expensive than laminates but less expensive than comparable materials such as marble, granite and high-end ceramic tile.

     We acquired the solid surfacing division of International Paper which is marketed under the name Fountainhead, in February 1999 to complement our Surrell products. The acquisition significantly increases our solid surfacing production capability and has increased our sales of solid surfacing products.

   Laminate Flooring

     In late 1996, we introduced the Formica laminate flooring product line in North America to compete in the rapidly- growing market for laminate flooring. The product is produced in a variety of colors and patterns and is sold in both the new construction and renovation markets.

     Formica flooring offers a virtually impermeable surface finish which is resistant to wear, moisture and impact. It is constructed from dual layers of direct pressure laminate sandwiching a high-density moisture-resistant fireboard. Due to its durable surface, it is ideally suited for flooring in locations such as kitchens, bathrooms and family rooms.

     Formica flooring is currently offered in a variety of colors and patterns, including marble, granite, wood and wood tints. The wood patterns are produced in planks which are fit together in a tongue and groove assembly system. Formica flooring is applied as a "floating" floor and can be fitted over any subfloor with a dry, clean and level surface. In certain circumstances the flooring can be laid directly on to an existing floor covering such as linoleum or vinyl, which provides substantial cost savings to the consumer. Formica flooring is manufactured in a dedicated facility in Seattle, Washington, by Stel Industries, Inc., an independent manufacturer, under a long-term exclusive "take-or-pay" contract with us. See Note 15 to our Consolidated Financial Statements included elsewhere in this prospectus.

   Design Development

     Design is an important factor in the customer selection of decorative HPL. New laminate designs are introduced periodically by us and our competitors. We consider ourselves an industry leader worldwide in decorative laminate design. Our design team works to anticipate market trends by observing other areas that serve as leading indicators of design trends. We have consistently won numerous design and product awards worldwide. These awards include: the 1996 Kitchen & Bath Business' Product Innovator Award, the 1997 Visual Merchandising & Store Design Reader's Choice Poll, the 1997 Green Product Award, the 1996 Gold Ink Award and the Graphic Arts Recognition Committee Award of Excellence. Other awards include the Professional Builder's ADQ Award, the Kitchen & Bath Design News' ADQ Award, the 1997 Kitchen and Bath Business' Flooring Product of the Year Award and the 1997 Printing Industries of America Award, among others.

     Our efforts to refine the designs of our products have resulted in such products as the Design Concepts and Formations collections, Deco Metal, Ligna, Colorcore, a solid "color-through" laminate, and the Stripes and Geometrica collections featuring silk-screen printed pinstripes and bands in a variety of colors. During the last several years, we introduced solid opaque laminates, granite-like solid surfacing materials, and a number of other premium products.

Marketing, Distribution and Customers

     We believe our global distribution and dealer network, together with our extensive sales force and the Formica brand name and Anvil F mark, are major marketing strengths and key elements to our success. In addition, we believe that none of our competitors have the brand recognition of the Formica brand name.

     Our products are sold through distributors of wholesale building materials, distributors of products for the cabinet industry and directly to original equipment manufacturers for both residential and commercial uses. In 1998, approximately 60% of our net sales were made through distributors and the remaining 40% were made directly to users of our products.

     Our distribution network includes approximately three hundred independent distributor locations worldwide. Many distributors have sub-distributorship and dealer networks. As a result, our brand products are represented in thousands of locations worldwide. The effort of our domestic and international sales and architectural specifications representatives, when combined with the sales force of our distributor network, provide sales and marketing coverage in over 100 countries throughout the world. Our architectural sales force calls directly on architects, designers and specifiers on a full-time basis. Our sales representatives market our products directly to end-users and work with distributors by monitoring distributors' inventories, calling on customers, architects and designers with the distributor's sales representatives and assisting distributors in the development of advertising and promotional campaigns and materials and the introduction of products.

     Generally, our distributorship sales are made by distributors that exclusively carry our brand of HPL. The typical distributor also sells some or all of the following: other surfacing material, adhesives, cabinetry, flooring material, particleboard, cabinet hardware and other related architectural and building materials. We consider our distribution network to be an important vehicle for the introduction of new products we may develop or distribute in the future.

     We estimate that of our net sales for the year ended December 31, 1998, approximately one-half were derived from products used in commercial applications and one-half from products used in residential applications. In addition, we estimate that approximately two-thirds of our net sales for such periods were derived from products used in remodeling or renovation projects, while approximately one-third of our net sales for such periods were derived from products used in new construction.

     Sales in the commercial market are heavily influenced by the specifications of architects and designers. In addition to our regular salesforce, a specialized salesforce calls exclusively on architects and designers.

     Our backlog is not significant due to our ability to respond adequately to customer requests for product shipments. Generally, our products are manufactured from raw materials in stock and are delivered to our customers within one to thirty days from receipt of the order, depending on customer delivery specifications.

     We have no significant long-term contracts for the distribution of our products. For the year ended December 31, 1998, no customer or affiliated group of customers accounted for as much as 5% of our consolidated net sales.

Raw Materials

     High pressure decorative laminates are produced from a few basic raw materials which include kraft paper, fine decorative papers and melamine and phenolic resins. The papers are impregnated with resins and placed between stainless steel plates in a multi-opening press and cured under pressure and elevated temperature. The number of paper laminations per sheet of laminate varies with the specific type of product being produced, but all have melamine resin on the surface to create a hard, durable surface. Surface textures can range from very high gloss smooth surfaces to deeply textured surfaces and surfaces with other special design and performance features. In addition to patents, we have proprietary technology and know-how in the design and manufacture of our products.

     Kraft papers are available globally from several major sources and many smaller producers. Fine papers are supplied by many producers in North America, Europe and Asia. Melamine, phenol and formaldehyde, the primary raw materials for resins, are global commodity chemicals available from many suppliers. We currently purchase these raw materials from various suppliers at market prices. We believe that we are one of the largest purchasers of these raw materials on a worldwide basis in the high pressure laminate industry. We may, from time to time, enter into one-year or longer-term contracts with suppliers when advantageous to us. We also acquire certain chemicals under exclusive arrangements from producers in connection with licensing technology from those producers.

Manufacturing and Locations

     We manufacture and distribute products on a global basis with eleven manufacturing facilities located in the United States, Canada, the United Kingdom, France, Spain, Taiwan and China and a 50% interest in a joint venture manufacturing plant in Germany that produces specialized metallic surfaced laminate products. These multiple manufacturing locations around the world enable us to reduce delivery times, freight costs and duties that we would otherwise encounter.

     In general, each manufacturing facility produces a standard product line for its geographic market and produces one or more specialty products which may be sold in its market or exported to other markets. This allocation of production responsibility is designed to insure prompt delivery to customers of our standard product lines and economies of scale in the production of our premium products. In addition, certain of our specialty products have been developed in response to regional design preferences.

     Our manufacturing facilities normally operate either on a five, six or seven day a week schedule. Periodically, we operate on an overtime basis to satisfy customer requirements during periods of peak demand. Generally, each facility is shut down from one to four weeks annually for maintenance, refurbishment and traditional vacation periods. Management believes that our existing manufacturing facilities are satisfactory for our projected requirements, and has no current plans to expand capacity significantly.

     Our North American operations are headquartered in Evendale, Ohio (near Cincinnati), which is also the site of an HPL manufacturing plant. We also manufacture HPL in Rocklin, California (near Sacramento) and St. Jean, Quebec, Canada (near Montreal). Surell solid surfacing is manufactured in Mt. Bethel, Pennsylvania (near Allentown). HPL samples, which are produced in large quantities for marketing purposes, are produced at a facility in Indianapolis, Indiana. Certain products, such as Ligna and laminate flooring, are manufactured by third parties and sold under our brand name through our distribution system. We have distribution centers in Evendale, Ohio; Rocklin, California; Dallas, Texas; Ft. Lauderdale, Florida; Mt. Bethel, Pennsylvania; Atlanta, Georgia; St. Jean, Quebec, Canada; Vancouver, British Columbia, Canada; San Juan, Puerto Rico; and Mexico City, Mexico.

     Our European headquarters and United Kingdom operations are based in North Shields, United Kingdom (near Newcastle), which is also the site of an HPL manufacturing plant. The Spanish subsidiary is headquartered at its production facilities in Bilbao, Spain. The French subsidiary is based in Lognes, France (near Paris), and we have an HPL plant in Quillan, France. Distribution centers are located in North Shields, United Kingdom; Bilbao, Spain; Paris, France; Cologne, Germany; Milan, Italy; Rumlang, Switzerland; and Eugendorf, Austria. Our Homapal joint venture (which manufactures metallic laminates) is based in Herzberg Am Harg, Germany. We also manufacture our own steel press plates in La Plaine, France.

     Our operations in Asia are headquartered in Taipei, Taiwan. Our largest plant in Asia is located in Hsinfeng, which is near Taipei. We also have a manufacturing plant in Shanghai, China and a separate marketing joint venture in Shanghai. We have distribution centers in Taiwan, Singapore and Hong Kong and four distribution centers and six sales offices in China.

Manufacturing Process

     The HPL manufacturing process involves several major steps: resin manufacturing, treating, collation, pressing, trimming, sanding, packaging and shipping.

     The resins are manufactured to exact formulations and procedures. Samples are taken during resin manufacturing to identify any necessary production modifications and ensure that the resin is being made to the correct specifications.

     The "webs" of untreated kraft paper or decorative paper are threaded into the treaters. The web is then dipped into the liquid resin and floated on air currents through an oven to dry it. As the product emerges from the machines, it either gets cut and stacked automatically or rewound on a core and moved into work-in-process inventory.

     Orders are entered into computers and then given to workers who pull the appropriate goods from the work-in-process inventory and transfer them to the collation line. The barrier, core and overlay sheets are then stacked in the order in which they will be sent to the multi-opening presses. These stacks of unfinished laminate are placed between plates and moved into the press itself. The stainless steel plates can create surface textures ranging from very high gloss, metallic finishes to deeply textured surfaces with special designs.

     Press size varies from 10 to 24 openings. Depending on the thickness of the product, one to 16 sheets of unfinished laminate can be placed between press plates. Once the plates and the unfinished laminate are placed in the press, the press applies 1400 pounds per square inch of pressure and 300o F of heat. This process takes approximately 40 to 80 minutes. The laminates and plates are then removed from the press and the laminates are removed from between the plates. After the sheets are separated, they are sent through the trimming and sanding lines where the edges are removed and the backs are sanded. The laminate is visually inspected at this point and moved into finished goods inventory. The product is specifically packaged and then shipped to a warehouse until it is delivered to the distributor or fabricator.

Cost Savings

     We have begun to implement a cost savings program intended to reduce operating expenses. We devised this program after a detailed review of our financial and operation results from 1995 to 1997, based on our management's expertise in successfully operating the business at significantly lower selling, general and administrative spending levels than were incurred between 1995 and 1997, yet with stronger EBITDA results.

     The majority of the savings relate to reductions in advertising and sales promotion spending as well as other selling and administrative spending. Implementation of the cost savings began early in 1998, but we do not expect the full savings to be realized until 1999.

     The following is a summary of the estimated annual cost savings and management's estimate of:

     o the amount of such cost savings reflected in our results of operations for the year ended December 31, 1998 and

     o the annual cost savings expected to be reflected in our results of operations for 1999 and thereafter (based on our 1999 budget compared to management's estimate of total spending on such categories in
          1997):




                                                                                  Year ended    Estimated
                                                                                   December    Annual Cost
                                                                                   31, 1998      Savings
                                                                                  ----------   -----------
                                                                                      ($ in millions)

Excess Advertising & Sales Promotion/Other Selling & Administrative Expenses.....    $10.5        $18.0
Flooring.........................................................................      5.5          6.0
Operating Expenses...............................................................      2.0          4.0
Staff Reductions.................................................................      3.0          5.0
Consultants/Legal/Other..........................................................      4.0          4.0
                                                                                     -----        -----
   Total Estimated Cost Savings..................................................    $25.0        $37.0
      Additional Standalone Costs................................................     (3.0)        (7.0)
                                                                                     -----        -----
   Total Estimated Net Cost Savings..............................................    $22.0        $30.0
                                                                                     =====        =====


     The $37.0 million in estimated cost savings is expected to be partly offset by approximately $7.0 million in incremental costs associated with us being independent from BTR.

     While we believe that the advertising and promotional spending that constituted a large part of the increased SG&A expenses was unnecessary, we cannot assure you that a reduction in advertising and promotional spending will not reduce net sales. See "Risk Factors--Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors--Cost Cutting Strategy."

   Excess Advertising & Sales Promotion/Other Selling & Administrative Expenses

     We plan to reduce non-flooring advertising and sales promotion spending and other selling and administrative expenses by approximately $18.0 million in North America. A portion of the reduction reflects management's belief that much of our advertising and promotion spending during the 1995 to 1997 period was ineffective. In addition, we completed the launch of the Formica Design Center program in 1997. Management believes that while the program has been effective in establishing a stronger dealer base, the program has generated only nominal incremental sales volumes. Other selling expenses include literature and wallboard placements, sampling and regional sales expenses. Future spending on literature and wallboards will maintain exposure after previously higher spending levels in conjunction with the design center program and significant product introductions. Similarly, sampling will be reduced to support a more targeted product launch strategy, the use of scrap versus virgin material as well as a printed sampling alternative which cuts unit sample costs by 50% from laminate sample chains. Regional sales expenses will also be reduced to levels more in line with ongoing market needs.

     For the year ended December 31, 1998, we have realized $10.5 million in savings from reduced advertising and sales promotion spending and other selling expenses. A total of $18.0 million in such savings is estimated for the fiscal year ended December 31, 1999.

   Flooring

     We completed the launch of the Formica laminate flooring product in 1997, which included over $4.0 million in non-recurring television advertising. Promotional spending for the launch included the one-time cost of placing over 6,500 displays at retailers (which included the majority of the higher volume laminate flooring dealers). Although management expects that we will benefit from the significant investment in the displays, future promotional spending will focus on incremental display placement and add-on displays for future flooring product introductions.

     For the year ended December 31, 1998, we estimate that we realized approximately $5.5 million in savings due to the completion of the flooring product launch. A total reduction of approximately $6.0 million in such savings is estimated for the fiscal year ended December 31, 1999.

   Operating Expenses

     We plan to reduce operating expenses, including claims expense and scrap, warehousing and transportation costs, by approximately $4.0 million. For the year ended December 31, 1998, we believe that we have realized $2.0 million of these savings from reduced operating expenses. A total of approximately $4.0 million in such savings is estimated for the fiscal year ended December 31, 1999.

   Staff Reductions

     Management intends to realize net annualized cost savings of approximately $5.0 million as a result of a variety of staff reductions. For the year ended December 31, 1998, we estimate that we have realized $3.0 million of these savings from already implemented staff reductions throughout the organization. A total of approximately $5.0 million in such savings is estimated for the fiscal year ended December 31, 1999. The 1999 staff reductions primarily relate to additional head count reductions in the Asian and European operations.

   Consultants/Legal/Other

     Management has reduced the costs of outside consultants, legal advisors and other services by approximately $4.0 million for the year ended December 31, 1998. Management believes that there was no discernible benefit from much of the consulting services provided to us from 1995 to 1997. In addition, we have hired an in-house general counsel (the cost of which is reflected in our additional standalone costs) and intend to reduce our dependence on outside legal services.

   Additional Standalone Costs

     Additional standalone costs relate to the establishment of corporate functions previously provided by BTR as well as additional insurance, pension and related costs required following our separation from BTR. Our additional standalone costs are estimated at $7.0 million per year, $3.0 million of which is reflected in the financial results for the year ended December 31, 1998. A total of approximately $7.0 million in such costs is estimated for the fiscal year ended December 31, 1999.

Capital Investments

     In the last several years, we have implemented a major capital investment program that management believes will increase capacity, yield substantial manufacturing savings and improve competitiveness. That investment included $134.8 million in capital expenditures from 1996 through 1998, the majority of which was related to specific projects expected to provide manufacturing cost savings or capacity enhancement. With capital expenditures of $45.0 million and $15.0 million in 1999 and 2000 in aggregate, we will have largely completed our major capital spending program.

   Ready-to-Use Print

     We are investing in new technology called ready-to-use print ("RTUP"). The RTUP process, also referred to as dry print, eliminates the need to treat the decorative paper with resin. Cost savings result as the total resin content is reduced and the basis weight of the overlay paper is reduced. This new system also improves decorative paper yield as it provides the ability to produce more optimal quantities. Labor savings should also result from eliminating the treating step for the decorative paper and reducing the labor associated with collating.

   Taiwan Plant Expansion

     We have expanded our Taiwan manufacturing plant with the addition of a new large size press which became operational in 1998. This additional capacity will eliminate the need to import substantial quantities of finished laminate from North America and Europe to service the southeast Asia market and will also provide capacity for future growth. In addition, we have built a new finished goods warehouse next to the Taiwan manufacturing plant, thereby eliminating the need for the previous warehouse, which was located 30 miles away from the factory. This has eliminated the double handling of products, cut down lead time, and saved warehouse rental expenses.

   Continuous Press

     We are in the final stages of commissioning a continuous press line in our facility in Spain. The continuous press will

     o    simplify production flow;

     o    improve labor productivity;

     o    reduce press plate costs;

     o    lower in-process scrap; and

     o    permit the production of custom sheet lengths.

   Phenolic Treater

     Prior to the Acquisition, we purchased a new high efficiency phenolic treater for our Evendale plant, which is expected to be operational in 1999. Expected savings are primarily due to

     o    reduced treating labor;

     o    reduced utilities costs;

     o    improved control/reduced material loss and resin usage; and

     o implementation of ARC technology. The introduction of the ARC system, which eliminates the need for a wax separator between sheets of HPL during pressing, will reduce materials costs, labor costs and yield losses.

   Other

     We expect to realize manufacturing cost savings and/or capacity benefits from the following projects:

     o the introduction of a new, less expensive process to produce HPL with a "sparkle" finish;

     o a new boiler house at the North Shields, United Kingdom facility, which was substantially finished in March 1998 and is yielding savings from efficiency, labor and fuel;

     o a modified HPL manufacturing process in North America which provides comparable finished goods quality from the usage of a reduced cost resin; and

     o the purchase of our minority partner's interest in the Shanghai, China manufacturing plant and business.

Competition

     Our products compete around the world with high pressure decorative laminates manufactured by other producers, as well as with wood, veneers, marble, granite, solid surfacing, tile, plastics, foils, papers, vinyls, acrylics, paint, wallpaper, wall and floor coverings, low pressure laminates and other surfacing materials. In recent years, there has been substitution of other products for HPL, with increasing substitution of solid surfacing at the high end and increasing substitution, particularly among North American manufacturers of cabinets, inexpensive furniture and store fixtures, of low pressure laminates at the low end. Competition is based principally on breadth of product line, product quality, marketing, technology, price and service. We compete in a number of geographic markets and our success in each of these markets is influenced by those factors. We believe that we are one of the largest producers of HPL on a worldwide basis. We also believe that we are the largest or second largest producer of HPL in various national markets, including the United States, Canada, the United Kingdom, France, Spain and Taiwan. In many other national markets, we enjoy a smaller but nonetheless significant market position. In the North American HPL market, our principal competitor is Wilsonart (a subsidiary of Premark International) and in Europe the principal competitor is Perstorp. In the solid surfacing market, DuPont is the strongest competitor, and Perstorp is dominant in the laminate flooring market. Many of our competitors are owned by larger enterprises and may have greater assets or resources than us.

Research and Development

     Technical support to our business is organized on a worldwide basis. The major part of our research program, which involves the development of new applications for existing products, new products and process improvements, is carried out by the research and development departments located in the United States. Technical groups located at each plant also participate in the overall program and work on smaller projects under the direction of our research director.

International Operations

     Our net sales from international operations to third parties accounted for approximately 49%, 48% and 44% of total net sales of our products for the years ended December 31, 1996, 1997 and 1998, respectively, and international operations contributed $0.0, $14.9 and $12.6 of our operating income for the years ended December 31, 1996, 1997 and 1998, respectively. We have manufacturing subsidiaries located in the United Kingdom, France, Spain, Canada, Taiwan and China and a 50% interest in a German joint venture. Our principal international markets are located in Europe, Asia, Canada and Mexico. Our international operations are subject to foreign currency fluctuations, local laws concerning repatriation of profits and other factors normally associated with multinational operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 12 to our Consolidated Financial Statements included elsewhere in this prospectus for information concerning our business by geographic area and "Risk Factors--International Operations."

Environmental Matters

     Our operations are subject to various foreign and United States environmental laws and regulations. We have conducted environmental assessments (which generally include a physical inspection, but not soil or groundwater analyses) on a limited number of properties. The estimated range of costs and liabilities associated with potential on-site soil and groundwater contamination and compliance with existing and potential environmental laws and regulations (exclusive of costs and liabilities associated with off-site contamination at Superfund sites discussed below) is approximately $1.6 million to $7.1 million in the aggregate over the next several years. In addition, we estimate that we will have additional capital expenditures of approximately $0.8 million relating to air emissions equipment upgrades at our Rocklin, California facility. There can be no assurance, however, that we will be required to incur these estimated costs and liabilities or that the actual costs and liabilities will not be significantly higher. Unforseen expenditures or liabilities relating to contamination or compliance with environmental laws could have a material adverse effect on our financial condition or results of operation. Pursuant to the Acquisition Agreement, we will be indemnified for certain limited environmental claims generally relating to soil and groundwater contamination at currently and previously owned and leased sites and at sites to which we sent wastes prior to a certain date. This indemnification, however, is subject to various limitations, including a cap, threshold, survival period, and restrictions on the scope of claims that may be indemnifiable.

     We have been, from time to time, the subject of administrative proceedings, litigation and investigations relating to environmental matters. Currently, we have been named as a potentially responsible party at several Superfund sites and have reserved approximately $4.0 million for liabilities with respect to two of such sites. We believe, based on various factors, including, without limitation, certain indemnification rights that we have with respect to some of the Superfund sites, that the liabilities associated with such Superfund sites should not have a material adverse effect on our financial condition or results of operations. In addition, in September 1998, we received a Citation and Notification of Penalty from the Occupational Safety & Health Administration ("OSHA") relating to certain safety violations at our Evendale, Ohio facility, with total penalties of $275,500 being sought. Although there can be no assurance, we believe the amount of the penalty will be reduced.

     There can be no assurances that we will not become involved in future proceedings, litigation or investigations, that such Superfund or other environmental liabilities will not be material or that indemnification pursuant to such indemnification rights will otherwise be available. See Note 15 to our Consolidated Financial Statements included elsewhere in this prospectus.

Patents, Trademarks and Licenses

     We own patents and possess proprietary information which relates to our products and processes. We believe that the loss of any of our patents would not have a material adverse effect on our business.

     Trademarks are important to our business and licensing activities. We have a vigorous program of trademark enforcement to prevent the unauthorized use of our trademarks, to strengthen the value of our trademarks and to improve our image and customer goodwill. We believe that the Formica trademark and the Anvil F mark are our most significant trademarks. In addition to registration in the United States, those trademarks are registered in over 100 countries. We have granted a perpetual, royalty-free license to the Formica tradename or trademark to CSR Limited in Australia and New Zealand and to certain laminate producers in India, South Africa and much of South America. The Colorcore and Surell trademarks are registered in the United States and several other countries. Additionally, we have numerous other registered trademarks, trade names and logos, both in the United States and abroad. We believe that our material trademarks are well protected in all of the major markets in which we do business. However, effective trademark protection may not be available in every country in which our products are available.

     Historically, we have had a limited copyright portfolio of patterns and designs, because the designs used in our laminates were typically owned by the decorative paper manufacturer. In more recent years, we have increasingly created our own proprietary designs, some of which are protected by copyright.

     We believe that numerous opportunities exist to license our internationally recognized FORMICA trademark and the Anvil F mark and our proprietary technology and know-how. We have existing licensing arrangements for our trademarks (and, in certain cases, our proprietary technology) with manufacturers of adhesives.

Properties

     The location and general description of the principal properties owned or leased by us (or by our German joint venture) are set forth in the table below:



       Location                         Principal Function                                Square Feet
       --------                         ------------------                                -----------

Atlanta, Georgia                  Distribution Center                                      60,000 Leased
Dallas, Texas                     Distribution Center                                      82,000 Leased
Evendale, Ohio                    Manufacturing Plant and United States Operations      1,000,000 Owned
                                     Headquarters
Ft. Lauderdale, Florida           Distribution Center                                      64,000 Leased
Indianapolis, Indiana             Samples Facility                                         54,000 Leased
Mt. Bethel, Pennsylvania          Manufacturing Plant and Distribution Center             150,000 Owned
Rocklin, California               Manufacturing Plant                                     350,000 Owned
St. Jean, Quebec, Canada          Manufacturing Plant                                     360,000 Owned
Shanghai, China                   Manufacturing Plant                                     340,000 Owned
North Shields, England            Manufacturing Plant and Subsidiary Headquarters         560,000 Owned
LaPlaine, France                  Manufacturing Plant                                      25,000 Owned
Lognes, France                    Distribution Center and Subsidiary Headquarters          69,000 Leased
Quillan, France                   Manufacturing Plant                                     240,000 Owned
Herzberg Am Harz, Germany         Manufacturing Plant and Joint Venture Headquarters      110,000 Leased
Bilbao, Spain                     Manufacturing Plant and Subsidiary Headquarters         360,000 Owned
Hsinfeng, Taiwan                  Manufacturing Plant                                     150,000 Owned

     We believe that our properties are suitable and adequate for our present needs. We also believe that we have sufficient manufacturing and distribution capacity for our present and foreseeable needs. Pursuant to the new credit facility, the Rocklin, California and Evendale, Ohio facilities are subject to liens as security for our obligations and our subsidiaries thereunder. One of the Mt. Bethel, Pennsylvania properties is subject to a lien related to an installment sale arrangement for the facility with a local development authority and the Hsingfeng, Taiwan facility is subject to a lien pursuant to a credit agreement in Taiwan.

     The leases for our leased properties will expire from 1999 through 2003, and the German joint venture has an annual lease that expires each December 31, unless renewed.

Employees

     As of December 31, 1998, we had approximately 3,800 employees. In the United States, approximately 1,000 of our employees are covered by collective bargaining agreements that expire in the years 2000 and 2002. Of the approximately 2,000 employees in our international operations, a majority are represented by a variety of local unions.
We consider our employee relations to be satisfactory.

Litigation

     See Note 15 to our Consolidated Financial Statements for discussion of litigation and environmental matters.

                                  MANAGEMENT

     The following table sets forth certain information concerning the directors, executive officers and key management of Formica. Each director of Formica also serves as a director of Holdings and Laminates.


                    Name              Age                        Office
                   -----              ---                        -------

Vincent P. Langone...................  56    Director, Chairman, President and Chief Executive Officer
David T. Schneider...................  49    Vice President, Chief Financial Officer and Secretary
William Adams........................  47    President, European Operations
Steve Kuo............................  43    President, Asian Operations
Thompson Dean........................  40    Director
Peter T. Grauer......................  53    Director
David Y. Howe........................  34    Director
Alexander Donald Mackenzie...........  41    Director

     Vincent P. Langone has been Chairman, President and Chief Executive Officer since May 1998. From 1995 until 1997, Mr. Langone was a principal of Interbuild International, Inc. Mr. Langone was previously named President and Chief Operating Officer of Formica Corporation in 1985 when Formica became independent and privately held through a management-led leveraged buyout in which he was a principal participant and investor. After taking Formica public in 1987, Mr. Langone was appointed Chief Executive Officer in 1988. In 1989, Mr. Langone organized a group of investors led by Dillon, Read & Co. and Formica was again taken private. Under the new structure he assumed the additional role of Chairman. Mr. Langone currently serves as a director of Summit Bank, United Retail Group and Brand Scaffolding Services.

     David T. Schneider has been Vice President, Chief Financial Officer and Secretary since May 1998. From 1995 until 1997, Mr. Schneider was a principal of Interbuild International, Inc. Mr. Schneider previously joined Formica Corporation in 1986 as North American Controller following a management-led leveraged buyout from American Cyanamid Company in 1985. He was appointed Corporate Controller in 1987 and named Vice President and Chief Financial Officer of Formica in 1989.

     William Adams is President of Formica's International operations and General Manager of Formica-U.K. He joined Formica Corporation in 1968. He has held various positions in Formica involving the following functions: research and development, yield improvement, warehousing, distribution, planning and production.

     Steve Kuo is President of Formica's Asian operations. He joined Formica Corporation in March 1985 in sales and marketing and later served as General Manager of North and East China. He was promoted to his present position in December 1997.

     Thompson Dean has been a director of Formica since May 1998. Mr. Dean has been the Managing Partner of DLJ Merchant Banking, Inc., since November 1996. Previously, Mr. Dean was a Managing Director of DLJ Merchant Banking Inc. (and its predecessor). Mr. Dean serves as a director of Commvault Inc., Von Hoffman Corporation, Manufacturer's Services Limited, Phase Metrics, Inc., Arcade Holding Corporation, DeCrane Aircraft Holdings Inc. and Insilco Holding Co.

     Peter T. Grauer has been a director of Formica since May 1998 and a Managing Director of DLJ Merchant Banking Inc. (and its predecessor) since September 1992. Mr. Grauer serves as a director of Doane Pet Care Company, Co., Total Renal Care Holdings, Inc., DecisionOne Holdings Corp., Nebco Evans Holding Company, Ameriserve Food Distribution, Inc., Bloomberg, Inc. and Thermadyne Holdings Corporation.

     David Y. Howe has been a director of Formica since May 1998 and a Vice President of Citicorp Venture Capital, Ltd. since 1993. Mr. Howe serves as a director of Aetna Industries, Inc., American Italian Pasta Company, Insilco Holding Co., IPC Information Systems, Inc., Pen-Tab Industries, Inc. and several private companies.

     A. Donald Mackenzie has been a director of Formica since May 1998 and a Managing Director of CVC Capital Partners Limited since 1993. Previously, he was a director of Citicorp Venture Capital Ltd. Mr. Mackenzie serves as a director of Hamleys Plc and Hozelock Group Plc.

     Pursuant to the terms of the Investors' Agreement among the DLJ Merchant Banking funds, the Institutional Investors and certain other shareholders of Laminates, Formica intends to elect two additional directors who are unafilliated with Formica or any of DLJ Merchant Banking or the Institutional Investors.

Executive Compensation

                                                                                 Long Term Compensation
                                                                       --------------------------------------------
                                       Annual Compensation               Awards          Payouts
                              ---------------------------------------  --------------------------------------------
                                                                       Restricted     Securities
                                                             Other       Stock        Underlying                       All Other
                                       Salary   Bonus   Compensation   Award(s)     Options/SARs     LTIP Payouts   Compensation
Name and Principal Position    Year      ($)      ($)       ($)           ($)             (#)              ($)            ($)
---------------------------   -----   -------- --------  ------------  ----------    ------------     ------------   ------------


Vincent P. Langone
   Director, Chairman,
   President and Chief
   Executive Officer          1998    $400,000       --       --            --             --               --         $428,649(1)

David T. Schneider
   Vice-President, Chief
   Financial Officer and
   Secretary                  1998    $200,000       --       --            --            --                --         $134,153(1)

Albert F. Young
   Former President           1998      91,668  325,000       --            --            --                --          199,757(2)

Richard Nicholas
   Former V.P. of Finance     1998      45,667   75,000       --            --            --                --          124,233(2)

Gerald Carrino
   Former V.P. of
   Marketing                  1998      57,733   75,000       --            --            --                --          126,392(2)

-------------------
(1) Amounts principally represent payment for transaction fees--see "Employment agreements."

(2)  Amounts principally represent severance payments.

     Employment Agreements

     Vincent Langone and David Schneider. Messrs. Langone and Schneider have entered into employment agreements (the "Employment Agreements") with Laminates on the following terms, effective as of April 30, 1998. The Employment Agreements have a duration of three years from their effectiveness subject to automatic extensions for one year periods on their second and each subsequent anniversary, absent notice of non-renewal by either party. The Employment Agreements provide for initial annual base salaries of $600,000 and $300,000, respectively, for Messrs. Langone and Schneider, and, contingent upon Laminate's achievement of certain EBITDA targets, payment of cash bonuses.

     Mr. Langone was paid a $375,000 transaction fee in connection with the acquisition and will be paid an advisory fee in connection with future acquisitions and/or divestitures during the term of his employment. Mr. Schneider was paid a $125,000 transaction fee in connection with the acquisition.

     Each of Messrs. Langone and Schneider is entitled to participate in any benefit and incentive compensation programs, plans and practices which Laminates makes available generally to its senior executive officers. Upon a termination without Cause (as defined in the Employment Agreements), for Good Reason (as defined in the Employment Agreements, which definition includes the occurrence of a Change of Control (as defined therein)) or due to non-renewal of the Employment Agreement (each a "Severance Termination"), each of Messrs. Langone and Schneider is entitled under the agreements to the following severance benefits: (i) unpaid accrued base salary and vacation and earned bonus; (ii) two times the sum of executive's then-current annual base salary and bonus (as calculated pursuant to the agreement); (iii) 36 months continued benefits coverage; (iv) a fully vested supplemental retirement benefit pursuant to the Formica Corporation Supplemental Executive Retirement Plan (the "SERP") and (v) accelerated vesting with respect to any time-based options and time-vested equity based awards granted to or purchased by executive. Laminates has agreed that it will "gross-up" executives for any excise taxes to which they are subject as a result of any severance payments being considered "golden parachute" payments by the Internal Revenue Service.

     Pursuant to the Employment Agreements, each of Messrs. Langone and Schneider will, during his term of employment with Formica and for a period of two years following a Severance Termination, be bound by a covenant (i) not to compete in the high-pressure laminates business or other line of business significant to Laminates and any of its subsidiaries as a whole and (ii) not to solicit any employees of Laminates or its subsidiaries.

The Restricted Stock Plan

     On April 30, 1998, the Board of Directors and shareholders of Laminates approved and adopted the Laminates Management Restricted Stock Program (the "Plan"), effective as of such date. The Plan authorizes purchases by eligible employees of Laminates and its subsidiaries, selected in the discretion of the Committee (as defined below), of restricted shares of Common Stock of Laminates (the "Restricted Stock"). Any shares of Restricted Stock purchased pursuant to the Plan are subject to forfeiture upon the participating employee's termination of employment with Laminates or any of its subsidiaries until such shares have vested in accordance with the terms described below. The only employees who have participated in the Plan to date are Messrs. Langone and Schneider.

     Administration. The Plan is administered by a committee (the "Committee") of the Board established by the Board in a manner which complies with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, to the extent such compliance is necessary, or if no such Committee has been established, by the Board.

     Number of Authorized Shares. Shares issuable under the Plan may include shares of authorized but unissued or reacquired Common Stock.

     The number of shares which may be issued under the Plan is 157,153, subject to adjustments upon the occurrence of certain events and as follows. To date, 120,484 shares have been allocated pursuant to purchase by Messrs. Langone and Schneider, and 36,669 shares are available under the Plan for future purchase. Subject to certain exceptions, upon the issuance by Laminates of additional equity following the effectiveness of the acquisition, additional shares will be available under the Plan equal to from 12.5% to 5.5% of the additional Common Stock issued, depending upon the amount and timing of the issuance.

     Purchase Price. Unless otherwise determined by the Committee, the price at which each share of Restricted Stock (each a "Restricted Share") may be purchased under the Plan shall be the fair market value of a share of Common Stock on the date of purchase.

     Vesting. Each Restricted Share will vest in accordance with the terms of the applicable purchase agreement between Laminates and the participating employee. 60% of the shares currently issued pursuant to the Plan will be subject to time-based vesting (the "Time Based Shares") and 40% of the shares issued pursuant to the Plan are subject to performance-based vesting (the "Performance Based Shares"). The Time Based Shares vest on a five year schedule, 20% on each anniversary of purchase, and the Performance Based Shares vest on a five year schedule provided that certain EBITDA targets are met. The issued Time Based Shares vest upon termination of a participating employee's employment due to death, disability, without Cause or for Good Reason and upon a change of control of Laminates and the issued Performance Based Shares vest upon a change of control of Laminates occurring within 20 months of the effectiveness of the acquisition, and thereafter only if certain investment return targets are met.

     Puts and Calls. The Restricted Stock is subject to repurchase by Laminates (the "Call Right") upon any termination of employment by the employee and of sale by the employee (the "Put Right") upon termination of employment other than for Cause or by the employee without Good Reason. The applicable purchase price pursuant to the Call Right or Put Right, as applicable, is set forth in the purchase agreement with respect to such shares.

     Amendment and Termination. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time, provided however, that the shareholders of Laminates shall be required to approve any amendment if such approval is necessary to comply with any tax or regulatory requirements.

Compensation of Directors

     Currently, directors are not paid fees. Formica has not yet determined whether the independent directors to be elected in accordance with the Investors' Agreement will be paid any fees.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                   MANAGEMENT OF LAMINATES STOCKHOLDERS

     All of Formica's issued and outstanding stock is owned by Holdings, which is a wholly owned subsidiary of Laminates. The following table sets forth information with respect to the beneficial ownership of Laminates' voting securities as of May 1, 1998 by (i) each person or group known to Formica who beneficially owns more than five percent of Laminate's voting securities, (ii) each of Formica's directors, (iii) each executive officer of Formica and (iv) all directors and executive officers of Formica as a group:


                                                      Number of     Percentage
                Name of Beneficial Owner              Shares (1)     of Class
                ------------------------              ----------    ----------
DLJ Merchant Banking funds (2)......................   538,236(3)      45.1%

CVC European Equity Partners, L.P. (4)..............   240,198(5)      20.6%

CVC European Equity Partners (Jersey) L. P. (4).....    28,920(6)       2.5%

MMI Products, L.L.C. (7)............................   269,118(8)      23.0%

Thompson Dean (9)...................................        --           --
   DLJ Merchant Banking Inc.
   277 Park Avenue
   New York, New York 10072

Peter Grauer (9)....................................        --           --
   DLJ Merchant Banking Inc.
   277 Park Avenue
   New York, New York 10072

David Y.  Howe (10).................................        --           --
   Citicorp Venture Capital, Ltd.
   399 Park Avenue
   New York, New York 10043

Alexander Donald Mackenzie (11).....................        --           --
   CVC Capital Partners Limited
   Hudson House
   8-10 Tavistock Street
   London WC2E 7PP

Vincent Langone.....................................   140,061(12)     12.2%

David Schneider.....................................    27,479(13)      2.4%

Albert F. Young.....................................        --           --

Richard Nicholas....................................        --           --

Gerald Carrino......................................        --           --

All directors and officers as a group
  (6 persons)(9)(10)(11)............................   167,515         14.6%

-------------------

(1) Under the applicable rules of the Securities and Exchange Commission, each person or entity is deemed to be a beneficial owner with the power to vote and direct the disposition of these shares. Shares of common stock subject to warrants are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2) Consists of shares held directly by DLJ Merchant Banking Partners II, L.P. ("DLJ Merchant Banking") and the following related investors: DLJ
     Merchant Banking Partners II-A, L.P. ("DLJ Merchant BankingIIA"); DLJ Offshore Partners II, C.V. ("Offshore"); DLJ Diversified Partners, L.P. ("Diversified"); DLJ Diversified Partners- A, L.P. ("Diversified A"); DLJ Millennium Partners, L.P. ("Millennium"); DLJ Millennium Partners-A, L.P. ("Millennium A"); DLJ Merchant Banking Funding II, Inc. ("Funding"); DLJ First ESC L.P. ("DLJ First ESC"); UK Investment Plan 1997 Partners, Inc. ("UK Partners"); DLJ EAB Partners, L.P. ("EAB") and DLJ ESC II L.P. ("DLJ ESC II"). See "Certain Relationships and Related Transactions" and "Plan of Distribution." The address of each of DLJ Merchant Banking, DLJ Merchant BankingIIA, Diversified, Diversified A, Millennium, Millennium
     A, Funding, DLJ First ESC, EAB and DLJ ESC II is 277 Park Avenue, New York, New York 10172. The address of Offshore is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067.

(3) Includes 50,000 shares that may be acquired upon exercise of Warrants. See "The Acquisition."

(4) Such entity has an address at Hudson House, 8-10 Tavistock Street, London WC2E 7PP.

(5)  Includes 22,313 shares that may be acquired upon exercise of Warrants.

(6)  Includes 2,687 shares that may be acquired upon exercise of Warrants.

(7) The address of MMI Products, L.L.C. is 399 Park Avenue, New York, New York 10043.

(8)  Includes 25,000 shares that may be acquired upon exercise of Warrants.

(9) Messrs. Grauer and Dean are officers of DLJ Merchant Banking, Inc., an affiliate of DLJ Merchant Banking and DLJSC. Share data shown for such individuals excludes (i) shares shown as held by the DLJ Merchant Banking funds, (ii) 1,000,000 shares of non-voting 15% Senior Exchangeable Preferred Stock due 2008 of Holdings ("Holdings Preferred") held by the DLJ Merchant Banking funds and (iii) 410,118 shares of non-voting 8% Preferred Stock of Laminates ("Laminates Preferred") held by the DLJ Merchant Banking funds, as to which such individuals disclaim beneficial ownership.

(10) Mr. Howe is an officer of Citicorp Venture Capital, Ltd., an affiliate of MMI. Share data for Mr. Howe excludes (i) shares shown as held by MMI,
     (ii) 500,000 shares of Holdings Preferred held by MMI and (iii) 205,059 shares of Laminates Preferred held by MMI, as to which Mr. Howe disclaims beneficial ownership.

(11) Mr. Mackenzie is an officer of CVC Capital Partners Limited, an affiliate of CVC. Share data for Mr. MacKenzie excludes (i) shares shown as held by CVC, (ii) 500,000 shares of Holdings Preferred held by CVC and (iii) 205,059 shares of Laminates Preferred held by CVC, as to which Mr. Mackenzie disclaims beneficial ownership.

(12) Includes 104,769 shares of Restricted Stock, of which 62,861 are Time Based Shares and 41,908 are Performance Based Shares. See
     "Management--The Restricted Stock Plan."

(13) Includes 15,715 shares of Restricted Stock, of which 9,429 are Time Based Shares and 6,286 are Performance Based Shares. See "Management--The Restricted Stock Plan."

                  CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In connection with the acquisition, an Investors' Agreement was entered into at the Effective Time among Laminates, the DLJ Merchant Banking funds, the Institutional Investors and the members of management who own shares of Laminates common stock (the "Management Shareholders"). The terms of the Investors' Agreement restrict transfers of the shares of Laminates common stock by DLJ Merchant Banking, the Institutional Investors and the Management Shareholders (collectively, the "Shareholders"), and provide that in certain situations a selling Shareholder provides Laminates and the other Shareholders with a right of first refusal prior to selling any such shares. The agreement permits the other Shareholders to participate in certain sales of shares of Laminates capital stock by the DLJ Merchant Banking funds or Institutional Investors, permits the DLJ Merchant Banking funds and the Institutional Investors to require the Management Shareholders to sell shares of Laminates capital stock in certain circumstances should the DLJ Merchant Banking funds and the Institutional Investors choose to sell any such shares owned by them, permits the Shareholders to purchase equity securities proposed to be issued by Formica on a preemptive basis, and provides for certain registration rights. Similar provisions are made with respect to Holdings preferred stock that is held by the Shareholders. The Investors' Agreement also provides that the DLJ Merchant Banking funds have the right to appoint two of the seven members of the Board of Directors of Laminates, Holdings and Formica, each of CVC, MMI and the Management Shareholders have the right to appoint one director, and two other directors will be independent directors mutually satisfactory to DLJ Merchant Banking and the Institutional Investors, and provides that certain actions may not be taken unless approved by each of the DLJ Merchant Banking funds, CVC and MMI. The two independent directors have not yet been selected.

     Pursuant to the subscription agreement under which shares of Laminates capital stock were sold, Laminates agreed to reimburse the DLJ Merchant Banking funds, the Institutional Investors and the Management Shareholders for all costs and expenses incurred by such persons or entities incurred in connection with such subscription for stock of Laminates. Laminates also agreed to reimburse up to $2.0 million to the DLJ Merchant Banking funds as reimbursement for amounts previously paid by the DLJ Merchant Banking funds to Messrs. Langone and Schneider in connection with consulting services provided to the DLJ Merchant Banking funds with respect to our acquisition by Laminates.

     In connection with the acquisition, Laminates paid advisory fees of $1.0 million to each of DLJSC, an affiliate of the DLJ Merchant Banking funds, and MMI, $2.0 million to CVC and $375,000 to Mr. Langone and $125,000 to Mr. Schneider for services rendered in connection with the acquisition.

     DLJ Capital Funding, an affiliate of DLJ Merchant Banking, has and will receive customary fees and reimbursement of expenses in connection with the arrangement and syndication of the new credit facility and as a lender thereunder. Laminates Funding, Inc., an affiliate of DLJ Merchant Banking, was a purchaser of a portion of the bridge notes and received customary fees and expenses in connection therewith, which notes are being repaid with the proceeds of the issuance and sale of the notes. The aggregate amount of all fees paid or payable to the DLJ entities in connection with the acquisition and the offering of the old notes is approximately $5.0 million.

     Formica and its subsidiaries may from time to time enter into financial advisory or other investment banking relationships with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") or one of its affiliates pursuant to which DLJSC or its affiliate will receive customary fees and will be entitled to reimbursement for all reasonable disbursements and out-of-pocket expenses incurred in connection therewith. Formica expects that any such arrangement will include provisions for the indemnification of DLJSC against certain liabilities, including liabilities under the federal securities laws. DLJSC is one of the Initial Purchasers of the notes offered hereby.

                              THE ACQUISITION

     Laminates, our indirect parent, was organized by DLJ Merchant Banking, the DLJ Merchant Banking funds, certain institutional investors and certain management employees of Formica in order to acquire our company. For the same purpose, Laminates formed LMS I, a Delaware corporation wholly owned by it, LMS II (wholly owned by LMS I), LMS III (wholly owned by LMS II) and Formica Holdco (UK) Limited ("Holdco UK"), wholly owned by LMS III.

     Laminates and BTR entered into a share sale and purchase agreement dated as of March 16, 1998 (the "acquisition agreement"). Pursuant to the acquisition agreement, on May 1, 1998 Laminates acquired from BTR, for consideration of approximately $405.4 million, all of the outstanding shares of Holdings and certain of our foreign affiliates (the "foreign affiliates"). The consideration included $376.6 million of cash (which included repayment of all indebtedness due to BTR and its affiliates) and $28.8 million of estimated assumed net debt (net of estimated cash and cash equivalents).

     In order to finance the acquisition, LMS II issued and sold $200.0 million aggregate principal amount of the bridge notes (which were repaid with the proceeds of the old notes) and, together with Holdco UK and Formica Limited, our indirect subsidiary, entered into a new credit facility, which initially provided for term loan borrowings in the aggregate principal amount of $80.0 million and revolving loan borrowings in the aggregate principal amount of $125.0 million. At the effective time (as defined herein), LMS II borrowed $40.0 million of term loans available thereunder and $40.0 million of revolving loans (which was repaid as described below), and Holdco UK borrowed the pounds sterling equivalent of $40.0 million of term loans. In addition, LMS II obtained approximately $30.0 million aggregate amount of letters of credit to provide credit enhancement for certain assumed indebtedness. The remaining revolving loans will, subject to significant conditions, including the absence of any material adverse change, be available to fund our working capital requirements. See "Description of New Credit Facility."

     The proceeds of LMS II's borrowings under the new credit facility and from its issuance of the bridge notes were loaned by LMS II to LMS I. LMS I raised an additional $50.0 million from the sale of its senior preferred stock ("Holdings Preferred") and warrants to purchase common stock of Laminates and loaned the proceeds, along with the proceeds of the loan received from us, to Laminates. Laminates used the proceeds of the loan, together with $87.1 million in proceeds from the sale of preferred stock ("Laminates Preferred") and common stock ("Common Stock"), to fund the payment of the purchase price of the shares of Holdings and the foreign affiliates.

     Concurrently with the effectiveness of the acquisition (the "effective time"), LMS II merged with and into us, which succeeded to all of our obligations in respect of the bridge notes and the new credit facility, LMS I merged into Holdings, LMS III merged into Formica International (our wholly owned subsidiary) and Laminates contributed to Holdings, which contributed to us, the shares of stock of the foreign affiliates, which became our subsidiaries. As a result of the acquisition, we are a wholly owned subsidiary of Holdings, which in turn is a wholly owned subsidiary of Laminates.

     Immediately after the effective time, Holdco UK converted the proceeds of its borrowing of term loans under the new credit facility into U.S. dollars and used this to purchase the stock of Formica Limited from Formica International. Formica International then dividended the $40.0 million purchase price proceeds to us. We then repaid the $40.0 million of revolving loan borrowings made under the new credit facility at the effective time with the proceeds of the dividend (the "closing date repayment").

     We refer to "acquisition" to include:

     (1) the purchase by Laminates of Holdings, the mergers of LMS II into us, LMS I into Holdings and LMS III into Formica International, and the contribution of the foreign affiliates' stock to us and

     (2) the issuance and sale of the bridge notes, the initial borrowings under the new credit facility, the effective time, the sale by LMS I of senior preferred stock and warrants and the sale by Laminates of preferred stock and common stock.

     The following table sets forth the estimated cash sources and uses of funds for the acquisition and related fees and expenses:

                                                               (in millions)
                                                               -------------

Sources
Bridge notes...................................................     $200.0
New credit facility............................................       80.0
Assumed net debt...............................................       28.8
LMS I senior preferred stock and warrants......................       50.0
Laminates preferred stock......................................       86.0
Laminates common stock.........................................        1.1
                                                                    ------
   Total Sources...............................................     $445.9
                                                                    ======
Uses
Cash consideration for acquisition (including repayment of
  affiliate debt)..............................................     $376.6
Assumed net debt...............................................       28.8
Excess cash....................................................       10.5
Estimated transaction fees and expenses(1).....................       30.0
                                                                    ------
   Total Uses..................................................     $445.9
                                                                    ======
-------------------
(1) Includes estimated fees and expenses incurred in connection with the offering of the old notes.

                    DESCRIPTION OF NEW CREDIT FACILITY

     The new credit facility is being provided by a syndicate of financial institutions (each such financial institution being a "Lender" and, collectively, the "Lenders") led by DLJSC, as arranger, and DLJ Capital Funding, as syndication agent. The new credit facility includes an $85.0 million term loan facility, which provides for a pound sterling-denominated facility in an amount equal to the pound sterling equivalent (determined as of the date the loans under such facility are made) of US$40.0 million, a $35.0 million U.S. dollar-denominated facility and a Canadian dollar-denominated facility in an amount equal to the Canadian dollar equivalent (determined as of the date the loans under such facility are made) of US$10.0 million, and a $120.0 million revolving credit facility, which provides for loans and under which up to $75.0 million in letters of credit may be issued. The term loan and revolving facilities each mature on May 1, 2004. A substantial portion of the revolving credit facility may be made available to certain of Formica's foreign subsidiaries in local currencies.

     Loans under the new credit facility bear interest, at Formica's option, at the alternate base rate or the reserve adjusted LIBOR rate plus, in each case, applicable margins of 2.25% for LIBOR loans and 1.00% for base rate loans. Formica pays commitment fees in an amount equal to 0.50% per annum on the daily average unused portion of the revolving credit facility. Such fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility. From and after the date of delivery of Formica's December 31, 1998 financial statements (or earlier delivery by Formica of an estimate of the Leverage Ratio (as defined below) as of such date), the applicable margins and commitment fees will be determined based on the ratio (the "Leverage Ratio") of consolidated total debt to consolidated EBITDA of Formica and its subsidiaries (as defined in the new credit facility).

     Formica pays a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the new credit facility at a rate per annum equal (i) in the case of standby letters of credit, the then applicable margin for Euro-Dollar loans and (ii) in the case of documentary letters of credit, 1.25%, which shall be shared by all Lenders participating in such Letter of Credit, and an additional 0.125% per annum to Formica of each letter of credit.

     The term loan is subject to the following amortization schedule:


                                           Term Loan
            Year                        Amortization (%)
           -----                        ---------------
             1                                 0.0
             2                                 2.5
             3                                10.0
             4                                20.0
             5                                25.0
             6                                42.5


     The new credit facility is subject to mandatory prepayment:

     o with the net cash proceeds of the sale or other disposition of any property or assets of, or receipt of casualty proceeds by, Formica, subject to certain exceptions, including an exception for reinvestment in the business of Formica and its subsidiaries,

     o with 50% of the net cash proceeds received from the issuance of equity securities of Formica to the extent that the Leverage Ratio exceeds 3.5:1,

     o with the net cash proceeds received from issuances of debt securities by Formica or any of its restricted subsidiaries (as defined in the new credit facility), subject to certain exceptions and

     o with 50% of excess cash flow (as defined in the new credit facility) for each fiscal year to the extent that the Leverage Ratio exceeds 3.5:1.

     All mandatory prepayment amounts shall be applied first to the prepayment of the term loan facility and thereafter to the prepayment of the revolving credit facility.

     Laminates, Holdings, and all existing or future domestic subsidiaries (the "subsidiary guarantors") of Formica are or will be guarantors of the new credit facility. Formica's obligations under the new credit facility will be secured by

     o all existing and after-acquired personal property of Formica and the subsidiary guarantors, including a pledge of all of the stock of all existing or future subsidiaries of Formica (provided that, with a single exception, no more than 65% of the voting stock of any foreign subsidiary shall be pledged),

     o first-priority perfected liens on all material existing and after-acquired real property fee and leasehold interests of Formica and the subsidiary guarantors, subject to customary permitted liens (as defined in the new credit facility),

     o a pledge by Holdings of the stock of Formica and a pledge by Laminates of the stock of Holdings, and

     o    a negative pledge on all assets of Formica and its subsidiaries.

     The new credit facility contains customary covenants and restrictions on Formica's ability to engage in certain activities, including, but not limited to:

     o limitations on other indebtedness, liens, investments and guarantees,

     o restrictions on dividends and redemptions and payments on subordinated debt and

     o restrictions on mergers and acquisitions, sales of assets and leases.

     The new credit facility also contains financial covenants requiring Formica to maintain a minimum EBITDA, minimum coverage of interest expense, minimum coverage of fixed charges and a maximum leverage ratio.

     Borrowings under the new credit facility are subject to significant conditions, including compliance with certain financial ratios and the absence of any material adverse change. See "Risk Factors--Substantial Leverage; Liquidity."

                           DESCRIPTION OF NOTES

     The Old Notes were issued under an Indenture, dated as of February 22, 1999 between Formica and Summit Bank as Trustee. The following summary highlights certain material terms of the Indenture. Because this is a summary, it does not contain all of the information that is included in the Indenture. You should read the entire Indenture, including the definitions of certain terms used below. The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. We have filed a copy of the Indenture as an exhibit to the registration statement of which this prospectus forms a part.

     The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. If we do not complete the
exchange offer by                       , 1999, Holders of Old Notes that have
complied with their obligations under the registration rights agreement will be entitled, subject to certain exceptions, to liquidated damages in an amount equal to $0.05 per week per $1,000 principal amount of Notes held by such
Holder until                     , 1999 and increasing every 90 days thereafter
up to a maximum amount equal to $0.25 per week per $1,000 principal amount of Notes until the registration statement is declared effective.

     As of the date of the Indenture, all of Formica's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, Formica will be permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

     The Notes will initially be limited in aggregate principal amount to $215.0 million and will mature on March 1, 2009. Interest on the Notes will accrue at the rate of 10 7/8% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 1999, to Holders of record on the immediately preceding February 15 and August 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of Formica maintained for such purpose within the City and State of New York or, at the option of Formica, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes represented by one or more permanent global Notes will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor thereto. Until otherwise designated by Formica, Formica's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof. Subject to the covenants described below, Formica may issue additional Notes under the Indenture having the same terms in all respects as the Notes (or in all respects except for the payment of interest on the Notes

      (1) scheduled and paid prior to the date of issuance of such Notes; or

      (2) payable on the first Interest Payment Date following such date of issuance).

     The Notes offered hereby and any such additional Notes would be treated as a single class for all purposes under the Indenture.

Subordination

     The payment of Subordinated Note Obligations will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred.

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     Upon any distribution to creditors of Formica in a liquidation or dissolution of Formica or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Formica or their property, an assignment for the benefit of creditors or any marshalling of Formica's assets and liabilities, the Holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes will be entitled to receive any payment with respect to the Subordinated Note Obligations, and until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the Holders of Notes would be entitled shall be made to the Holders of Senior Indebtedness (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

     Formica also may not make any payment upon or in respect of the Subordinated Note Obligations (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

      (1) a default in the payment of the principal of, premium, if any, or interest on or commitment fees relating to, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

      (2) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits Holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from Formica or the Holders of any Designated Senior Indebtedness.

Payments on the Notes may and shall be resumed:

      (1) in the case of a payment default, upon the date on which such default is cured or waived; and

      (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived or cured for a period of not less than 90 days.

     "Designated Senior Indebtedness" means

      (1)  any Indebtedness outstanding under the New Credit Facility; and

      (2) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by Formica in writing to the Trustee as "Designated Senior Indebtedness."

     "Permitted Junior Securities" means Equity Interests in Formica or debt securities of Formica that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Indebtedness.

     "Senior Indebtedness" means, with respect to any Person

      (1) all Obligations of such Person outstanding under the New Credit Facility and all Hedging Obligations payable to a lender or an Affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into under the New Credit Facility or any of its Affiliates, including, without limitation,

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

interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding;

      (2) any other Indebtedness, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Indebtedness of such Person and

     (3) all Obligations with respect to the foregoing.

     Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

     (a)   any liability for federal, state, local or other taxes;

     (b) any Indebtedness of such Person (other than pursuant to the New Credit Facility) to any of its Subsidiaries or other Affiliates;

     (c)   any trade payables; or

     (d)   any Indebtedness that is incurred in violation of the Indenture.

     "Subordinated Note Obligations" means all Obligations with respect to the Notes, including, without limitation, principal, premium, if any, interest and Liquidated Damages, if any, payable pursuant to the terms of the Notes (including upon the acceleration or redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise.

     The Indenture will further require that Formica promptly notify Holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default. As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of Formica who are Holders of Senior Indebtedness.

Optional Redemption

     Except as provided below, the Notes will not be redeemable at Formica's option prior to March 1, 2004. Thereafter, the Notes will be subject to redemption at any time at the option of Formica, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year                                                               Percentage
-----                                                              ----------
2004..............................................................  105.438%
2005..............................................................  103.625%
2006..............................................................  101.813%
2007 and thereafter...............................................  100.000%


     Notwithstanding the foregoing, on or prior to March 1, 2002, Formica may redeem up to 35% of the aggregate principal amount of Notes ever issued under the Indenture in cash at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes ever issued under the Indenture remains outstanding immediately after the occurrence of any such redemption; and provided further that such redemption shall occur within 90 days of the date of the closing of any such Public Equity Offering.

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

Selection and Notice

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A New note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

     Formica is not required to make mandatory redemption of, or sinking fund payments with respect to, the Notes.

Repurchase at the Option of Holders

     Change of Control

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require Formica to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, Formica will (or will cause the Trustee to) mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. Formica will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, Formica will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

     On the Change of Control Payment Date, Formica will, to the extent lawful:

           (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

           (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

           (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Formica. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a New note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such New note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90

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


     days following a Change of Control, Formica will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. Formica will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that Formica repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility will prohibit Formica from purchasing any Notes and also will provide that certain change of control events (which may include events not otherwise constituting a Change of Control under the Indenture) with respect to Formica would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which Formica becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Formica are prohibited from purchasing Notes, Formica could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Formica does not obtain such a consent or repay such borrowings, Formica will remain prohibited from purchasing Notes. In such case, Formica's failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

     Formica will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Formica and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following:

           (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Formica and its Subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties;

           (2) the adoption of a plan for the liquidation or dissolution of Formica;

           (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of Formica; or

           (4) the first day on which a majority of the members of the board of directors of Formica are not Continuing Members.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Formica and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Formica to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Formica and its Subsidiaries taken as a whole to another Person or group may be uncertain.

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

     "Continuing Members" means, as of any date of determination, any member of the board of directors of Formica who:

           (1) was a member of such board of directors immediately after consummation of the Acquisition and the Acquisition Financing; or

           (2) was nominated for election or elected to such board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of such board of directors at the time of such nomination or election.

     Asset Sales

     The Indenture will provide that Formica will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

           (1) Formica or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

           (2) at least 75% of the consideration therefor received by Formica or such Restricted Subsidiary is in the form of:

           (a) cash or Cash Equivalents; or

           (b) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by Formica or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided that the amount of:

           (3) any liabilities (as shown on Formica's or such Restricted Subsidiary's most recent balance sheet), of Formica or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Formica or such Restricted Subsidiary from further liability;

           (4) any securities, Notes or other obligations received by Formica or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Formica or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received); and

           (5) any Designated Noncash Consideration received by Formica or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (5) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision; and provided further that the 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Formica or any such Restricted Subsidiary shall apply such Net Proceeds, at its option (or to the extent Formica is required to apply such Net Proceeds pursuant to the terms of the New Credit Facility), to:

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

           (1) repay or purchase Senior Indebtedness or Pari Passu Indebtedness of Formica or any Indebtedness of any Restricted Subsidiary, provided that, if Formica shall so repay or purchase Pari Passu Indebtedness of Formica, it will equally and ratably reduce Indebtedness under the Notes if the Notes are then redeemable, or, if the Notes may not then be redeemed, Formica shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, the Notes that would otherwise be redeemed; or

           (2) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if:

                (a) as a result of the acquisition by Formica or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; or

                (b) the Investment in such Capital Stock is permitted by clause (f) of the definition of Permitted Investments. Pending the final application of any such Net Proceeds, Formica may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, Formica will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Formica may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased as set forth under "--Selection and Notice." Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     Formica will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Asset Sale Offer, Formica will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Certain Covenants

     Restricted Payments

     The Indenture will provide that Formica will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

           (1) declare or pay any dividend or make any other payment or distribution on account of Formica's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Formica or dividends or distributions payable to Formica or any Wholly Owned Restricted Subsidiary of Formica);

           (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Formica, any of its Restricted Subsidiaries or any other Affiliate of Formica (other than any such Equity Interests owned by Formica or any Restricted Subsidiary of Formica);

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           (3) make any principal payment on or with respect to, or
     purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Formica that is subordinated in right of payment to the Notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or

           (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

                (b) Formica would, immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

                (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Formica and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (c)), (2) through (9), (11), (12), (14), (16), (17)
          and (19) of the next succeeding paragraph), is less than the sum, without duplication, of:

                     (A) 50% of the Consolidated Net Income of Formica for
               the period (taken as one accounting period) commencing April 1, 1999 to the end of Formica's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

                     (B) 100% of the Qualified Proceeds received by Formica
               on or after the date of the Indenture from contributions to Formica's capital or from the issue or sale on or after the date of the Indenture of Equity Interests of Formica or of Disqualified Stock or convertible debt securities of Formica to the extent that they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Formica and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

                     (C) the amount equal to the net reduction in
               Investments in Persons after the date of the Indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from:

                          (x) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to Formica or any Restricted Subsidiary from such Persons;

                          (y) Qualified Proceeds received upon the sale or liquidation of such Investment; and

                          (z) the redesignation of Unrestricted
                    Subsidiaries (excluding any increase in the amount available for Restricted Payments pursuant to clause
                    (10) or (15) below arising from the redesignation of such Unrestricted Subsidiary) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued (proportionate to

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

                    Formica's equity interest in such Subsidiary) at the fair market value of the net assets of such Subsidiary at the time of such redesignation); plus

                (D) cash payments received by Formica on the Intercompany Note.

     The foregoing provisions will not prohibit:

           (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

          (2) (a) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Formica (the "Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Formica) of, other Equity Interests of Formica (other than any Disqualified Stock) (the "Refunding Capital Stock"), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(B) of the preceding paragraph;

           (3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of Formica with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

           (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Formica, Laminates or Holdings held by any member of Laminates', Holdings' or Formica's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement and any dividend to Laminates or Holdings to fund any such repurchase, redemption, acquisition or retirement, provided that:

                (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed:

                     (x) $7.5 million in any calendar year (with unused
               amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (y)) of $15.0 million in any calendar year); plus

                     (y) the aggregate cash proceeds received by Formica
               during such calendar year from any reissuance of Equity Interests by Formica, Laminates or Holdings to members of management of Formica and its Restricted Subsidiaries; and

                (b) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

           (5) payments and transactions in connection with the Acquisition (including any purchase price adjustment), the Acquisition Financing, the offering, the New Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;

           (6) the payment of dividends or the making of loans or advances by Formica to Holdings not to exceed $5.0 million in any fiscal year for costs and expenses incurred by Holdings or Laminates in its capacity as a holding company or for services rendered by Holdings or Laminates on behalf of Formica;

           (7) payments or distributions to Holdings or Laminates pursuant to any Tax Sharing Agreement;

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           (8) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if:

           (a) such dividend is paid pro rata to all Holders of such class of common stock; and

           (b) at least 51% of such class of common stock is held by Formica or one or more of its Restricted Subsidiaries;

          (9) the repurchase of any class of common stock of a Restricted Subsidiary if (a) such repurchase is made pro rata with respect to such class of common stock and (b) at least 51% of such class of common stock is held by Formica or one or more of its Restricted Subsidiaries;

         (10) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (10) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (10), either as a result of (a) the repayment or disposition thereof for cash or (b) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to Formica's equity interest in such Subsidiary at the time of such redesignation) at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (a) and (b), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (10); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;

         (11) the declaration and payment of dividends to Holders of any class or series of Disqualified Stock of Formica or any Restricted Subsidiary issued on or after the date of the Indenture in accordance with the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

         (12) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

         (13) the payment of dividends or distributions on Formica's common stock, following the first public offering of Formica's common stock or Holdings' or Laminates' common stock after the date of the Indenture, of up to 6.0% per annum of (a) the net proceeds received by Formica from such public offering of its common stock or (b) the net proceeds received by Formica from such public offering of Holdings' or Laminates' common stock as common equity or preferred equity (other than Disqualified Stock), other than, in each case, with respect to public offerings with respect to Formica's common stock or Holdings' or Laminates' common stock registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends or distributions;

         (14) the cancellation or forgiveness (in whole or in part) or any amendment to or refinancing of the Intercompany Note;

         (15) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (15) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (15) either as a result of (a) the repayment or disposition thereof for cash or (b) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to Formica's equity interest in such Subsidiary at the time of such redesignation) at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (a) and (b), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (15); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

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         (16) the pledge by Formica of the Capital Stock of an Unrestricted
     Subsidiary of Formica to secure Non-Recourse Debt of such Unrestricted Subsidiary;

         (17) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the Indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (a) the amount of cash and Cash Equivalents received by such Restricted Subsidiary from the issue or sale thereof and (b) any accrued dividends thereon the payment of which would be permitted pursuant to clause (11) above;

         (18) any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by Formica on or after the date of the Indenture from contributions to Formica's capital or from the issue and sale on or after the date of the Indenture of Equity Interests of Formica or of Disqualified Stock or convertible debt securities to the extent they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Formica and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock) in an amount (measured at the time such Investment is made and without giving effect to subsequent changes in value) that does not exceed the amount of such Qualified Proceeds; and

         (19) distributions or payments of Receivables Fees.

          The board of directors of Formica may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by Formica and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of:

                (a) the net book value of such Investments at the time of such designation; and

                (b) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of:

                (a) all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Formica or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment; and

                (b) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by Formica of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of Formica whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, Formica shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

     Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture will provide that:

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                (a)  Formica will not, and will not permit any of its
          Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness);

                (b) Formica will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and

                (c) Formica will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that Formica or any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for Formica's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a consolidated pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness
(collectively, "Permitted Indebtedness"):

                (a) the incurrence by Formica and its Restricted Subsidiaries of Indebtedness under the New Credit Facility and the Foreign Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Formica and such Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (a) that remains outstanding under the New Credit Facility and the Foreign Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $280.0 million;

                (b) the incurrence by Formica and its Restricted
          Subsidiaries of Existing Indebtedness;

                (c) the incurrence by Formica of Indebtedness represented by the Notes and the Indenture;

                (d) the incurrence by Formica and its Restricted Subsidiaries of Indebtedness denominated in Spanish pesetas (or a European common currency as a result of the implementation of European Monetary Union and the cessation of use of Spanish pesetas as the lawful currency of the Republic of Spain) in an aggregate principal amount (or accreted value, as applicable) not to exceed $10.0 million outstanding after giving effect to such incurrence;

                (e) the incurrence by Formica or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of Formica or such Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable) not to exceed $30.0 million outstanding after giving effect to such incurrence;

                (f) Indebtedness arising from agreements of Formica or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of Formica or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected

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          on such balance sheet for purposes of this clause (A)) and (B)
          the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Formica and/or such Restricted Subsidiary in connection with such disposition;

                (g) the incurrence by Formica or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred;

                (h) the incurrence by Formica or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Formica and/or any of its Restricted Subsidiaries; provided that
          (1) if Formica is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and
          (2)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Formica or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Formica or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Formica or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (h);

                (i) the incurrence by Formica or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding and (B) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars, provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

                (j) the guarantee by Formica or any of its Restricted Subsidiaries of Indebtedness of Formica or a Restricted
          Subsidiary of Formica that was permitted to be incurred by another provision of this covenant;

                (k) the incurrence by Formica or any of its Restricted Subsidiaries of Indebtedness in connection with an acquisition in an aggregate principal amount (or accreted value, as applicable) not to exceed $50.0 million outstanding after giving effect to such incurrence;

                (l) obligations in respect of performance and surety bonds and completion guarantees provided by Formica or any Restricted Subsidiary in the ordinary course of business; and

                (m) the incurrence by Formica or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (m), not to exceed $40.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (m) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Formica shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. In addition, Formica may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof provided that Formica would be permitted to incur such item of Indebtedness (or such portion thereof) pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

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     All Indebtedness under the New Credit Facility and the Foreign Credit
Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." As a result, Formica will be permitted to incur significant additional secured indebtedness under clause (a) of the definition of "Permitted Indebtedness." See "Risk Factors."

     Liens

     The Indenture will provide that Formica will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of Formica on any asset or property now owned or hereafter acquired by Formica or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing subordinated Indebtedness of Formica, such Lien is subordinated to the Lien securing the Notes to the same extent that such subordinated Indebtedness is subordinated to the Notes.

     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture will provide that Formica will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(1) pay dividends or make any other distributions to Formica or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (2) pay any Indebtedness owed to Formica or any of its Restricted Subsidiaries, (b) make loans or advances to Formica or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to Formica or any of its Restricted Subsidiaries.

     However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

                (a) Existing Indebtedness as in effect on the date of the Indenture;

                (b) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

                (c)  the Indenture and the Notes;

                (d) applicable law and any applicable rule, regulation or order;

                (e) any agreement or instrument of a Person acquired by Formica or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

                (f) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

                (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (e) above on the property so acquired;

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                (h) contracts for the sale of assets, including, without
          limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

                (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of Formica's board of directors, not materially less favorable, taken as a whole, to the Holders of the Notes than those contained in the agreements governing the Indebtedness being refinanced;

                (j) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

                (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

                (l) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock";

                (m) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

                (n) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Formica, are necessary or advisable to effect such Receivables Facility.

     Merger, Consolidation, or Sale of Assets

     The Indenture will provide that Formica may not consolidate or merge with or into (whether or not Formica is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

                (a) Formica is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Formica) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

                (b) the Person formed by or surviving any such consolidation or merger (if other than Formica) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Formica under the Registration Rights Agreement, the Notes and the Indenture pursuant to a supplemental Indenture in a form reasonably satisfactory to the Trustee;

                (c) immediately after such transaction no Default or Event of Default exists; and

                (d) Formica or the Person formed by or surviving any such consolidation or merger (if other than Formica), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (1) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or
          (2) would (together with its Restricted Subsidiaries) have a higher Fixed Charge Coverage Ratio

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

          immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of Formica and its Restricted Subsidiaries immediately prior to such transaction. The foregoing clause (d) will not prohibit (a) a merger between Formica and a Wholly Owned Subsidiary of Holdings created for the purpose of holding the Capital Stock of Formica, (b) a merger between Formica and a Wholly Owned Restricted Subsidiary or (c) a merger between Formica and an Affiliate incorporated solely for the purpose of reincorporating Formica in another State of the United States so long as, in each case, the amount of Indebtedness of Formica and its Restricted Subsidiaries is not increased thereby. The Indenture will provide that Formica will not lease all or substantially all of its assets to any Person.

     Transactions with Affiliates

     The Indenture will provide that Formica will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Formica (each of the foregoing, an "Affiliate Transaction"), unless:

                (a) such Affiliate Transaction is on terms that are no less favorable to Formica or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by Formica or such Restricted Subsidiary with an unrelated Person; and

                (b) Formica delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either (1) a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors or (2) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

                (a) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Formica or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (1) $5.0 million outstanding in the aggregate at any time and (2) $2.0 million to any one employee) and consistent with the past practice of Formica or such Restricted Subsidiary;

                (b) transactions between or among Formica and/or its Restricted Subsidiaries;

                (c) payments of customary fees by Formica or any of its Restricted Subsidiaries to DLJ Merchant Banking and its
          Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;

                (d) any agreement as in effect on the date of the Indenture or any amendment thereto (so long as such amendment is not disadvantageous to the Holders of the Notes in any material respect) or any transaction contemplated thereby;

                (e) payments and transactions in connection with the Acquisition and the Acquisition Financing, the New Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and the offering (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;

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                (f) Restricted Payments that are permitted by the provisions of the Indenture described under the caption "--Restricted Payments" and any Permitted Investments;

                (g) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

                (h) transactions pursuant to the Intercompany Note, and any amendment or refinancing thereof.

     Sale and Leaseback Transactions

     The Indenture will provide that Formica will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Formica or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

                (a) Formica or such Restricted Subsidiary, as the case may be, could have (1) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (2) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "--Liens,";

                (b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction; and

               (c) the transfer of assets in such sale and leaseback transaction is permitted by, and Formica applies the proceeds of such transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders--Asset Sales."

     No Senior Subordinated Indebtedness

     The Indenture will provide that Formica will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Notes.

     Reports

     The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, Formica will furnish to the Holders of
Notes:

                (a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Formica were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Formica's certified independent accountants (provided that Formica may deliver financial information with respect to its (direct or indirect) parent if Formica delivers to the Trustee an Officer's Certificate certifying that such financial information is substantially equivalent to the financial information with respect to Formica); and

                (b) all current reports that would be required to be filed with the Commission on Form 8-K if Formica were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission,

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          Formica will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Formica has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

     The Indenture will provide that each of the following constitutes an Event of Default:

                (a) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture);

                (b) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

                (c) failure by Formica or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount of the Notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets";

                (d) failure by Formica for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes;

                (e) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Formica or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Formica or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (1) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "Payment Default") or (2) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

                (f) failure by Formica or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; and

                (g) certain events of bankruptcy or insolvency with respect to Formica or any of its Restricted Subsidiaries that is a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided that, so long as any Indebtedness permitted to be incurred pursuant to the New Credit Facility shall be outstanding, such acceleration shall not be effective until the earlier of:

                (a) an acceleration of any such Indebtedness under the New Credit Facility; or

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                (b) five business days after receipt by Formica and the
          administrative agent under the New Credit Facility of written notice of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Formica or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the Holders of any Indebtedness described in clause
          (e) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

     Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     Formica is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Formica is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Member, Directors, Officers, Employees and Stockholders

     No member, director, officer, employee, incorporator or stockholder of Formica, as such, shall have any liability for any obligations of Formica under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     Formica may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes, and the Indenture ("Legal Defeasance") except for:

                (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

                (b) Formica's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

                (c) the rights, powers, trusts, duties and immunities of the Trustee, and Formica's obligations in connection therewith; and

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                (d) the Legal Defeasance provisions of the Indenture.  In
          addition, Formica may, at its option and at any time, elect to have their obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

                (a) Formica must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and Formica must specify whether the Notes are being defeased to maturity or to a particular redemption date;

                (b) in the case of Legal Defeasance, Formica shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (1) Formica has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                (c) in the case of Covenant Defeasance, Formica shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

                (e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Formica or any of its Subsidiaries is a party or by which Formica or any of its Subsidiaries is bound;

                (f) Formica must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

                (g) Formica must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Formica with the intent of preferring the Holders of Notes over the other creditors of Formica with the intent of defeating, hindering, delaying or defrauding creditors of Formica or others; and

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                (h)  Formica must deliver to the Trustee an Officers'
          Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Formica may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Formica are not required to transfer or exchange any note selected for redemption. Also, Formica is not required to transfer or exchange any note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture, and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

                (a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

                (b) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the Notes (other than the provisions described under the caption "-- Repurchase at the Option of Holders");

                (c) reduce the rate of or extend the time for payment of interest on any note;

                (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

                (e) make any note payable in money other than that stated in the Notes;

                (f) make any change in the provisions of the Indenture relating to waivers of past Defaults;

                (g) waive a redemption payment with respect to any note (other than the provisions described under the caption "--Repurchase at the Option of Holders"); or

                (h) make any change in the foregoing amendment and waiver provisions. Notwithstanding the foregoing, any (1) amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control," and (2) amendment to
          Article 10 of the Indenture (which relates to subordination) will require the consent of the Holders of at least two-thirds in aggregate principal amount

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          of the Notes then outstanding if such amendment would materially adversely affect the rights of Holders of Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, Formica and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of Formica's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Formica's assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to provide for guarantees of the Notes.

Governing Law

     The Indenture and the Notes are governed by, and constructed in accordance with, the laws of the State of New York, without regard to its conflict of law principles.

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of any Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign. Summit Bank purchased Notes in the offering.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     Mr. Langone, the Chief Executive Officer of Formica, is a member of the board of directors of the Trustee.

Book-Entry, Delivery and Form

     The certificates representing the New Notes will be issued in fully registered form, without coupons. Except as described below, the New Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, and registered in the name of Cede & Co. as DTC's nominee, in the form of a global note (the "global registered note").

     The Global Registered Note. Formica expects that pursuant to procedures established by DTC (a) upon deposit of the global registered note, DTC or its custodian will credit on its internal system interests in the global registered Notes to the accounts of persons who have accounts with DTC ("Participants") and (b) ownership of the global registered note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the global registered note will be limited to Participants or persons who hold interests through Participants.

     So long as DTC or its nominee is the registered owner or Holder of the New Notes, DTC or such nominee will be considered the sole owner or Holder of the New Notes represented by the global registered note for all purposes

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under the Indenture. No beneficial owner of an interest in the global registered note will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the New Notes.

     Payments of the principal of or premium and interest on the global registered note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Formica, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global registered note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest on the global registered note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global registered note as shown on the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the global registered note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a Holder requires physical delivery of a certificated exchange note for any reason, including to sell New Notes to persons in states which require physical delivery of the New Notes or to pledge such securities, such Holder must transfer its interest in the global registered note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised us that DTC will take any action permitted to be taken by a Holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more Participants to whose account at DTC interests in the global registered note are credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the global registered note for certificated New Notes, which it will distribute to its Participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global registered Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Formica nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. Interests in the global registered Notes will be exchangeable or transferable, as the case may be, for certificated notes if

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          (1)  DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global registered Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act,

          (2) Formica, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or

          (3) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the Notes.

     In addition, beneficial interests in the Notes may be exchanged for certificated notes upon request but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated Notes delivered in exchange for any global Notes or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of Formica to which Formica or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

     "Acquired Indebtedness" means, with respect to any specified Person:

                (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

                (b) Indebtedness secured by a Lien encumbering an asset acquired by such specified Person at the time such asset is acquired by such specified Person.

     "Acquisition" means the acquisition of Holdings and certain affiliates of Holdings by Laminates for consideration of $405.4 million (plus or minus any subsequent purchase price adjustment), the merger of LMS I, a subsidiary of Laminates, into Holdings, the merger of LMS II, a subsidiary of LMS I, into Formica, the merger of LMS III, a subsidiary of LMS II, into Formica International and the contribution by Laminates to Formica of the stock of such affiliates of Holdings.

     "Acquisition Financing" means:

                (a) the issuance and sale by Formica (or its predecessor, LMS
          II) of senior subordinated increasing rate Notes;

                (b) the execution and delivery by Formica (or its predecessor) and certain of its subsidiaries of the New Credit Facility and the borrowing of loans thereunder;

                (c) the issuance and sale by Laminates of common stock and preferred stock for consideration;

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                (d) the issuance and sale by LMS I of its preferred stock and warrants to purchase Laminates common stock, the proceeds of each of which were used to fund the purchase price for the Acquisition and related fees and expenses; and

                (e) the issuance and sale by Formica of the Notes and repayment of all amounts owed in connection with the senior subordinated increasing rate Notes.

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means;

                (a) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Formica and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant); and

                (b) the issuance, sale or transfer by Formica or any of its Restricted Subsidiaries of Equity Interests of any of Formica's Restricted Subsidiaries, in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions
          (1) that have a fair market value in excess of $5.0 million or
          (2) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

               o    dispositions in the ordinary course of business;

               o a disposition of assets by Formica to a Restricted Subsidiary or by a Restricted Subsidiary to Formica or to another Restricted Subsidiary;

               o a disposition of Equity Interests by a Restricted Subsidiary to Formica or to another Restricted Subsidiary;

               o the sale and leaseback of any assets within 90 days of the acquisition thereof;

               o    foreclosures on assets;

               o any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

               o any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

               o a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments"; and

               o sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

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     "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by such Person which have a useful life or more than one year so long as:

                (a) the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP;

                (b) the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business; and

                (c) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

                (a)  in the case of a corporation, corporate stock;

                (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

                (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

                (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

                (a)  Government Securities;

                (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the New Credit Facility;

                (c) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of Formica) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2"
          (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

                (d) any bankers acceptances of money market deposit accounts issued by an Eligible Institution; and

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                (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above; and

                (f) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (a) through (e) above (including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary).

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, to the extent deducted in computing Consolidated Net Income:

                (a) an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale;

                (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period;

                (c)  Fixed Charges of such Person for such period;

                (d) depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge, other than the 1998 Charges, to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period;

                (e) net periodic post-retirement benefits;

                (f) other income or expense net as set forth on the face of such Person's statement of operations;

                (g) expenses and charges of Formica related to the Acquisition and Acquisition Financing, the New Credit Facility and the application of the proceeds thereof which are paid, taken or otherwise accounted for within 180 days of the consummation of the Acquisition and the Acquisition Financing; and

                (h) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees and costs incurred in connection with the Acquisition and Acquisition Financing), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

                (a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and

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                (b) the consolidated capitalized interest of such Person
          and its Restricted Subsidiaries for such period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

                (a) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

                (b) the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary;

                (c) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

                (d) the cumulative effect of a change in accounting principles shall be excluded.

     "CVC" means CVC European Equity Partners, L.P. and CVC European Equity Partners (Jersey) L.P., and their respective Affiliates.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Noncash Consideration" means the fair market value of non-cash consideration received by Formica or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of Formica, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of Formica thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party) or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the Holders thereof have the right to require Formica to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Formica may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "--Certain Covenants--Restricted Payments," and provided further that, if such Capital Stock is issued to any plan for the benefit of employees of Formica or its Subsidiaries or by any such plan to such employees, such Capital Stock shall

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

not constitute Disqualified Stock solely because it may be required to be repurchased by Formica in order to satisfy applicable statutory or regulatory obligations.

     "DLJ Merchant Banking" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

     "Domestic Subsidiary" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of Formica and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

                (a) the Consolidated Interest Expense of such Person for such period; and

                (b) all dividend payments on any series of preferred stock of such Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock), in each case, on a consolidated basis and in accordance with GAAP. "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined)) to the Fixed Charges of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date). In the event that the referrent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, the Acquisition and acquisitions that have been made by Formica or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with such acquisition, as determined in good faith by an officer of Formica (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission) and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income.

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     "Foreign Credit Facilities" means any Indebtedness of a Restricted
Subsidiary organized or having its principal place of business outside the United States. Indebtedness under the Foreign Credit Facilities outstanding on the date on which the Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

                (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

                (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Holdings" means FM Holdings, Inc., a Delaware corporation, the corporate parent of Formica, or its successors.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by Formica of the Capital Stock of an Unrestricted Subsidiary of Formica to secure Non-Recourse Debt of such Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be:

                (a) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest; and

                (b) the principal amount thereof, in the case of any other Indebtedness provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that such Indebtedness was incurred (or, if such indebtedness was incurred prior to the date of the Indenture, the Spot Rate in effect on the date of the Indenture).

     "Intercompany Note" means the note (and all obligations, including interest, with respect thereto) issued by Holdings to Formica on the date of the consummation of the Acquisition to evidence the loan by Formica to Holdings of certain proceeds of the offering of bridge Notes and borrowings under the New Credit Facility, which proceeds partially funded the merger consideration and costs and expenses in connection therewith.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on

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

assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by Formica for consideration consisting of common equity securities of Formica shall not be deemed to be an Investment. If Formica or any Restricted Subsidiary of Formica sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Formica such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Formica, Formica shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."

     "Laminates" means Laminates Acquisition Co., a Delaware corporation, the corporate parent of Holdings, or its successors.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Loans" means one or more loans by Formica, Laminates or Holdings to officers and/or directors of Formica and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Holdings or Laminates; provided, however, that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $5.0 million.

     "MMI" means MMI Products, L.L.C. and its Affiliates.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

                (a) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the extinguishment of any Indebtedness of such Person or any of its Restricted
          Subsidiaries; and

                (b) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss). "Net Proceeds" means the aggregate cash proceeds received by Formica or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication, (1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale) and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements),
          (3) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred pursuant to the New Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and (4) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Formica or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

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     "New Credit Facility" means that certain Credit Agreement, dated as of
May 1, 1998 among Formica (formerly LMS II, Co.), certain of its foreign subsidiaries, various financial institutions party thereto, DLJ Capital Funding, Inc., as syndication agent, Bankers Trust Company as administrative agent and Credit Suisse First Boston, as documentation agent, including any related Notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:

                (a) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

                (b)  adding or deleting borrowers or guarantors thereunder;

                (c) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by clause (i) of "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or

                (d) otherwise altering the terms and conditions thereof. Indebtedness under the New Credit Facility outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "1998 Charges" means the $16.5 million of charges resulting from changes in accounting estimates and the cost of terminated acquisition in the four months ended April 30, 1998 and the eight months ended December 31, 1998.

     "Non-Recourse Debt" means Indebtedness:

                (a) no default with respect to, which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any Holder of any other Indebtedness of Formica or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

                (b) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Formica to secure debt of such Unrestricted Subsidiary) or assets of Formica or any of its Restricted Subsidiaries; provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by Formica or any of its Restricted Subsidiaries if Formica or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offering" means the offering of the Notes by Formica.

     "Pari Passu Indebtedness" means Indebtedness of Formica that ranks pari passu in right of payment to the Notes.

     "Permitted Business" means the building products and furnishings industry and any business in which Formica and its Restricted Subsidiaries are engaged on the date of the Indenture or any business reasonably related, incidental or ancillary thereto.

     "Permitted Investments" means:

                (a) any Investment in Formica or in a Restricted Subsidiary of Formica;

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                (b)  any Investment in cash or Cash Equivalents;

                (c) any Investment by Formica or any Restricted Subsidiary of Formica in a Person, if as a result of such Investment (1) such Person becomes a Restricted Subsidiary of Formica or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Formica or a Wholly Owned Restricted Subsidiary of Formica;

                (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "-- Repurchase at the Option of Holders--Asset Sales,";

                (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of Formica;

                (f) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (f) that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

                (g) Investments relating to any special purpose Wholly Owned Subsidiary of Formica organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of Formica, are necessary or advisable to effect such Receivables Facility; and

                (h)  the Management Loans.

     "Permitted Liens" means:

                (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with Formica or any Restricted Subsidiary, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of Formica or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;

                (b)  Liens existing on the date of the Indenture;

                (c) Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Formica or its Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided that (1) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (2) such Liens do not extend to any other assets of Formica or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (3) the Incurrence of such Indebtedness is permitted by "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock" and
          (4) such Liens attach within 365 days of such purchase, construction, installation, repair, addition or improvement;

                (d) Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred

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

          to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto);

                (e) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

                (f) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary;

                (g) Liens securing Indebtedness (including all Obligations) under the New Credit Facility or any Foreign Credit Facility; and

                (h) other Liens securing Indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $75.0 million.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Formica or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Formica or any of its Restricted Subsidiaries; provided that:

                (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

                (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

                (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means DLJ Merchant Banking, CVC and MMI.

     "Public Equity Offering" means any issuance of common stock by Formica (other than to Holdings and other than Disqualified Stock) or common stock or preferred stock by Holdings or Laminates (other than Disqualified Stock) that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, excluding issuances of common stock pursuant to employee benefit plans of Laminates, Holdings or Formica or otherwise as compensation to employees of Formica, Laminates or Holdings.

     "Qualified Proceeds" means any of the following or any combination of the following:

                (a)  cash;

                (b)  Cash Equivalents;

                (c)  assets that are used or useful in a Permitted Business;
          and

                (d) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Formica or any Restricted Subsidiary of Formica of such Capital Stock, (A) such Person becomes a

          Restricted Subsidiary of Formica or any Restricted Subsidiary of Formica or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Formica or any Restricted Subsidiary of Formica.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which Formica or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

     "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

     "Related Party" means, with respect to any Principal:

                (a) any controlling stockholder or partner of such Principal on the date of the Indenture; or

                (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more
          Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (a) or (b).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Spot Rate" means, for any currency, the spot rate at which such currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on such date of determination for the immediately preceding business day or, if such rate is not available, as determined in any publicly available source of similar market data.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Subsidiary" means, with respect to any Person:

                (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other
          Subsidiaries of that Person (or a combination thereof); and

                (b) any partnership or limited liability company (1) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or
          (2) the only general partners or managing members of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

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     "Tax Sharing Agreement" means any tax sharing agreement or arrangement between Formica and Laminates and/or Holdings, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount Formica would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

     "Total Assets" means the total consolidated assets of Formica and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of Formica.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

                (a)  has no Indebtedness other than Non-Recourse Debt;

                (b) is not party to any agreement, contract, arrangement or understanding with Formica or any Restricted Subsidiary of Formica unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Formica or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Formica;

                (c) is a Person with respect to which neither Formica nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests (other than Investments described in clause (g) of the definition of Permitted Investments) or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and

                (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Formica or any of its Restricted Subsidiaries. Any such designation by the board of directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Formica as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Formica shall be in default of such covenant). The board of directors of Formica may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Formica of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance Preferred of Stock" and (2) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

                (a) the sum of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (2) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

                (b) the then outstanding principal amount of such Indebtedness.

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

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.


                                      97
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discrepancies


                               THE EXCHANGE OFFER

     Pursuant to a registration rights agreement between Formica and the Initial Purchasers, we agreed

          (1) to file a registration statement on or prior to 90 days after the closing of the offering of the old notes with respect to an offer to exchange the old notes for a new issue of debt securities of Formica registered under the Securities Act, with terms substantially identical to those of the old notes and

          (2) to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC on or prior to 180 days after the closing. In certain circumstances, we will be required to provide a shelf registration statement to cover resales of the old notes by the holders thereof.

     The registration rights agreement provides that, in the event we fail to satisfy our registration obligations under the registration rights agreement, we will be required to pay Liquidated Damages to the holders of the old notes under certain circumstances. Upon consummation of the exchange offer or the effectiveness of such shelf registration statement, the provision for Liquidated Damages on the old notes shall cease.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

     This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have withdrawn them as permitted below.

     o when you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

     o for each $1,000 principal amount of old notes surrendered to us pursuant to the exchange offer, we will give the you $1,000 principal amount of new notes.

     o we will keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date that we first mail notice of the exchange offer is mailed to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to old notes.

     o    the exchange offer expires at 5:00 p.m., New York City time, on     ,
          1999; provided, however, that if we, in our sole discretion, may extend the period of time for which the exchange offer is open. The
          term "expiration date" means    , 1999 or, if extended by us, the
          latest time and date to which the exchange offer is extended.

     o as of the date of this prospectus, $215,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

     o our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions that we describe in the section called "Certain Conditions to the Exchange Offer" below.

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     o    we expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of such extension to the exchange agent and notice of such extension to the holders as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

     o we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "Certain Conditions to the Exchange Offer."

     o we will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City Time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

      o holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

     o old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

     o we intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     o by executing, or otherwise becoming bound by, the letter of transmittal, you will be making certain representations to us. See "--Resales of the New Notes."

   Important rules concerning the exchange offer

   You should note that:

     o all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by Formica in its sole discretion, which determination shall be final and binding.

     o we reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

     o we also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, such waiver must be cured within such reasonable period of time as we shall determine.

     o our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the letter of transmittal and the instructions thereto) shall be final and binding on all parties.

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     o    Neither Formica, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Procedures for Tendering Old Notes

     What to submit and how

     If you, as the registered holder of an old note, wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Summit Bank at the address set forth below under "Exchange Agent" on or prior to the expiration date.

     In addition,

          (1) certificates for such old notes must be received by the exchange agent along with the letter of transmittal, or

          (2) a timely confirmation of a book-entry transfer (what we call a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

          (3) you must comply with the guaranteed delivery procedures described below.

     The method of delivery of old notes, letters of transmittal and all other required documents is at the your election and risk. If such delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to Formica.

     How to sign your letter of transmittal and other documents

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange pursuant thereto are tendered

          (1) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

          (2) for the account of an Eligible Institution (as defined below).

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by certain eligible institutions, including:

     o a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.

     o a commercial bank or trust company having an office or correspondent in the United States

(collectively, "Eligible Institutions").

     If old notes are registered in the name of a person other than the person signing the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of

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



transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by Formica, proper evidence satisfactory to Formica of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent.

     In all cases, we will only issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

     o    certificates for such old notes or

     o a timely book-entry confirmation of such old notes into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, and

     o a properly completed and duly executed letter of transmittal and all other required documents.

     If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return such unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of such book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a Book- Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering old notes that are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such Participant. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and

                                      101

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any other required documents, must in any case be delivered to and received by the exchange agent at its address set forth under "--Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

     Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

     Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

     If you are a registered holder of old notes and you want to tender such old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

          (1) the tender is made through an Eligible Institution,

          (2) prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by facsimile transmission, mail or hand delivery), stating:

     o    the name and address of the holder of old notes

     o    the amount of old notes tendered

     o the tender is being made by delivering such notice and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by that Eligible Institution with the exchange agent, and

          (3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

     You can withdraw your tender of old notes may be withdrawn at any time prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "Exchange Agent." Any such notice of withdrawal must specify:

     o    the name of the person having tendered the old notes to be withdrawn

     o the old notes to be withdrawn (including the principal amount of such old notes), and

     o if certificates for old notes have been delivered to the exchange agent, the name in which such old notes are registered, if different from that of the withdrawing holder.

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     o    if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless you are an Eligible Institution.

     o if old notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility.

     Please note that all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

     If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under "Procedures for Tendering old notes" above at any time on or prior to the expiration date.

Certain Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of such old notes for exchange or the exchange of the new notes for such old notes, such acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

     The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver by us of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the exchange offer of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

     Summit Bank has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

                                   Deliver To:
                                 H. Lewis Stone
                           Summit Bank, Exchange Agent
                         Corporate Trust Administration
                                 210 Main Street
                                    6th Floor
                              Hackensack, NJ 07601
                             General: 1-800-403-4034
                             Direct: (201) 646-6311
                            Facsimile: (201) 646-0087

     Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

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Fees and Expenses

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $ .

Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer to be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

     Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an "affiliate" of Formica or who intends to participate in the exchange offer for the purpose of distributing the new notes

      (1) will not be able to rely on the interpretation of the staff of the SEC,

      (2) will not be able to tender its old notes in the exchange offer and

      (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes (other than certain specified holders) will represent that:

      (1) it is not our "affiliate";

      (2) any new notes to be received by it were acquired in the ordinary course of its business; and

      (3) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the exchange offer exchange offer. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of such new notes.

          CERTAIN UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of old notes for new notes pursuant to the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note pursuant to the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker-dealers shall be authorized to deliver this prospectus for a period not exceeding 90 days after the expiration date.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the Letter of transmittal. See "The Exchange Offer."


                                  LEGAL MATTERS

     The validity of the notes offered hereby will be passed upon for Formica by Davis Polk & Wardwell, New York, New York.


                         CHANGE IN INDEPENDENT AUDITORS

     On October 29, 1998, Formica dismissed its independent accountant, Ernst & Young LLP ("E&Y"). E&Y's report on the financial statements for the years ended December 31, 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended by the Audit Committee of the Board of Directors and approved by the full Board of Directors on October 29, 1998. There were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure (see Exhibit 16.1).

     Formica retained the accounting firm of Arthur Andersen, LLP ("AA") on October 29, 1998 to provide audit services for the four month period ended April 30, 1998 and for the eight month period ended December 31, 1998.

There were no consultations with AA regarding the application of accounting principles to specific transactions, or the type of audit opinion that might be rendered at the date of assignment.


                                     EXPERTS

     The consolidated balance sheet of Formica Corporation and its subsidiaries as of December 31, 1998 and the related consolidated statements of operations, stockholder's equity and cash flows for the four months ended April 30, 1998 and for the eight months ended December 31, 1998 appearing in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements including the Financial Statement
Schedule included herein of Formica Corporation at December 31, 1997, and for each of the two years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements of the Company are based on the consolidated financial statements of the Company, adjusted to give effect to the Acquisition including the issuance of the Bridge Notes to finance the Acquisition and the issuance of $215.0 million of Senior Subordinated Notes (the "Old Notes"). The unaudited pro forma condensed consolidated financial statements have not been adjusted to give effect to $30.0 million of estimated net annual (pre-tax) cost savings, primarily SG&A reductions, that the Company began to implement in early 1998. See "Business--Cost Savings" and "Risk Factors--Cost-Cutting Strategy."

     The unaudited pro forma condensed consolidated statement of operations data are derived from the historical consolidated statements of operations of Predecessor II and the Company (as applicable) for the years ended December 31, 1998 and 1997, and assumes that the Acquisition was consummated as of the beginning of each respective period. The unaudited pro forma condensed consolidated financial data are also adjusted for the issuance of the Old Notes. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company included elsewhere in this Prospectus.

     The unaudited pro forma condensed consolidated financial data do not purport to be indicative of the results that would actually have been obtained if the Acquisition and the issuance of the Old Notes had occurred on the dates indicated or of the results that may be obtained in the future. The unaudited pro forma condensed consolidated financial data is presented for comparative purposes only. The pro forma adjustments, as described in the accompanying data, are based on available information and certain assumptions that management believes are reasonable.


                                                FORMICA CORPORATION
                             UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                 December 31, 1998
                                                  (In millions)


                                                                                    Adjustments
                                                                                   for Issuance
                                                                      Historical   of Old Notes   Pro Forma
                                                                      ----------   ------------   ---------

Assets
Current assets:
Cash and cash equivalents.........................................     $ 31.6       $ 8.0   (c)    $ 39.6
Accounts receivable, net..........................................       64.9                        64.9
Inventories.......................................................      110.3                       110.3
Prepaid expenses and other current assets.........................       15.1                        15.1
Deferred income taxes.............................................        7.9                         7.9
                                                                        -----        ----           -----

   Total current assets...........................................      229.8         8.0           237.8
Property, plant and equipment, net................................      288.7                       288.7
                                                                                      7.0   (b)
Other assets......................................................      178.3        (2.0)  (b)     183.3
                                                                        -----        ----           -----

   Total assets...................................................     $696.8       $13.0          $709.8
                                                                        =====        ====           =====

   Liabilities and stockholder's equity
   Current liabilities:
   Current maturities--notes payable..............................      $21.8                       $21.8
   Accounts payable...............................................       40.0                        40.0
   Accrued expenses...............................................       53.5                        53.5
                                                                        -----        ----           -----

        Total current liabilities.................................      115.3         --            115.3
   Notes payable..................................................       95.9                        95.9
   Deferred income taxes..........................................      133.7                       133.7
   Other liabilities..............................................       32.1                        32.1
   Bridge notes...................................................      200.0     $(200.0)  (a)      --
   Senior subordinated notes......................................        --        215.0   (a)     215.0
                                                                        -----        ----           -----

        Total liabilities.........................................      577.0        15.0           592.0
        Total stockholder's equity................................      119.8        (2.0)  (b)     117.8
                                                                        -----        ----           -----

   Total liabilities and stockholder's equity.....................     $696.8       $13.0          $709.8
                                                                        =====        ====           =====





     See notes to unaudited pro forma condensed consolidated balance sheet.

                               FORMICA CORPORATION
        NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a) The Bridge Notes ($200.0 million) were refinanced with a portion of the net proceeds from the Old Notes.

(b) Represents the capitalization of deferred financing costs related to the Old Notes and the elimination of the deferred financing costs related to the Bridge Notes against stockholder's equity ($3.6 million).

(c) Represents the net cash proceeds from the Old Notes after repaying the Bridge Notes and paying related financing costs.

                               FORMICA CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                  (In millions)

                                                            Adjustments        Pro Forma        Adjustments
                                                              for the           for the        for issuance
                                            Historical      Acquisition       Acquisition      of Old Notes        Pro Forma
                                            ----------      -----------       -----------      ------------        ---------
Net sales...............................       $549.7                           $549.7                               $549.7
Cost of products sold...................        397.3                            397.3                                397.3
                                                -----          ----              -----             -----              -----

Gross profit............................        152.4                            152.4                                152.4
Selling, general and administrative
 expenses...............................        161.4          $3.2  (d)         164.6                                164.6
Cost of terminated acquisition..........          3.0                              3.0                                  3.0
                                                -----          ----              -----             -----              -----

Operating loss..........................        (12.0)         (3.2) (b)         (15.2)                               (15.2)
Interest expense........................         27.4          11.2  (c)          38.0            $(26.6) (f)          35.5
                                                               (0.6) (e)                            24.1  (g)
Other income, net.......................          5.3                              5.3                                  5.3
                                                -----          ----              -----             -----              -----
Loss before income taxes................       $(34.1)       $(13.8)            $(47.9)             $2.5             $(45.4)
Income tax (provision) benefit..........         (2.8)         --                 (2.8)             --                 (2.8)
                                                -----          ----              -----             -----              -----
Net income (loss).......................        (36.9)        (13.8)             (50.7)              2.5              (48.2)
                                                =====          ====              =====             =====              =====

Other Data
Adjusted EBITDA (h)(i)..................        $50.2                            $50.2                                $50.2
Depreciation and amortization...........         40.4                             43.6                                 43.6
Cash interest expense (j)...............         24.8                             32.8                                 34.4
Ratio of earnings to fixed charges (k)..         --                               --                                   --

                               FORMICA CORPORATION
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                 (In millions)

                                                            Adjustments        Pro Forma        Adjustments
                                                              for the           for the        for issuance
                                            Historical      Acquisition       Acquisition      of Old Notes        Pro Forma
                                            ----------      -----------       -----------      ------------        ---------
Net sales...............................       $533.4                           $533.4                               $533.4
Cost of products sold...................        350.1                            350.1                                350.1
                                                -----         -----              -----             -----              -----
Gross profit............................        183.3                            183.3                                183.3
                                                              (24.2)  (a)
Selling, general and administrative
 expenses...............................        202.2          $9.6   (d)        187.6                                187.6
Goodwill impairment charge..............        484.4        (484.4)  (b)         --                                   --
                                                -----         -----              -----             -----              -----
Operating loss..........................       (503.3)         (4.3)              (4.3)             --                 (4.3)
Interest expense........................          3.1          33.6   (c)         34.8            $(26.6) (f)          32.3
                                                               (1.9)  (e)                           24.1  (g)
Other income............................          1.8                              1.8                                  1.8
                                                -----         -----              -----             -----              -----
Income (loss) before income taxes.......       (504.6)        467.3              (37.3)              2.5              (34.8)
Income tax (provision) benefit..........         (0.2)                            (0.2)                                (0.2)
                                                -----         -----              -----             -----              -----
Net income (loss).......................      $(504.8)       $467.3             $(37.5)             $2.5             $(35.0)
                                                =====         =====              =====             =====              =====

Other Data
Adjusted EBITDA (h)(i)..................        $38.6                            $38.6                                $38.6
Depreciation and Amortization...........         55.7                             41.1                                 41.1
Cash interest expense (j)...............          3.1                             27.9                                 30.8
Ratio of earnings to fixed charges (k)..         --                               --                                   --

                              FORMICA CORPORATION
             NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS
                                 (In millions)

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the years ended December 31, 1998 and 1997 give effect to the Acquisition and the issuance of the Old Notes as if both were effective at the beginning of the applicable periods:

               (a) Represents the reduction of goodwill amortization
                   attributable to the goodwill impairment charge recorded by the Company as of December 31, 1997.


                                    Year Ended        Year Ended
                                   December 31,      December 31,
                                       1998              1997
                                   ------------      ------------
Goodwill Amortization.........        $  --             $ 24.2
                                        ===               ====


               (b) Represents the reversal of the goodwill impairment charge recorded by the Company as of December 31, 1997.

               (c) Represents the net increase in interest expense attributable to the Bridge Notes and the New Credit Facility issued in connection with the Acquisition to the extent not reflected in the historical results for the applicable period.

                                                       Year Ended   Year Ended
                                                       December 31, December 31,
                                                           1998        1997
                                                       ------------ ------------

Interest on $200.0 Bridge Notes (at an effective
   interest rate of 10.25%)...............................  6.8        20.5
Interest on $85.0 term loans under the New Credit
  Facility (at an interest rate of LIBOR(5%) + 2.25%).....  2.1         6.2
Amortization of $6.1 of deferred financing costs related
   to the Bridge Notes (over 1 year)......................  2.0         6.1
Amortization of $5.0 of deferred financing costs related
   to the New Credit Facility (over 6 years)..............  0.3         0.8
                                                          -----       -----
                                                          $11.2       $33.6
                                                          =====       =====



      The Bridge Notes were to be repaid with a portion of the proceeds of the Old Notes. The effective interest rate for the period during which the Bridge Notes are expected to be outstanding is 10.25%.

               (d) Represents net increase in depreciation and amortization related to property plant and equipment and identified intangibles (primarily patents and trademarks) based on the allocation of the purchase price of the Acquisition for the applicable period.

                    Year Ended         Year Ended
                    December 31,      December 31,
                        1998              1997
                    ------------      ------------

                      $  3.2             $  9.6
                      ======             ======

               (e) Represents elimination of interest expense related to loans due to affiliates which were repaid in connection with the Acquisition.

                    Year Ended         Year Ended
                    December 31,      December 31,
                        1998              1997
                    ------------      ------------

                      $  0.6             $  1.9
                      ======             ======



               (f) Represents reversal of interest and amortization on deferred financing costs related to the Bridge Notes.

                                                                          Year Ended      Year Ended
                                                                         December 31,    December 31,
                                                                             1998            1997
                                                                         ------------    ------------

Reversal of interest on $200.0 Bridge Notes (at an effective rate
   of 10.25%).........................................................      $20.5           $20.5
Reversal of amortization of $6.1 of deferred financing costs
   related to the Bridge Notes (over 1 year)..........................        6.1             6.1
                                                                             ----            ----
                                                                            $26.6           $26.6
                                                                             ====            ====


               (g) Represents interest expense and amortization of deferred financing costs related to the Old Notes to be issued in connection with this Offering.

                                                                          Year Ended      Year Ended
                                                                         December 31,    December 31,
                                                                             1998            1997
                                                                         ------------    ------------
Interest on $215.0 Senior Subordinated Notes at an assumed
   effective interest rate of 10.875%.................................       $23.4           $23.4
Amortization of $7.0 of deferred financing costs related to the                0.7             0.7
   Senior Subordinated Notes (over 10 years)..........................       $24.1           $24.1
                                                                              ====            ====



               (h) "Adjusted EBITDA" is defined as income before extraordinary item and change in accounting principles plus interest expense, income tax expense, depreciation and amortization expenses and goodwill impairment charge plus the 1998 Charges totaling $16.5 for the year ended December 31, 1998. EBITDA is a key financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles). The Company believes that EBITDA is a useful supplement to net income (loss) and other consolidated income statement data in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. However, the Company's method of computation may or may not be comparable to other similarly titled measures of other companies.

               (i) Adjusted EBITDA has not been adjusted for any of the
                   incremental annualized cost savings that the Company began implementing in 1998. The Company began implementing certain elements of the cost reduction program in the first quarter of 1998 and accordingly, management believes that the historical results for the periods ended December 31, 1998 reflect approximately $20.0 of the total anticipated benefits of such cost savings program. The Company does not expect to fully realize the benefits of such program until 1999. The Company expects to realize $30.0 of annualized cost savings in 1999. The savings relate primarily to specific areas of advertising and promotion spending and also target other operating expenses, including outside consultant expense and transportation and warehousing costs. See "Business--Cost Savings" and "Risk Factors--Cost-Cutting Strategy."

               (j) Cash interest expense represents total interest expense less amortization of deferred financing costs.

               (k) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, which includes the amortization of deferred financing costs, and one-third of the rent expense from operating leases, which management believes is a reasonable approximation of the interest component of rent expense. For the years ended December 31, 1998 and 1997, earnings were insufficient, on a pro forma basis, to cover fixed charges by $48.2 and $34.8, respectively.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            Page
                                                                            ----

Report of Arthur Andersen LLP, Independent Public Accountants............... F-2

Report of Ernst & Young LLP, Independent Auditors........................... F-3

Consolidated Balance Sheets as of December 31, 1998 and 1997................ F-4

Consolidated Statements of Operations for the eight months ended
   December 31, 1998, four months ended April 30, 1998 and years ended
   December 31, 1997 and 1996............................................... F-5

Consolidated Statements of Stockholders' Equity for the eight months ended
   December 31, 1998, four months ended April 30, 1998 and years ended
   December 31, 1997 and 1996............................................... F-6

Consolidated Statements of Cash Flows for the eight months ended
   December 31, 1998, four months ended April 30, 1998 and years ended
   December 31, 1997 and 1996............................................... F-7

Notes to Consolidated Financial Statements.................................. F-8

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholder of Formica Corporation:


     We have audited the accompanying consolidated balance sheet of Formica Corporation (a Delaware Corporation) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the four-month period ended April 30, 1998 and the eight-month period ended December 31, 1998 (see Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Formica Corporation and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the four-month period ended April 30, 1998 and the eight-month period ended December 31, 1998 in conformity with generally accepted accounting principles.


                                                /s/ Arthur Andersen LLP

Roseland, New Jersey
March 3, 1999

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Formica Corporation

     We have audited the accompanying consolidated balance sheet of Formica Corporation as of December 31, 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Formica Corporation at December 31, 1997, and the consolidated results of its operations and its cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

                                       /s/ Ernst & Young LLP

White Plains, New York
May 7, 1998, except for Note 3--"Reclassifications" as to which the date is March 3, 1999.

                               FORMICA CORPORATION
            CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1998 AND 1997
                       (in millions, except share data)

                                                                            1998        1997
                                                                            ----        ----
                                      ASSETS
Current Assets:
 Cash and cash equivalents..............................................   $31.6       $27.2
 Accounts receivable, less allowance for doubtful accounts of
   $4.2 and $1.5, respectively..........................................    64.9        68.4
 Due from affiliates....................................................     -           6.5
 Inventories............................................................   110.3       119.0
 Prepaid expenses and other current assets..............................    15.1        13.1
 Deferred income taxes..................................................     7.9         9.2
                                                                           -----       -----
       Total current assets.............................................   229.8       243.4
Property, Plant and Equipment, net......................................   288.7       280.0
Other Assets:
 Intangible assets, net.................................................   176.5       114.9
 Other noncurrent assets................................................     1.8         9.4
                                                                           -----       -----
       Total assets.....................................................  $696.8      $647.7
                                                                           =====       =====

                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Current maturities--notes payable......................................   $21.8       $33.4
 Accounts payable.......................................................    40.0        42.5
 Accrued expenses.......................................................    53.5        55.7
 Due to affiliates......................................................     -          45.2
                                                                           -----       -----
       Total current liabilities........................................   115.3       176.8
Notes Payable...........................................................   295.9        11.4
Deferred Income Taxes...................................................   133.7       104.8
Other Liabilities.......................................................    32.1        11.3
                                                                           -----       -----
       Total liabilities................................................   577.0       304.3
Commitments and Contingencies
Stockholder's Equity:
 Preferred stock--par value $.01 per share--authorized 1,000 shares,
   none issued or outstanding...........................................      -           -
 Common stock - par value $.01 per share - authorized 2,000 shares,
   issued and outstanding 100 shares....................................     0.1         0.1
 Additional paid-in capital.............................................   137.0       919.9
 Accumulated deficit....................................................   (22.3)     (559.2)
 Accumulated other comprehensive income (loss)..........................     5.0       (17.4)
                                                                           -----       -----
       Total stockholder's equity.......................................   119.8       343.4
                                                                           -----       -----
       Total liabilities and stockholder's equity.......................  $696.8      $647.7
                                                                           =====       =====

        The accompanying notes to the consolidated financial statements are an integral part of these consolidated balance sheets.

                               FORMICA CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in millions)

                                                                   Four          Year Ended
                                                   Eight Months   Months        December 31,
                                                       Ended       Ended      ---------------
                                                   December 31,  April 30,
                                                      1998         1998        1997     1996
                                                   ------------  ---------    ------   ------
Net Sales......................................       $371.4      $178.3      $533.4   $521.6
Cost of Products Sold..........................        266.2       131.1       350.1    348.3
                                                      ------      ------     -------   ------
       Gross Profit............................        105.2        47.2       183.3    173.3
Selling, General and Administrative Expenses...        100.5        60.9       202.2    186.7
Cost of Terminated Acquisition.................          3.0          -           -        -
Goodwill Impairment Charge.....................          -            -        484.4       -
                                                      ------      ------     -------   ------
       Operating Income (Loss).................          1.7       (13.7)     (503.3)   (13.4)
Interest Expense...............................        (25.7)       (1.7)       (3.1)   (10.6)
Other Income...................................          4.5         0.8         1.8      1.1
                                                      ------      ------     -------   ------
Loss Before Income Taxes.......................        (19.5)      (14.6)     (504.6)   (22.9)
Income Tax Provision...........................         (2.8)         -         (0.2)    (5.0)
                                                      ------      ------     -------   ------
       Net Loss................................       $(22.3)     $(14.6)    $(504.8)  $(27.9)
                                                      ======      ======     =======   ======

        The accompanying notes to the consolidated financial statements are an integral part of these consolidated balance sheets.

                              FORMICA CORPORATION
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (in millions)

                                                                                                  Accumulated
                                                                                                     Other
                                                                   Additional                      Comprehen-
                                                         Common     Paid-in-      Accumulated     sive Income
                                                         Stock       Capital        Deficit          (Loss)       Total
                                                         ------    ----------     -----------     -----------     ------
Balance at December 31, 1995........................     $ 0.1        $487.2        $ (26.5)         $ (1.4)      $459.4
Comprehensive loss:
 Net loss...........................................       -             -            (27.9)            -          (27.9)
 Foreign currency translation adjustments...........       -             -              -               1.7          1.7
                                                                                                                  ------
                                                                                                                   (26.2)
Capital contributed by Parent.......................       -           437.5            -               -          437.5
                                                         -----        -------       -------          ------       ------
Balance at December 31, 1996........................       0.1         924.7          (54.4)            0.3        870.7
Comprehensive loss:
 Net loss...........................................       -             -           (504.8)            -         (504.8)
 Foreign currency translation adjustments...........       -             -              -             (17.7)       (17.7)
                                                                                                                  ------
                                                                                                                  (522.5)
Contribution of intangible pension asset to Parent..       -            (4.8)           -               -           (4.8)
                                                         -----        ------        -------          ------       ------
Balance at December 31, 1997                               0.1         919.9         (559.2)          (17.4)       343.4
Comprehensive loss:
 Net loss...........................................       -             -            (14.6)            -          (14.6)
 Foreign currency translation adjustments...........                                                    2.9          2.9
                                                                                                                  ------
                                                                                                                   (11.7)
Dividend to Parent..................................       -             -             (0.5)            -           (0.5)
                                                         -----        ------        -------          ------       ------
Balance at April 30, 1998...........................     $ 0.1        $919.9        $(574.3)         $(14.5)      $331.2
                                                         =====        ======        =======          ======       ======

------------------------------------------------------------------------------------------------------------------------
Capitalization of the Company at date of
 acquisition, net of dividend to parent of $255.0...     $ 0.1        $137.0        $   -            $  -         $137.1
Comprehensive loss:
 Net loss...........................................       -             -            (22.3)            -          (22.3)
 Foreign currency translation adjustments...........       -             -              -               5.0          5.0
                                                                                                                  ------
                                                                                                                   (17.3)
                                                         -----        ------        -------          ------       ------
Balance at December 31, 1998........................     $ 0.1        $137.0        $ (22.3)         $  5.0       $119.8
                                                         =====        ======        =======          ======       ======

        The accompanying notes to the consolidated financial statements are an integral part of these consolidated balance sheets.

                            FORMICA CORPORATION
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in millions)



                                                                           Four          Year Ended
                                                           Eight Months   Months         December 31,
                                                               Ended       Ended      ------------------
                                                           December 31,  April 30,
                                                              1998         1998         1997      1996
                                                           ------------  ---------    --------   -------
Operating Activities:
 Net loss...............................................     $ (22.3)       $(14.6)   $(504.8)   $ (27.9)
 Adjustments to reconcile net loss to net cash provided
   by (used in) operating activities:
   Depreciation and amortization........................        29.3          11.1       55.7       52.1
   Goodwill impairment..................................         -             -        484.4        -
   Deferred income taxes................................        (0.8)          1.2        -          1.0
   Changes in assets and liabilities:
     Accounts receivable................................         8.9          (5.4)       6.3       (4.0)
     Inventories........................................         7.8          (2.0)      (6.4)      (6.2)
     Prepaid expenses and other current assets..........        (7.4)          5.8        1.7       (4.1)
     Accounts payable...................................        (2.6)          0.1      (10.4)      11.7
     Accrued expenses...................................        (3.0)        (18.1)     (11.2)     (32.0)
     Other, net.........................................        16.8          10.2       (9.6)      10.9
                                                             -------        ------    -------    -------
       Net cash provided by (used in) operating
         activities.....................................        26.7         (11.7)       5.7        1.5
Investing Activities--Purchases of property, plant and
equipment...............................................       (35.5)         (8.3)     (46.5)     (44.5)
                                                             -------        ------    -------    -------
       Net cash used in investing activities............       (35.5)         (8.3)     (46.5)     (44.5)
Financing Activities:
 Proceeds from borrowings, net..........................       288.1           -         47.1       56.5
 Due from affiliates....................................          -           15.5        -          -
 Dividends paid.........................................      (255.0)         (0.5)       -          -
 Payments of debt.......................................        (0.1)        (15.1)       -          -
                                                             -------        ------    -------    -------
       Net cash provided by (used in) financing
         activities.....................................        33.0          (0.1)      47.1       56.5
Effects of Exchange Rate Changes on Cash................         0.5          (0.2)      (5.4)       3.0
                                                             -------        ------    -------    -------
Increase/(Decrease) in Cash and Cash Equivalents........        24.7         (20.3)       0.9       16.5
Cash and Cash Equivalents at the Beginning of Period....         6.9          27.2       26.3        9.8
                                                             -------        ------    -------    -------
Cash and Cash Equivalents at the End of Period..........     $  31.6        $  6.9    $  27.2    $  26.3
                                                             =======        ======    =======    =======


        The accompanying notes to the consolidated financial statements are an integral part of these consolidated balance sheets.

                              FORMICA CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in millions)

(1) BASIS OF PRESENTATION AND NATURE OF OPERATIONS:

               Formica Corporation ("Formica" or the "Company") is a wholly-owned subsidiary of FM Holdings, Inc. ("Holdings"), which is a wholly-owned subsidiary of Laminates Acquisition Co. ("Laminates"). Holdings and Laminates have no operations separate from the operations of the Company and their assets consist primarily of their direct or indirect investment in the Company.

               The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries, prior to the acquisition from BTR Nylex Ltd. (BTR) on May 1, 1998 (see Note 2), for the years ended December 31, 1997 and 1996 and the four-month period ended April 30, 1998. The accounts of the Company as of and for the eight-month period ended December 31, 1998 reflect the acquisition. The results for the pre-acquisition period are not necessarily comparable to the results for the post acquisition period because of the changes in organizational structure, recorded asset values, cost structure and capitalization of the Company resulting from the acquisition. Earnings per share data are not presented because the Company's common stock is not publicly traded and the Company is a wholly-owned subsidiary of Holdings.

               The Company is a multinational organization, principally engaged in the design, manufacture and distribution of high pressure decorative laminates. The Company's operations and markets are primarily based in North America, Europe and Asia.

(2) ACQUISITION:

               Through April 30, 1998, the Company was an indirect wholly-owned subsidiary of BTR. On May 1, 1998, Laminates acquired all of the outstanding shares of Holdings, the Company's direct parent, from BTR, for approximately $392.0 of cash (including transaction costs of approximately $15.4) and the assumption of approximately $29.0 of net debt. The acquisition was accounted for using the purchase method of accounting. Accordingly, the excess of the purchase price over the book value of the net assets acquired of $61.0 has been allocated primarily to intangible assets based on appraisals of such assets.

               Prior to May 1, 1998, the new management of Formica began to formulate a plan to restructure certain operations. Included in the allocation of the purchase price is a restructuring provision of $6.6 million. The Company began to execute the restructuring in 1998 which will be substantially completed in 1999.

               The acquisition was financed with $87.1 in proceeds from the sale of preferred and common stock by Laminates, $50.0 in proceeds from the sale of senior preferred stock by an affiliate (which was merged into Holdings) and from borrowings of $280.0 by the Company. The net proceeds to Holdings from the sale of junior preferred stock and the net proceeds from borrowings by the Company were transferred to Laminates as a dividend. After the payments to BTR for the acquisition price, Laminates contributed the remaining cash to the Company. See Note 8 for acquisition financing.

               The following unaudited pro forma consolidated results of operations for the years ended December 31, 1998 and 1997 assume the acquisition had occurred at the beginning of the applicable period:

                                1998         1997
                               ------       ------
Net sales................      $549.7       $533.4
Net loss.................      $(48.2)      $(35.0)

               In management's opinion, the unaudited pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of 1997 or at the beginning of 1998, or of future results.

               In March 1999, Formica acquired a manufacturer of solid surface products. The acquisition will not have a material effect on the Company's financial position or results of operations.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

                Principles of Consolidation

               The consolidated financial statements include the accounts of the Company and all of its subsidiaries. Investments in less than majority-owned affiliates, over which the Company has significant influence, are accounted for using the equity method. All intercompany balances and transactions have been eliminated in consolidation.

               Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               Revenue Recognition

               Revenues are recognized upon shipment of goods to customers.

               Foreign Currencies

               The Company's international operations are translated into U.S. dollars using current exchange rates at the end of the period for the balance sheets and a weighted-average rate for the period for the statements of operations with currency translation adjustments reflected in accumulated other comprehensive income (loss) in stockholder's equity. Realized gains and losses from foreign currency transactions are reflected in the consolidated statements of operations.

               Foreign Exchange Contracts

               The Company enters into forward sale and purchase contracts to manage currency risk resulting from purchase and sale commitments denominated in foreign currencies. Such contracts are usually short-term in nature and generally involve the exchange of two foreign currencies. Gains and losses related to these contracts are deferred and included in the measurement of the related purchase or sale transaction. At December 31, 1998, the Company had $1.5 in contracts to buy and $0.1 in contracts to sell foreign currencies.
Net unrealized gains or losses were not material to the consolidated financial statements at December 31, 1998.

               Concentration of Credit Risk-

               Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of entities comprising the Company's customer base.

               Cash and Cash Equivalents

               The Company considers all highly liquid instruments with original maturities of three months or less when purchased to be cash equivalents.

               Inventories

               Inventories are stated at the lower of cost or market. Inventories are valued using the first-in, first-out (FIFO) method except for the United States which utilizes the last-in, first-out (LIFO) method. As of December 31, 1998 and 1997, 55.0% and 53.8%, respectively, of inventories were valued under the LIFO method. Inventories at LIFO approximate inventories at FIFO.

               Property, Plant and Equipment

               Property, plant and equipment are stated at cost. Depreciation charges are made on a straight-line basis over the estimated useful life of the assets as follows:

Buildings and improvements....................     30 to 40 years
Machinery and equipment.......................      3 to 13 years
Computer and office equipment.................      3 to 10 years

               Leasehold improvements are amortized over the lesser of the life of the asset or the lease term.

               Intangible Assets

               Intangible assets are amortized on a straight-line basis over their estimated useful lives (5 to 20 years). The Company reviews intangible assets to assess recoverability from future operations using undiscounted cash flows and impairments are recognized in operating results to the extent that the carrying value exceeds fair value. See Note 6 for the impairment charge recorded by the Company in 1997.

               Financial Instruments

               At December 31, 1998, the fair value of substantially all of the Company's financial instruments approximated their carrying value.

               Research and Development Costs

               Research and development costs are expensed as incurred. Research and development costs included in selling, general and administrative expenses were $1.4, $1.1, $3.3 and $1.2 for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

               Environmental Compliance and Remediation Costs

               Environmental compliance costs include ongoing maintenance, monitoring and similar expenditures. Such costs are expensed as incurred. Environmental remediation costs are accrued when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated (see Note 15).

               Advertising Costs

               Advertising costs are expensed as incurred. Advertising costs included in selling, general and administrative expenses were $10.3, $10.6, $24.1 and $16.4 for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

               Income Taxes

               The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

               Reclassifications

               Certain reclassifications have been made to prior year amounts to conform with current year presentation. Effective January 1, 1998, the Company adopted SFAS No. 130 - "Reporting Comprehensive Income," SFAS No. 131- "Disclosures about Segments of an Enterprise and Related Information" and SFAS No. 132- "Employers' Disclosures about Pensions and Other Postretirement Benefits". These standards increased financial reporting disclosures and had no impact on the Company's financial position or results of operations. Certain reclassifications have been made to the December 31, 1997 and 1996 consolidated financial statements to conform with the financial reporting requirements of SFAS No. 130 (see Consolidated Statements of Changes in Stockholder's Equity), SFAS No. 131 (see Note 13) and SFAS No. 132 (see Note
9).

               Recently Issued Accounting Standards

               In June 1998, SFAS No. 133- "Accounting for Derivative Instruments and Hedging Activities" was issued and is effective for fiscal years beginning after June 15, 1999 although earlier application is permitted. SFAS No. 133 requires all derivatives to be measured at fair value and recognized as assets or liabilities on the balance sheet. Changes in the fair value of derivatives should be recognized in either net income or other comprehensive income, depending on the designated purpose of the derivative. SFAS No. 133 is not expected to have a material impact on the Company's financial position or results of operations. In February 1998, Statement of Position ("SOP") 98-1- "Accounting for Costs of Computer Software Developed or Purchased for Internal Use" was issued and is effective for fiscal years beginning after December 15, 1998. In April 1998, SOP 98-5- "Reporting on the Costs of Start-up Activities" was issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-1 and SOP 98-5 are not expected to have a material impact on the Company's financial position or results of operations.

(4) INVENTORIES:

               Inventories consisted of the following at December 31:

                                            1998        1997
                                           ------      ------
Finished goods.......................       $73.2       $75.5
Work-in-process......................        12.2        10.6
Raw materials........................        42.6        44.8
                                           ------      ------
     Total...........................       128.0       130.9
Less: Obsolescence reserve...........        17.7        11.9
                                           ------      ------
                                           $110.3      $119.0
                                           ======      ======

                              FORMICA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                             (dollars in millions)



(5)  PROPERTY, PLANT AND EQUIPMENT:

     Depreciable assets consisted of the following at December 31:

                                                              1998          1997
                                                           --------- ---------
Land....................................................   $    17.7  $    13.0
Buildings and improvements..............................        51.0       59.2
Machinery and equipment.................................       237.2      261.0
                                                           ---------  ---------
      Total.............................................       305.9      333.2
      Less: Accumulated depreciation....................        17.2       53.2
                                                           ---------  ---------
                                                           $   288.7  $   280.0
                                                           =========  =========

     Depreciation expense was $16.0, $7.9, $21.4, and $18.8 for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

     Interest costs incurred in connection with major capital expenditures are capitalized. Capitalized interest is amortized over the lives of the related assets. Net interest costs of $1.3 were capitalized in 1997. No interest costs were capitalized in 1998.

(6)  INTANGIBLE ASSETS:

     Intangible assets consisted of the following at December 31:

                                                                1998       1997
                                                            ---------   --------
Trademarks..................................................   $140.0     $150.0
Patents.....................................................     19.9       14.4
Proprietary technology and other............................     29.4       40.3
                                                            ---------   --------
      Total.................................................    189.3      204.7
      Less: Accumulated amortization........................     12.8       89.8
                                                             --------  ---------
                                                             $  176.5    $ 114.9
                                                             ========    =======

     During 1997, the Company recorded a goodwill impairment charge of $484.4 which was determined utilizing the fair value of the Company's assets. The impairment charge did not result in the reduction of property, plant and equipment.

(7)  ACCRUED LIABILITIES:

     Accrued liabilities consisted of the following at December 31:

                                                                  1998     1997
                                                                  -----   -----
Accrued salaries and benefits.................................... $19.7   $15.4
Restructuring reserve............................................   6.6      -
Other accrued expenses...........................................  27.2    40.3
                                                                  -----   -----
      Total...................................................... $53.5   $55.7
                                                                  =====   =====

                              FORMICA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                             (dollars in millions)



     NOTES PAYABLE:

     Notes payable consisted of the following at December 31:

                                                               1998       1997
                                                             -------    --------
Senior subordinated notes..................................  $ 200.0    $   -
Term loans.................................................     85.0        -
Other......................................................     32.7       44.8
                                                             -------    --------
      Total................................................    317.7       44.8
      Less: Current maturities.............................     21.8       33.4
                                                             -------    -------
                                                             $ 295.9    $  11.4
                                                             =======    =======

     In connection with the acquisition (see Note 2), Formica sold $200.0 of senior subordinated unsecured increasing rate bridge notes (the "Bridge Notes") which bear interest at the greater of prime plus an additional amount or 10% and, together with its subsidiaries, borrowed $80.0 of term loans under the new senior loan facility (the "New Credit Facility"). Borrowings under the new credit facility were expanded to $85.0 after the acquisition.

     On February 22, 1999, the Company issued $215 million of 10 7/8% Senior Subordinated Notes due March 1, 2009 (the "Notes") and repaid the Bridge Notes. Interest is payable semi-annually on March 1 and September 1 of each year. The Notes are redeemable at the option of the Company in part beginning in 2002 and in whole beginning in 2004 at specified redemption prices.

     The Notes and related indenture place certain restrictions on the Company and its subsidiaries including the ability to pay dividends, issue preferred stock, repurchase capital stock, incur and pay indebtedness, sell assets and make certain restricted investments.

     The Company is subject to a Registration Rights Agreement that provides that the Company will file an Exchange Offer Registration with the Securities and Exchange Commission ("SEC") to register the Notes prior to 90 days from February 22, 1999 and that the Company will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days from February 22, 1999. The Registration Rights Agreement provides for certain liquidated damages to be paid to the holders of the Notes if the registration timetable is not met.

     The New Credit Facility includes a $120.0 revolving credit facility. The revolving credit facility may be increased by up to $25.0 at the request of the Company and will terminate on May 1, 2004. There were no borrowings outstanding under the revolving credit facility at December 31, 1998. The term loans under the New Credit Facility consist of $40.0, $35.0 and $10.0 loans.

     Borrowings under the New Credit Facility generally bear interest based on a margin over, at the Company's option, the base rate or LIBOR. The applicable margin, until the date of delivery of the Company's December 31, 1998 financial statements, will be 2.25% over LIBOR or 1% over the base rate. Thereafter, the applicable margin will vary based upon the Company's ratio of consolidated debt to EBITDA (as defined). The Company's obligations under the New Credit Facility are guaranteed by Laminates, Holdings and all existing or future domestic subsidiaries of the Company (the "Subsidiary Guarantors") and are secured by substantially all of the assets of the Company and the Subsidiary Guarantors, including a pledge of the capital stock of all existing and future subsidiaries of the Company (provided that no more than 65% of the voting stock of any foreign subsidiary shall be pledged) and a pledge by Holdings of the stock of the Company and by Laminates of the stock of Holdings.

                              FORMICA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                             (dollars in millions)



     The New Credit Facility contains financial covenants requiring the Company to maintain minimum earnings before interest, taxes, depreciation and amortization; minimum coverage of interest expense and fixed charges; and a maximum leverage ratio. The Company was in compliance with such financial covenants at December 31, 1998.

     The Company maintains various credit facilities in foreign countries (primarily in Asia) that provide for borrowings in local currencies. At December 31, 1998, the Company has secured approximately $29.0 in letters of credit under the New Credit Facility to provide credit enhancement for certain of such credit facilities.

     In addition to the above, the Company has established borrowing arrangements with various financial institutions at interest rates ranging from 2.0% to 9.5% in order to fund the ongoing operations of the business. At December 31, 1998 and 1997, there was approximately $32.7 and $44.8, respectively, outstanding under these facilities. At December 31, 1998, approximately $4.7 was available under these facilities.

     The approximate aggregate debt maturities are as follows as of December 31, 1998:

1999............................................................    $   21.8
2000............................................................         7.0
2001............................................................        15.0
2002............................................................        20.3
2003............................................................        32.5
Thereafter......................................................       221.1
-----                                                               --------
                                                                    $  317.7
                                                                    ========

     Interest expense for 1997 and 1996 were inclusive of $0.5 and $1.6, respectively, attributable to affiliated companies. There was no interest expense attributed to affiliated companies in 1998. Cash payments for interest approximated $20.6, $0.2, $3.1, and $10.6 for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended 1997 and 1996, respectively.

(9)  EMPLOYEE BENEFIT PLANS:

     In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits", which revises disclosures about pension and other postretirement benefit plans.

     The Company sponsors defined benefit pension plans covering substantially all United States and Canadian employees and certain employees in other countries. The benefits provided under the defined benefit pension plans are determined under formulas using years of service and compensation, or formulas using years of service and a flat dollar benefit rate. The Company's principal funding policy for the defined benefit pension plans is to maintain the plans in accordance with the minimum funding provisions of the Employee Retirement Income Security Act of 1974. The majority of the defined benefit pension plans' assets are held in trust, and consist principally of equity securities and fixed income instruments.

     The majority of the defined contribution plans sponsored by the Company are qualified under Section 401(k) of the Internal Revenue Code, with the amount of the Company's contributions determined under a matching formula tied to employee payroll deduction contributions. In addition, some defined contribution plans offer discretionary Company contributions based upon a profit based formula. Expenses related to these plans totaled approximately $1.1, $0.3, $0.7 and $0.7 during the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

                              FORMICA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                             (dollars in millions)



     The net cost for Company and subsidiary defined benefit pension plans was comprised of the following components:

                                                   Four
                                   Eight Months   Months         Year Ended
                                       Ended       Ended        December 31,
                                   December 31,  April 30, ---------------------
                                       1998        1998      1997         1996
                                   -----------  ---------  ---------   ---------
Service cost.........................  $2.9       $0.6        $1.7       $2.6
Interest cost........................   3.0        1.2         3.5        6.0
Expected return on plan assets.......  (2.8)      (1.0)       (3.1)      (7.0)
Other................................   -          -           0.1        0.1
                                       ----       ----        ----       ----
Net periodic pension cost............  $3.1       $0.8        $2.2       $1.7
                                       ====       ====        ====       ====

     The net periodic pension cost attributable to international plans included in the above table was $2.0, $0.2, $0.8 and $0.1 during the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998 and the years ended December 31, 1997 and 1996.

     The Company provides for the estimated cost of postretirement benefits (principally medical, dental and life insurance benefits provided to retirees and eligible dependents). The Company does not fund its postretirement benefit plans.

     The net cost of postretirement benefits other than pensions was comprised of the following components:

                                                       Four
                                       Eight Months   Months        Year Ended
                                           Ended       Ended       December 31,
                                       December 31,  April 30, -----------------
                                           1998        1998        1997     1996
                                       -----------------------------------------
Service cost...........................     $0.1       $  -        $0.1    $0.1
Interest cost..........................      0.3        0.1         0.3     0.3
                                             ---        ---         ---     ---
Net postretirement benefit cost........     $0.4       $0.1        $0.4    $0.4
                                            ====       ====        ====    ====


     The cost of health care and life insurance benefits for active employees was $7.5, $3.8, $11.0 and $9.8 for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

     Summarized information about the changes in plan assets and benefit obligation is as follows:

                                                                    Other
                                                                Postretirement
                                          Pension Benefits         Benefits
                                          ----------------     -----------------
                                           1998      1997       1998      1997
                                          ------    ------     ------    -------
Fair value of plan assets at January 1... $ 40.3    $ 85.0     $  -      $  -
Actual return on plan assets.............    4.8       6.5        -         -
Company contributions....................    4.1       3.8        -         -
Transfer of plan's assets to BTR.........    -       (52.1)
Transfer of plan's assets from BTR.......   38.4       -
Benefits paid from plan assets...........   (4.2)     (2.9)       -         -
                                          ------    ------     ------    ------
Fair value of plan assets at December 31. $ 83.4    $ 40.3     $  -      $  -
                                          ======    ======     ======    ======

                              FORMICA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                             (dollars in millions)


                                                                    Other
                                                                Postretirement
                                          Pension Benefits         Benefits
                                          ----------------     -----------------
                                           1998      1997       1998      1997
                                          ------    ------     ------    -------
Benefit obligation at January 1.......... $ 52.7    $ 91.5     $  5.5    $  5.1
Service cost.............................    2.1       1.9        0.2       0.1
Interest cost............................    2.0       3.5        0.1       0.3
Actuarial (gains) losses.................    0.9       2.8        -         -
Benefits paid............................   (1.3)     (2.9)       -         -
Transfer from (to) BTR and other.........   39.8     (44.1)       -         -
                                          ------    ------     ------    ------
Benefit obligation at December 31........ $96.2     $ 52.7     $  5.8    $  5.5
                                          ======    ======     ======    ======


     The fair value of international pension plan assets included in the above table was $44.6 and $8.2 in 1998 and 1997, respectively. The pension benefit obligation of international plans included in this table was $49.3 and $12.7 in 1998 and 1997, respectively.

     A reconciliation of the plans' funded status to the net asset (liability) recognized at December 31 is as follows:

                                                                    Other
                                                                Postretirement
                                          Pension Benefits         Benefits
                                          ----------------     -----------------
                                           1998      1997       1998      1997
                                          ------    ------     ------    -------
Funded status (benefit obligation
  in excess of plan assets).............. $(12.8)   $(12.4)    $(6.4)    $(6.2)
Unrecognized net loss (gain).............   (1.4)      0.2       0.1       0.7
                                          ------    ------     -----     -----
        Net asset (liability)............  (14.2)    (12.2)     (6.3)     (5.5)
                                          ------    ------     -----     -----
Reported as:
  Other liabilities...................... $ 14.2    $ 12.2     $ 6.3     $ 5.5
                                          ======    ======     =====     =====

     For Company pension plans with benefit obligations in excess of plan assets at December 31, 1998 and 1997, the fair value of plan assets was $45.9 and $32.1, respectively, and the benefit obligation was $61.7 and $45.2, respectively.

     Assumptions used in determining pension plan information are:

                                    Eight Months  Four Months         Year Ended
                                       Ended         Ended            December 31,
                                    December 31,   April 30,     -----------------------
                                       1998          1998          1997          1996
                                    ------------  -----------    ---------     ---------

Rate of future compensation
  increases........................  0.0%-5.0%     0.0%-5.5%     0.0%-5.5%     4.0%-6.0%
Discount rate......................  5.0%-7.0%     6.5%-8.0%     6.5%-8.0%     7.3%-10.0%
Expected long-term rate of
  return on plan assets............  0.0%-9.0%     0.0%-9.5%     0.0%-9.5%     0.0%-9.5%

                              FORMICA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                             (dollars in millions)



     Assumptions used in determining other post retirement plan information are as follows:

                                    Eight Months  Four Months         Year Ended
                                       Ended         Ended            December 31,
                                    December 31,   April 30,     -----------------------
                                       1998          1998          1997          1996
                                    ------------  -----------    ---------     ---------

Rate of future compensation
  increases........................  0.0%-3.5%     0.0%-3.5%        4.0%          5.0%
Discount rate......................  5.0%-7.0%     5.0%-7.0%        7.8%          7.3%
Expected long-term rate of
  return on plan assets............  0.0%-9.0%     0.0%-9.0%        9.0%          9.0%


     In the aggregate, average international plan assumptions do not vary significantly from U.S. assumptions.

     The health care cost trend rate for other postretirement benefit plans was 10.0% at December 31, 1998. The rate will gradually decline to 6.0% over a 10-year period. A one percentage point change in the health care cost trend rate would have had the following effects:

                                                         One Percentage Point
                                                         --------------------
                                                         Increase    Decrease
                                                         --------    --------

Effect on total service and interest
  cost components....................................      $0.1        $0.1
                                                           ====        ====
Effect on benefit obligation.........................      $0.2        $0.2
                                                           ====        ====

(10) INCOME TAXES:

     The provision (benefit) for income taxes consisted of the following:

                                    Eight Months  Four Months         Year Ended
                                       Ended         Ended            December 31,
                                    December 31,   April 30,     -----------------------
                                       1998          1998          1997          1996
                                    ------------  -----------    ---------     ---------

Current:
   Federal....................         $ --        $ --            $(2.1)         $(4.8)
   State......................           0.1         --             (0.3)          (1.0)
   Foreign....................           3.5        (1.2)            2.6            9.8
                                       -----       -----           -----          -----
                                         3.6        (1.2)            0.2            4.0
Deferred:
   Federal....................           --         --              (0.1)           0.3
   State......................           --         --              --              --
   Foreign....................          (0.8)        1.2             0.1            0.7
                                       -----       -----           -----          -----
                                        (0.8)        1.2             --             1.0
                                       -----       -----           -----          -----
                                       $ 2.8       $ --            $ 0.2          $ 5.0
                                       =====       =====           =====          =====

                              FORMICA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                             (dollars in millions)



     Pretax income (loss) was taxed in the following jurisdictions:

                                    Eight Months  Four Months         Year Ended
                                       Ended         Ended            December 31,
                                    December 31,   April 30,     -----------------------
                                       1998          1998          1997          1996
                                    ------------  -----------    ---------     ---------
Domestic...........................    $(25.6)      $(12.6)       $(518.4)      $(52.2)
Foreign............................       6.1         (2.0)          13.8         29.3
                                       ------       ------        -------       ------
        Total pretax loss..........    $(19.5)      $(14.6)       $(504.6)      $(22.9)


     The 1997 domestic pretax loss includes the goodwill impairment charge of $484.4 (see Note 6).

     Deferred tax assets and liabilities are comprised of the following at December 31:

                                                            1997     1998
                                                           ------   ------
Deferred tax liabilities:
   Book over tax bases of assets acquired...........       $133.6   $90.7
   Depreciation.....................................          0.1    14.1
   LIFO reserve.....................................          2.7     3.7
   Other, net.......................................          7.0     1.9
                                                           ------   -----
        Total deferred tax liabilities..............        143.4   110.4
                                                           ------   -----

Deferred tax assets:
   Accrued liabilities..............................         15.0    10.1
   Net operating loss carryforwards.................         15.4     9.6
   Other, net.......................................          2.6     4.7
                                                           ------   -----
        Total deferred tax assets...................         33.0    24.4

        Valuation allowance.........................        (15.4)   (9.6)
                                                           ------   -----
        Net deferred tax liabilities................       $125.8   $95.6
                                                           ======   =====


     The Company does not provide deferred income taxes on undistributed earnings of its foreign subsidiaries as such earnings are considered indefinitely reinvested. At December 31, 1998, the cumulative amount of undistributed earnings on which the Company has not recognized deferred income taxes is approximately $155.0. Determining the amount of unrecognized deferred tax liability for this amount is not practicable. However, if the undistributed earnings were remitted, any resulting federal tax would be substantially reduced by foreign tax credits.

                              FORMICA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                             (dollars in millions)



     The reconciliation of income tax computed at the U.S. federal statutory tax rates to the Company's tax expense (benefit) is as follows:

                                    Eight Months  Four Months         Year Ended
                                       Ended         Ended            December 31,
                                    December 31,   April 30,     -----------------------
                                       1998          1998          1997          1996
                                    ------------  -----------    ---------     ---------

U.S. statutory rate................    (35.0%)      (35.0%)       (35.0%)       (35.0%)
State income taxes.................      --           --            --           (4.3%)
Intangibles amortization...........      --           --           35.2%         39.0%
Subpart F income...................      2.6%         2.1%          0.1%          2.3%
Tax on income of foreign
  subsidiaries and rate
  differential.....................     13.8%         --           (0.4%)         2.5%
Change in valuation allowance......     32.3%        32.9%          --           16.7%
Other, net.........................      0.7%         --            0.1%          0.6%
                                        ----         ----          ----          ----
                                        14.4%         -- %          -- %         21.8%
                                        ====         ====          ====          ====


     The Company is included in the consolidated federal and state tax returns of its ultimate parent, Laminates. Cash (paid) received for income taxes amounted to ($1.9), ($1.0), $4.0 and $8.5, for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and years ended December 31, 1997 and 1996, respectively. The utilization of net operating loss carryforwards expiring in varying amounts in future periods may be limited by Internal Revenue Service regulations regarding "change in ownership" (see Note 2), therefore, the Company has provided a full valuation allowance against the net operating loss carryforwards.

(11) RELATED PARTY TRANSACTIONS:

     During 1996, the Company entered into an arrangement with BTR whereby certain advances previously provided for the repayment of certain acquisition related debt and other operating capital was contributed to the capital of the Company. This transaction, totaling $437.5 million was accounted for as a contribution of capital from BTR in the Consolidated Statement of Changes in Stockholder's Equity.

     In order to fund its normal working capital requirements, the Company had entered into certain arrangements with BTR affiliated companies. Such arrangements were primarily short-term in nature and generally charged no interest. At December 31, 1997, there was approximately $45.2 outstanding under these arrangements.

(12) TERMINATION OF PROPOSED ACQUISITION:

     During the eight months ended December 31, 1998, the Company recorded a charge of $3.0 for expenses incurred in connection with its proposed acquisition of a decorative products business. The Company has abandoned the proposed transaction.

                              FORMICA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                             (dollars in millions)



(13) SEGMENT REPORTING:

     In 1998, the Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting and disclosure requirements for operating segments.

     The Company is principally engaged in a single line of business: the design, manufacture and distribution of high pressure decorative laminates. Substantially all revenues result from the sale of decorative laminates through domestic and international distributors and dealers. The Company's operations are managed on a geographic basis and, therefore, reportable segments are based on geographic areas. Segment revenues are defined as net sales to external customers of each segment. The Company measures segment results as operating income (loss), which is defined as income (loss) before goodwill impairment charge, interest expense, other income (expense) and income taxes. Depreciation and amortization expense is included in the measure of segment results. All intercompany sales and expenses have been eliminated in determining segment revenues and segment profit (loss).

                                    Eight Months  Four Months         Year Ended
                                       Ended         Ended            December 31,
                                    December 31,   April 30,     -----------------------
                                       1998          1998          1997          1996
                                    ------------  -----------    ---------     ---------

Segment revenues
   North America...................    $234.6       $112.0        $315.0        $301.2
   Europe..........................      92.5         48.4         146.1         156.1
   Asia............................      44.3         17.9          72.3          64.3
                                       ------       ------        ------        ------
                Total..............    $371.4       $178.3        $533.4        $521.6
                                       ======       ======        ======        ======
Segment profit (loss)
   North America...................    $(10.7)      $(13.9)       $(33.8)       $(13.4)
   Europe..........................       7.6          1.3           9.0          (0.1)
   Asia............................       4.8         (1.1)          5.9           0.1
                                       ------       ------        ------        ------
                Total..............    $  1.7       $(13.7)       $(18.9)       $(13.4)
                                       ======       ======        ======        ======

Depreciation and amortization
 (included in segment profit
 (loss))
   North America...................    $ 22.4       $  6.2        $ 32.4        $ 29.3
   Europe..........................       4.6          3.5          17.2          17.5
   Asia............................       2.3          1.4           6.1           5.3
                                       ------       ------        ------        ------
          Total....................    $ 29.3       $ 11.1        $ 55.7        $ 52.1
                                       ======       ======        ======        ======

Expenditures for long-lived assets
   North America...................    $ 20.6       $  4.8        $ 27.6        $ 26.9
   Europe..........................      11.1          1.2          11.2           8.4
   Asia............................       3.8          2.3           7.7           9.2
                                       ------       ------        ------        ------
          Total....................    $ 35.5       $  8.3        $4 6.5        $ 44.5
                                       ======       ======        ======        ======

A reconciliation of total segment
  profit (loss) to income (loss)
  before income taxes is as follows-



                                      F-20



                              FORMICA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                             (dollars in millions)


                                    Eight Months  Four Months         Year Ended
                                       Ended         Ended            December 31,
                                    December 31,   April 30,     -----------------------
                                       1998          1998          1997          1996
                                    ------------  -----------    ---------     ---------
Segment revenues

   Segment profit (loss)...........    $1.7         $(13.7)      $ (18.9)       $(13.4)
   Goodwill impairment charge......     --             --         (484.4)          --
   Interest expense................   (25.7)          (1.7)         (3.1)        (10.6)
   Other income (expense)..........     4.5            0.8           1.8           1.1
                                     ------         ------        ------        ------
          Loss before income taxes.  $(19.5)        $(14.6)      $(504.6)       $(22.9)
                                     ======         ======       =======        ======

                                                      December 31,
                                           ------------------------------------
                                             1997          1998          1996
                                           --------      --------      --------
Total assets:
   United States...................         $406.4        $374.0       $  711.9
   North America - Other...........           36.4          34.5           35.6
   Europe..........................          179.1         184.8          298.9
   Asia............................           74.9          54.4           90.4
                                            ------        ------       --------
                Total..............         $696.8        $647.7       $1,136.8
                                            ======        ======       ========

Long-lived assets:
   United States...................         $128.6        $151.9       $  122.6
   North America - Other...........           14.3          15.4           16.8
   Europe..........................          106.6          80.7           92.9
   Asia............................           39.2          32.0           22.6
                                            ------        ------       --------
                Total..............         $288.7        $280.0       $  254.9
                                            ======        ======       ========


(14) CHANGES IN ACCOUNTING ESTIMATES:

     During the eight and four-months periods ended December 31 and April 30, 1998, the Company made certain changes in accounting estimates, resulting in charges totaling $7.8 million and $5.7 million, respectively, due to new management plans with the respect to asset carrying and disposition policies and new information becoming available, including information concerning customers, products and competitive conditions in certain markets. The changes in accounting estimates for the eight-month period ended December 31, 1998 include increasing the provisions for doubtful accounts and inventory obsolescence by $2.4 million and $5.4 million, respectively. The changes in accounting estimates for the four-month period ended April 30, 1998 include increasing the provision for customer rebate programs by $2.7 million, increasing the provision for doubtful accounts by $1.4 million and accruals for customs, property tax exposures and other items totaling $1.6 million.

                              FORMICA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                             (dollars in millions)



(15) COMMITMENTS AND CONTINGENCIES:

   Leases

     The Company leases certain machinery, such as transportation and plant equipment, and facilities, such as administrative offices and warehouse space, under various non-cancelable operating lease agreements.

     At December 31, 1998, future minimum lease payments under operating lease agreements that have a remaining term in excess of one year are as follows:

     1999.......................................................... $ 6.3
     2000..........................................................   5.7
     2001..........................................................   4.7
     2002..........................................................   3.7
     2003..........................................................   3.3
     Thereafter....................................................   2.9
                                                                    -----
                                                                    $26.6
                                                                    =====

     Rent expense aggregated $5.3, $2.4, $7.8 and $7.6 for the eight-month period ended December 31, 1998, the four-month period ended April 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

   Letters of Credit

     At December 31, 1998, the Company was contingently liable for approximately $30.3 of documentary and performance letters of credit.

   Purchase Commitments

     During 1996, the Company entered into a contract, expiring in 2002, to purchase laminate flooring from an outside supplier. Minimum purchase commitments for laminate flooring at December 31, 1998 are as follows:

     1999.......................................................... $20.1
     2000..........................................................  22.0
     2001..........................................................  19.0
     2002..........................................................   4.5
                                                                    -----
                                                                    $65.6
                                                                    =====

     Purchases under such contract were $14.6 and $19.6 for the years ended December 31, 1998 and 1997, respectively.

     Assuming the Company did not make any of its annual minimum purchase commitments over the remaining term of the contract, the maximum aggregate penalty which could be incurred would approximate $32.8.

                              FORMICA CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                             (dollars in millions)



   Litigation and Environmental Matters

     In the ordinary course of business, the Company is the subject of or party to various pending litigation and claims. While it is not possible to predict with certainty the outcome of any potential litigation or claims, the Company believes, any known contingencies, individually or in the aggregate, will not have a material adverse impact on its financial position or results of operations.

     The Company has been the subject of administrative proceedings, litigation and investigations relating to environmental matters. Currently, the Company has been named as a potentially responsible party at several Superfund sites and has reserved $4.0 at December 31, 1998 and 1997 with respect to two such sites. The Company believes that the ultimate resolution of these matters should not have a material adverse effect on the Company's financial position or results of operations.

=====================================================
You should rely only on the information contained in this document or that we have referred you to.
We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


               ----------------------


                  TABLE OF CONTENTS

                                                 Page

Prospectus Summary..................................3
Risk Factors.......................................14
Use of Proceeds....................................22
Capitalization.....................................23
Selected Consolidated Financial Data...............24
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations ...................................26
Business...........................................33
Management.........................................50
Security Ownership of Certain Beneficial
     Owners and Management of Laminates
     Stockholders..................................54
Certain Relationships and Transactions.............57
The Acquisition....................................58
Description of New Credit Facility.................60
Description of Notes...............................62
The Exchange Offer.................................99
Certain United States Tax Consequences
     of the Exchange Offer........................106
Plan of Distribution..............................106
Legal Matters.....................................106
Change in Independent Auditors....................106
Experts...........................................107
Unaudited Pro Forma Condensed Consolidated
     Financial Data...............................P-1
Index to Financial Statements.....................F-1

=====================================================

=====================================================

                     $215,000,000


                 Formica Corporation



    107/8% Series B Senior Subordinated Notes Due
                          2009










           ------------------------------------

                       Prospectus

           ------------------------------------






                         o, 1999


=====================================================

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in an y state where the offer or sale is not permitted.


              [ALTERNATE FRONT COVER FOR MARKET-MAKING PROSPECTUS]
                  SUBJECT TO COMPLETION, DATED APRIL __, 1999


PROSPECTUS

                              FORMICA CORPORATION

               107/8% Series B Senior Subordinated Notes due 2009

                            -----------------------

The Company

o We are one of the leading brand names in the decorative surfacing products market and are one of the largest producers of high pressure decorative laminates in the world.

The Original Offering:

o We issued the notes in a private offering on February 22, 1999.

o We used such net proceeds to repay in full the $200 million principal amount outstanding under the bridge notes together with accrued interest. The remaining net proceeds were used for general corporate purposes and initially were temporarily invested in short-term securities.

The Notes:

o    Maturity: March 1, 2009

o Interest Payment: semi-annually on March 1 and September 1, commencing on September 1, 1999.

o Optional Redemption: The notes will be redeemable on or after March 1, 2004 at the prices state herein. In addition, we may redeem up to 35% of the notes on or prior to March 1, 2002 at a redemption price of 110.875% of the principal amount, plus accrued interest, with the net cash proceeds of one or more Public Equity Offerings provided that at least 65% of the aggregate principal amount of the notes remain outstanding after such redemption.

o Mandatory Redemption: We also have the right to redeem, and you have the right to require us to purchase, the notes upon the occurrence of certain change of control events, at the prices set forth herein.

o Ranking of Notes: The notes are general unsecured obligations, subordinated to all of our senior obligations, including any borrowings under our bank credit facility. The notes rank senior to all subordinated indebtedness. The notes will effectively rank junior to all liabilities of our subsidiaries.

o As of December 31, 1998, after giving effect to the offering, Formica had outstanding approximately $85.0 million of senior indebtedness, and our subsidiaries had approximately $113.0 million of outstanding liabilities, including trade payables.


    This investment involves risks. See "Risk Factors" beginning on page __.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will be used by Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. Donaldson, Lufkin & Jenrette Securities Corporation has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Donaldson, Lufkin & Jenrette Securities Corporation may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.


--------------------------------------------------------------------------------

                          Donaldson, Lufkin & Jenrette

The date of this Prospectus is       , 1999.

Trading Market for the Notes

     There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell their new notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, DLJSC intends to make a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJSC. No assurance can be given as to the liquidity of or the trading market for the notes.

     DLJSC may be deemed to be our "affiliate" (as defined the Securities Act) and, as such, may be required to deliver a prospectus in connection with its market-making activities in the notes. Pursuant to the registration rights agreement that we signed with DLJSC in connection with the initial sale of the notes, we have agreed to use our best efforts to file and maintain a registration statement that would allow DLJSC to engage in market-making transactions in the notes for up to 90 days from the date on which we consummate the offer to exchange the notes for the old notes. We have agreed to bear substantially all the costs and expenses related to registration.


                                USE OF PROCEEDS

     This prospectus is delivered in connection with the sale of the notes by DLJSC in market-making transactions. We will not receive any of the proceeds from such transactions.


                              PLAN OF DISTRIBUTION

     This prospectus is to be used by DLJSC in connection with offers and sales of the new notes in market-making transactions effected from time to time. DLJSC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     DLJ Merchant Banking, an affiliate of DLJSC, and certain of its affiliates beneficially own approximately 45.1% of the common stock of Formica. Thompson Dean and Peter T. Grauer, each of whom is a principal of DLJ Merchant Banking, are members of the board of directors of Laminates, Holdings and Formica. Further, DLJ Capital Funding, Inc., an affiliate of DLJSC, acted as syndication agent in connection with the new credit facility for which it received certain customary fees and expenses and Laminates Funding, Inc., an affiliate of DLJSC, purchased a portion of the bridge notes, for which it received customary fees and expenses. DLJSC has, from time to time, provided investment banking and other financial advisory services to Formica in the past for which it has received customary compensation, and will provide such services and financial advisory services to Formica in the future. DLJSC acted as purchaser in connection with the initial sale of the old notes and received an underwriting discount of approximately $__ million in connection therewith. In addition, DLJSC received a advisory fee of $1.0 million in cash from Laminates after the consummation of the acquisition. See "Certain Relationships and Related Transactions."

     DLJSC has informed Formica that it does not intend to confirm sales of the new notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     Formica has been advised by DLJSC that, subject to applicable laws and regulations, DLJSC currently intends to make a market in the new notes following completion of the exchange offer. However, DLJSC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Trading Market for the New Notes."

     DLJSC and Formica have entered into the Registration Rights Agreement with respect to the use by DLJSC of this prospectus. Pursuant to such agreement, Formica agreed to bear all registration expenses incurred under such agreement, and Formica agreed to indemnify DLJSC against certain liabilities, including liabilities under the Securities Act.

                   [BACK COVER FOR MARKET-MAKING PROSPECTUS]


=====================================================


     You should rely only on the information
contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


               ----------------------

                  TABLE OF CONTENTS

                                                 Page

Prospectus Summary..................................3
Risk Factors.......................................14
Use of Proceeds....................................22
Capitalization.....................................23
Selected Consolidated Financial Data...............24
Management's Discussion and Analysis of
   Financial Condition and Results of Operations...26
Business...........................................33
Management.........................................50
Security Ownership of Certain Beneficial Owners
   and Management of Laminates Stockholders........54
Certain Relationships and Transactions.............57
The Acquisition....................................58
Description of New Credit Facility.................60
Description of Notes...............................62
Plan of Distribution..............................106
Legal Matters.....................................106
Change in Independent Auditors....................106
Experts...........................................107
Unaudited Pro Forma Condensed Consolidated
   Financial Data.................................P-1
Index to Financial Statements.....................F-1



=====================================================

=====================================================


                    $215,000,000



                 Formica Corporation




    107/8% Series B Senior Subordinated Notes Due
                        2009






        ------------------------------------

                     Prospectus

        ------------------------------------








            Donaldson, Lufkin & Jenrette
















                       o, 1999

=====================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

Item                                                                     Amount
SEC Registration Fee.................................................    $59,770
Printing and Engraving Costs.........................................        *
Trustee Fees.........................................................        *
Legal Fees and Expenses..............................................        *
Accounting Fees and Expenses.........................................        *
Miscellaneous........................................................        *
                                                                         -------
   Total.............................................................        *
                                                                         =======
---------
*To be filed by amendment.



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Exculpation. Section 102(b)(7) of the Delaware General Corporations Law ("Delaware Law") permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, or for any transaction from which the director derived an improper personal benefit.

     The Formica certificate of incorporation (the "Formica Charter") limits the personal liability of a director to Formica and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

     Indemnification. Section 145 of the Delaware Law permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The Formica Charter provides for indemnification of directors, officers, employees or agents of Formica against liability they may incur in their capacities as such to the fullest extent permitted under the Delaware Law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On February 22, the Registrant sold $215,000,000 in aggregate principal amount of its 10 7/8% Senior Subordinated Notes due 2009 (the "old notes"), to Donaldson, Lufkin & Jenrette Securities Corporation, BT Alex. Brown and Credit Suisse First Boston (the "initial purchasers") in a private placement in reliance on Section 4(2) under the Securities Act, at an offering price of $970 per $1,000 principal amount at maturity. The old notes were immediately resold by the initial purchasers in transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits


Exhibit No.                             Document
-----------                             ---------

     1.1 Registration Rights Agreement dated as of February 22, 1999 between Formica and Donaldson, Lufkin & Jenrette Securities Corporation, BT Alex. Brown Incorporated and Credit Suisse First Boston as Initial Purchasers

     3.1       Certificate of Incorporation

     3.2       By laws

     4.1 Indenture, dated as of February 22, 1999 between Formica and the Trustee

     5.1       Opinion of Davis Polk & Wardwell with respect to the new notes

    10.1 Investors' Agreement dated as of April 30, 1998 among Laminates, the DLJ Merchant Banking funds, the Institutional Investors and the Management Shareholders

    10.2       Restricted Stock Program

    10.3       Employment Agreement of Vincent Langone

    10.4       Employment Agreement of David Schneider

    10.5 Amended and Restated Credit Agreement dated as of July 20, 1998 among Formica, certain Formica subsidiaries and a syndicate of financial institutions led by DLJ Capital Funding, Inc.

    12.1       Computation of Ratio of Earnings to Fixed Charges

    16.1 Letter from Ernst & Young LLP regarding change in independent auditors

    21.1       Subsidiaries of Formica

    23.1 Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

    23.2       Consent of Arthur Andersen LLP

    23.3       Consent of Ernst & Young LLP

    24.1 Power of Attorney (Included on the signature page of this registration statement)

*   25.1       Statement of Eligibility of Summit Bank on Form T-1.

    27         Financial Data Schedule

*   99.1       Form of Letter of Transmittal

*   99.2       Form of Notice of Guaranteed Delivery

*   99.3       Form of Letter to Clients

*   99.4       Form of Letter to Nominees

Exhibit No.                             Document
-----------                             ---------

*   99.5       Form of Instructions to Registered Holder and/or Book-Entry
               Transfer Participant from Owner
---------------
*   To be filed by amendment.

     (b)  Financial Statement Schedules and Auditors' Reports thereon

     Valuation and Qualifying Accounts



----------------------------------------------------------------------------------------------------------
  Column A                                Column B          Column C              Column D    Column E
----------------------------------------------------------------------------------------------------------
                                                            Additions
                                                       Charged     Charged to
                                         Balance at    to Costs      Other                     Balance
                                         Beginning       and        Accounts     Deductions   at End of
Description                              of Period     Expenses    - Describe    - Describe    Period
----------------------------------------------------------------------------------------------------------
                                                           (in millions)
Year ended December 31, 1998:
  Deducted from assets accounts:
    Allowance for doubtful accounts....     $1.5         $6.0           --        $(3.3)(1)      $4.2
                                            ====         ====          ===        =====          ====
Year ended December 31, 1997:
  Deducted from assets accounts:
    Allowance for doubtful accounts....      1.4          3.0           --         (2.9)(1)       1.5
                                            ====         ====          ===        =====          ====
Year ended December 31, 1996:
  Deducted from assets accounts:
    Allowance for doubtful accounts....      2.6          1.8           --         (3.0)(1)       1.4
                                            ====         ====          ===        =====          ====
---------------------------------------------------------------------------------------------------------
(1) Write-off of uncollectible accounts.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholder of Formica Corporation:


         We have audited in accordance with generally accepted auditing standards, the financial statements of Formica Corporation, as of December 31, 1998 and for the four-month period ended April 30, 1998 and for the eight-month period ended December 31, 1998, included in this registration statement, and have issued our report thereon dated March 3, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) of this registration statement is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. The information in this schedule for the year ended December 31, 1998, has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.




                                                /s/ Arthur Andersen LLP

Roseland, New Jersey
March 3, 1999

                   Report of Independent Auditors on Schedule

         We have audited the consolidated financial statements of Formica Corporation as of December 31, 1997, and for each of the two years in the period then ended, and have issued our report thereon dated May 7, 1998 (except for Note 3 -- "Reclassifications" as to which the date is March 3, 1999), included elsewhere in this Registration Statement. Our audits also included the financial statement schedule as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

         In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                /s/ Ernst & Young LLP

White Plains, New York
May 7, 1998

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Formica pursuant to the foregoing provisions, or otherwise, Formica has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Formica of expenses incurred or paid by a director, officer or controlling person of Formica in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Formica will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of New Jersey, on April 21, 1999.


                                       FORMICA CORPORATION

                                       By: /s/ David T. Schneider
                                          -------------------------------------
                                          David T. Schneider
                                          Vice President, Chief Financial
                                            Officer and Secretary


     The registrant and each person whose signature appears below constitutes and appoints David T. Schneider, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file (1) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (2) a registration statement, and any and all amendments, thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                    Title                          Date
          ---------                    -----                          ----

/s/ Vincent P. Langone
-------------------------  Director, Chairman, President and     April 21, 1999
    Vincent P. Langone       Chief Executive Officer

/s/ David T.Schneider
-------------------------  Vice President, Chief Financial       April 21, 1999
    David T. Schneider       Officer and Secretary (Principal
                             Financial and Accounting Officer)

/s/ Thompson Dean
-------------------------  Director                              April 21, 1999
     Thompson Dean

/s/ Peter T. Grauer
-------------------------  Director                              April 21, 1999
     Peter T. Grauer

/s/ David Y. Howe
-------------------------  Director                              April 21, 1999
      David Y. Howe


-------------------------  Director                              April 21, 1999
Alexander Donald Mackenzie